As filed with the Securities and Exchange Commission on July 13, 1999
                                                     Registration No. 333-77021
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                            Cortelco Systems, Inc.
               (Name of Registrant as specified in its charter)

       Delaware                      3661                    62-1482176
                         (Primary Standard Industrial     (I.R.S. Employer
    (State or other          Classification Code)        Identification No.)
    jurisdiction of
   incorporation or
     organization)

                            4119 Willow Lake Blvd.
                               Memphis, TN 38118
                                (901) 365-7774
  (Address and telephone number of principal executive offices and principal place of business)

                               J. Michael O'Dell
                     President and Chief Executive Officer
                            Cortelco Systems, Inc.
                            4119 Willow Lake Blvd.
                               Memphis, TN 38118
                                (901) 365-7774
           (Name, address and telephone number of agent for service)

                                  Copies to:
        James C. Kitch, Esq.                        Alan Dean, Esq.
         COOLEY GODWARD LLP                      DAVIS POLK & WARDWELL
        Five Palo Alto Square                    450 Lexington Avenue
         3000 El Camino Real                      New York, NY 10017
     Palo Alto, California 94036                    (212) 450-4000
           (650) 843-5000

                               ---------------

  Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
                               ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        Proposed Maximum   Proposed Maximum
Title of Securities to   Amount to be Offering Price Per Aggregate Offering        Amount of
be Registered              Registered           Share(1)           Price(1) Registration fee
--------------------------------------------------------------------------------------------
Common Stock, $.001 par
 value..................    3,659,091             $12.00         43,909,092       $12,207(2)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2) An aggregate of $11,970 of the fee was paid in connection with the filing of the initial registration statement on April 26, 1999 and Amendment No. 1 on June 11, 1999.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement + +filed with the Securities and Exchange Commission is effective. This prelimi- + +nary prospectus is not an offer to sell nor does it seek an offer to buy + +these securities in any jurisdiction where the offer or sale is not permit- +
+ted.                                                                          +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus                   Subject To Completion,

                            Dated July 13, 1999

3,181,818 Shares

[Cortelco Logo Appears Here]

Common Stock

Cortelco Systems, Inc. is offering 2,361,818 shares of its common stock. The selling stockholders are offering an additional 820,000 shares. We will not receive any of the proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our common stock. We estimate that the initial public offering price will be between $10.00 and $12.00 per share.

We have filed an application to qualify our common stock for quotation on the Nasdaq National Market under the symbol "CORT."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                         Proceeds to
            Price to       Underwriting   Proceeds to    Selling
            Public         Discounts      Cortelco       Stockholders
---------------------------------------------------------------------
Per Share   $              $              $              $
---------------------------------------------------------------------
Total       $              $              $              $
---------------------------------------------------------------------

Cortelco has granted the underwriters the right to purchase up to an additional 106,737 shares of common stock to cover over-allotments and the selling stockholders have granted the underwriters the right to purchase up to an additional 370,536 shares of common stock to cover overallotments.

J.P. Morgan & Co.

                            Needham & Company, Inc.

                                                      A.G. Edwards & Sons, Inc.

         , 1999

                             Table of Contents

                                        Page
Prospectus Summary....................     1
Risk Factors..........................     4
Forward-Looking Statements............    10
Company Background....................    10
Use of Proceeds.......................    11
Dividend Policy.......................    11
Capitalization........................    12
Dilution..............................    13
Selected Pro Forma Consolidated
 Financial Data.......................    14
Selected Consolidated Financial Data..    15
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations........................    16

                                        Page
Business..............................    23
Management............................    38
Principal and Selling Stockholders....    46
Certain Transactions..................    48
Description of Capital Stock..........    50
Shares Eligible for Future Sale.......    52
Underwriting..........................    54
Legal Matters.........................    56
Experts...............................    56
Additional Information................    56
Index to Financial Statements.........   F-1

                                ---------------

In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. Individual sections of this prospectus, such as the Prospectus Summary, are not complete and do not contain all of the information that you should consider before investing in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Until    , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                ---------------

     Cortelco Provides Flexible Networked Systems for Voice, Video and Data
                                 Communications

                         Automatic Call Distribution

In-building & Campus                                  Centralized Voice
Wireless Functionality                                Processing & Unified
                                                      Messaging

                           Cortelco's Multi-Site
                           Networked Digital
                           Communications Platforms

Remote Agent &                                        Internet Protocol
Telecommuter Services                                 Services


     Computer Telephony                       Circuit Switched Data
     Integration

                               Prospectus Summary

You should read the following summary together with the more detailed information and financial statements and related notes appearing elsewhere in this prospectus.

                             Cortelco Systems, Inc.

Cortelco designs, develops and markets integrated enterprise communications systems for routing and controlling the voice, video and data communications of businesses and other organizations. Our solutions are primarily designed for enterprises with complex communications needs and small and medium-sized telephony installations. We serve a variety of vertical markets such as education, retail, government agencies, emergency-911 services and catalog sales, as exemplified by the variety of organizations that have bought our products, for example, Bell Atlantic, Budget Rent-A-Car, Circuit City, the Federal Aviation Administration and U-Haul. Except for the FAA which accounted for 25.9% of our $38.4 million in pro forma revenues for the nine months ended April 30, 1999, sales to these customers represented approximately 6.2% of our pro forma revenues for the same period. Our products are installed in over 7,100 locations worldwide. In addition to selling our products, we also resell cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico.

Our communications systems are based on two platforms, the Millennium and the DSP Series. Both of our platforms support multi-site networking and other advanced features such as dynamic call routing, interactive voice response, voicemail and computer telephony integration. The Millennium is a full-function routing and control system that primarily serves customers averaging approximately 110 communications ports per installation. The Millennium also includes automatic call distribution features. The DSP Series is primarily an advanced automatic call distribution system that also includes a full-function routing and control system. The DSP Series is typically used in installations requiring advanced computer telephony integration applications such as those used in sophisticated call centers. Both the Millennium and the DSP Series interface with a variety of popular third-party products through standard protocols.

Our integrated communications systems are flexible enough to meet the needs of enterprises with small to medium-sized installations, yet are scalable enough to accommodate these enterprises as they grow. Key elements of our strategy include:

    . targeting enterprises with small to medium-sized installations at one or more locations

    . providing customers with cost-effective, integrated solutions for their voice communications requirements

    . expanding both our direct sales force and our dealer network to more aggressively pursue our target markets

    . continuing to enhance our core product lines and develop new features and applications that leverage our existing Millennium and DSP Series platforms

As a result of these initiatives and a contract with the FAA accounting for $9.9 million of revenues during the nine months ended April 30, 1999, our pro forma revenues increased 50.2% from $25.6 million for the nine months ended April 30, 1998 to $38.4 million for the nine months ended April 30, 1999. Pro forma net income (loss) increased from $(1.2) million for the nine months ended April 30,

1998 to pro forma net income of $3.2 million for the nine months ended April 30, 1999. Current development efforts address emerging market needs, such as unified messaging, voice-over-Internet Protocol and Web-based virtual call center capabilities.

In April 1999, we merged with Cortelco Systems Puerto Rico and acquired BCS Technologies, Inc.

We are a Delaware corporation with executive offices located at 4119 Willow Lake Blvd., Memphis, Tennessee 38118 and our telephone number is (901) 365-7774. Our Web site address is www.cortelcosystems.com. The information on our Web site is not part of this prospectus.

                                  The Offering

Common stock offered by Cortelco.............   2,361,818 shares
Common stock offered by the selling
 stockholders................................     820,000 shares
Common stock outstanding after the offering..  11,436,644 shares
Use of proceeds..............................  To repay debt and for working capital and general corporate
                                               purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  CORT

Unless otherwise indicated, the references to numbers and percentages of shares of common stock in this prospectus assume that:

  . the underwriters' over-allotment option is not exercised

  . 1,463,206 shares of Series A convertible preferred stock shall, by its terms, convert into 1,434,894 shares of common stock upon the closing of this offering

All references to shares of common stock in this prospectus reflect the impact of a 1-for-10 reverse split of the common stock effected in April 1999.

The information above excludes outstanding options to purchase up to 1,415,766 shares of common stock as of April 30, 1999 and 1,262,018 shares of common stock reserved for future issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

                             Summary Financial Data

The following table contains summary pro forma and historical financial data of Cortelco. The summary pro forma financial data should be read together with our Unaudited Pro Forma Consolidated Financial Information and related notes, Cortelco's consolidated financial statements and related notes, BCS' financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summary historical financial data should be read together with Cortelco's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The pro forma financial data in the table below reflects adjustments to the historical financial statements of Cortelco that (1) reflect the purchase method of accounting for the acquisition of BCS and (2) eliminate the results of operations and related assets and liabilities not acquired from the merger with Cortelco Systems Puerto Rico.

The as adjusted balance sheet data is adjusted to reflect the sale of 2,361,818 shares of common stock in this offering, the net proceeds from which are estimated to be approximately $23.6 million after deducting underwriting discounts and commissions and estimated offering expenses payable by Cortelco. The as adjusted balance sheet data are also adjusted to reflect the intended repayment of $4.9 million of senior and long-term subordinated debt from the net proceeds of the offering.

In thousands, except per share data

                                 ---------------------------------------------
                                                        Nine Months Ended
                                    Year Ended  ------------------------------
Consolidated Statement           July 31, 1998  April 30, 1998  April 30, 1999
of Operations Data:              -------------  --------------  --------------
Pro Forma (unaudited)
Net revenues....................    $   36,618      $   25,577      $   38,425
Gross profit....................        16,945          11,727          19,910
Operating expenses..............        15,909          12,057          14,458
Income (loss) from operations...         1,036            (330)          5,452
Net income (loss)...............    $      (77)     $   (1,240)     $    3,206
                                    =========       =========       =========
Basic pro forma net income
 (loss) per share...............    $    (0.01)     $    (0.15)     $     0.39
Diluted pro forma net income
 (loss) per share...............    $    (0.01)     $    (0.15)     $     0.33
Weighted average shares
 outstanding
  Basic.........................         8,155           8,147           8,134
  Diluted.......................         8,155           8,147           9,744
Historical
Net revenues....................    $   30,172      $   22,182      $   27,173
Gross profit....................        12,642           9,452          11,883
Operating expenses..............        11,338           8,701          10,202
Income (loss) from operations...         1,304             751           1,681
Net income (loss)...............    $      316      $      (61)     $      898
                                    =========       =========       =========
Basic net income (loss) per
 share..........................    $     0.08      $    (0.02)     $     0.22
Diluted net income (loss) per
 share..........................    $     0.07      $    (0.02)     $     0.16
Weighted average shares
 outstanding
  Basic.........................         3,918           3,910           4,159
  Diluted.......................         5,353           3,910           5,769

                  ---------------------
                   At April 30, 1999
                  ---------------------
                     Actual As Adjusted
                  --------- -----------
Consolidated
 Balance Sheet
 Data:
Cash and cash
 equivalents..... $   1,774  $   20,183
Working capital..     4,849      26,135
Goodwill, net....    11,266      11,266
Total assets.....    34,003      51,790
Long term debt...     2,314         --
Common stock.....         8          11
Total
 stockholders'
 equity..........    16,545      39,523

                                  Risk Factors

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

Fluctuations in Our Quarterly Operating Results Could Adversely Affect the Price of Our Common Stock

Our operating results are likely to fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. As a result, our operating results will likely not meet expectations in some future quarters, which could have a material adverse effect on the market price of our common stock. Factors that could affect our quarterly operating results include the following:

    . variations in the mix of products sold

    . variations in the timing or size of orders from our customers

    . completion of significant contracts such as the FAA contract

    . delays or difficulties in introducing new products and/or in implementing common applications across both our Millennium and DSP Series platforms

    . price decreases and other actions by our competitors

Quarterly operating results are also likely to fluctuate due to seasonal factors that affect customers in some of our vertical markets. For example, U.S. government customers typically make substantial purchases during the quarter ended October 31, the last quarter of the government's fiscal year, and these purchases decline significantly in the next quarter. Customers in other vertical markets such as education and retail have also exhibited seasonal buying patterns and do not purchase substantial amounts of equipment during the quarter ended January 31. As a result, revenues in the quarter ended January 31 are often lower than in the previous quarter.

The uncertainty of our sales cycle also makes the timing of sales difficult to predict and may cause fluctuations in our quarterly operating results. The purchase of our products may involve a significant commitment of our customers' personnel, financial and other resources to conduct technical evaluations, to support installation and training and to fund purchases. As a result, our sales cycles vary from one to six months for Millennium systems, which typically range in price from $22,000 to $36,000 depending on the system configuration, and from four to twelve months for DSP Series systems, which typically range in price from $75,000 to $230,000 depending on the system configuration. Additionally, our reliance on dealers and value added resellers to market our products makes it even more difficult to predict the timing of sales because we have little control over their selling efforts to end-user customers.

We generally recognize revenues on the date of shipment for Millennium systems, but upon acceptance for DSP Series systems due to the customized nature of the installation. Delays in shipment or acceptance due to late deliveries by our contract manufacturers and other factors beyond our control could adversely affect revenues in a quarter.

Our Recent Revenues Have Been Significantly Influenced by Our Contract with the FAA and Our Revenues May Decline if We Are Unable to Replace the FAA Contract with Sufficient Additional Customers

Our recent revenues have been significantly influenced by one large customer, the FAA. In June 1998, we began installing DSP Series systems in approximately 61 FAA sites. The FAA contract accounted for $9.9 million in revenues, or 25.9% of our pro forma revenues, for the nine months ended April 30, 1999. We completed installations for the FAA contract in June 1999. We cannot guarantee that we will be able to obtain sufficient additional customer contracts to avoid a decline in revenues following the completion of the FAA contract. Because of the significant contribution of the FAA contract to our revenues during the nine months ended April 30, 1999, we expect that our revenue growth in the next quarter will be less than the 50% period over period growth seen for the last nine months ended April 30, 1999.

We Have a Limited Combined Operating History with BCS and Cortelco Systems Puerto Rico and May Not Be Able to Realize Anticipated Operating Efficiencies

We have a limited combined operating history because we only recently acquired BCS and merged with Cortelco Systems Puerto Rico. As a result, unanticipated difficulties or delays may arise during the process of integrating our product lines, our product development and sales and marketing efforts. Our operating results may be adversely affected if we are not able to realize anticipated operating efficiencies through the consolidation of certain administrative and corporate functions and if we are not able to effectively integrate our corporate cultures. See "Company Background."

We Have Many Established Competitors in the Communications Equipment Market and We Cannot Assure You That We Will Be Able To Compete Effectively

The market for our products is highly competitive and subject to rapid technological change. We expect competition to increase significantly in the future. Our principal competitors in the voice communications equipment market include Lucent Technologies, Mitel, NEC, Nortel Networks and Siemens. We also compete with Aspect Telecommunications and Rockwell Electronic Commerce in the call center market. As voice and data communications networks converge, data equipment vendors such as Cisco Systems and 3Com may also compete in our market. In addition, alliances and mergers between telecommunications and computer companies may strengthen our competitors' positions or result in new entrants into our market.

Many of our current and potential competitors have significantly greater financial, technical, marketing, customer services and other resources, greater name recognition and a larger installed customer base than we do. As a result, our competitors may be able to respond to new or emerging technologies and changes faster than we can. They may also be able to devote greater resources to the development, promotion and sale of their products. Actions by our competitors could result in price reductions, reduced margins and loss of market share, any of which would have a material adverse effect on our financial condition. We cannot assure you that we can compete successfully against our competitors or that competitive pressures would not have a material adverse effect on our operating results and financial condition.

We Have a Limited Direct Sales Force and Rely on Independent Dealers and Value Added Resellers To Sell a Significant Percentage of Our Products

We have a limited direct sales force and rely on our dealers and value added resellers to market our products. Authorized dealers and value added resellers accounted for approximately 30% of our pro forma revenues in fiscal 1998. Generally, our authorized dealers and value added resellers have no obligation to sell our products and in many cases also offer our competitors' products. Our authorized dealers and value added resellers could discontinue selling our products at any time in favor of our competitors' products or for any other reason. A reduction or loss of orders from our dealers and value added resellers could have a material adverse effect on our operating results and financial condition.

If We Are Unable to Increase Our Sales Capability, We May Not Be Able to Sustain or Grow Our Business

In order to increase sales, both domestically and internationally, we will need to add to our direct sales force, expand existing distribution channels and establish new distribution channels for our products. A failure to increase existing or establish new distribution channels or hire personnel necessary to develop and enhance such distribution channels could have a material adverse effect on our operating results and financial condition. We have increased our sales force by approximately 48% since April 30, 1998. We cannot assure you that new sales personnel, dealers and value added resellers will be effective at increasing sales or will achieve the same levels of productivity as our existing sales resources. In addition, as we expand our distribution channels, our direct sales force, dealers and value added resellers may compete with each other for the same customers.

Our Product Platforms Must Integrate with Changing Protocols, Applications and Third Party Technology to Remain Competitive

The markets for our products are characterized by rapid technological change, evolving industry standards, changes in end-user customer requirements and frequent new product introductions and enhancements. Our future success will depend upon our ability to enhance our existing products and to develop and introduce new products that will achieve market acceptance. A key feature of our product platforms is their ability to integrate with most standard protocols and transmission systems, computer telephony integration and automatic call distribution applications and protocols, operating systems and databases. In the event that our product platforms cannot be readily integrated with third-party technology or newly developed technological advances which we may fail to predict, we could be required to redesign our core product platforms. In addition, the introduction or market acceptance of products incorporating superior technologies or the emergence of alternative technologies and new industry standards could also render our existing products, as well as products currently under development, obsolete and unmarketable. Redesigning any of our products may require significant resources, and any failure to release new products or to enhance or redesign our existing products in a timely manner could have a material adverse effect on our operating results and financial condition.

Our Dependence on a Single Source of Supply for Some Electronic Components Exposes Us to Supply Interruption

Our products are manufactured using components or subassemblies procured from third-party suppliers. We receive some electronic components from a single source. For example, we rely on Siemens to provide the digital signal processors and associated chip sets for our Millennium and DSP Series products. We rely on Natural Microsystems to supply the voice processors for our Cortelco Voice Processing System and on CTP Systems to supply our Orbit Wireless Communications handsets and base stations. Any interruption in the availability of components from our key suppliers could adversely affect our ability to meet our scheduled product deliveries. We also could experience difficulties in identifying alternative sources or modifying product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships and adversely affect our operating results. Further, a significant increase in the price of one or more third-party components or subassemblies would have a material adverse effect on our gross profit and operating results.

Our Dependence on Third-Party Contract Electronic Manufacturers Could Result in Product Delivery Delays

We depend heavily upon the manufacturing capabilities of CMC Industries, Inc. and Pensar Corporation, our primary contract electronic manufacturers. Our ability to deliver products on a timely basis could be adversely affected by any failure of CMC or Pensar to manufacture our products. In addition, we could have difficulty finding other manufacturers to build our products. Resulting delays in manufacturing or shipping or an inability to meet customer orders could adversely affect our customer relationships and our operating results.

If We Lose the Services of Any of the Principal Members of Our Management Team or Key Engineering Personnel or Are Unable to Attract and Retain Qualified Personnel, Our Business May Be Harmed

We are dependent on the principal members of our management team and key members of our engineering staff. If we lose any of these persons, our business, financial condition and operating results may be adversely affected. Due to the specialized nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, sales, marketing and senior management personnel. Highly skilled employees with the education and training that we require, especially qualified service technicians and employees with significant experience and expertise in computer telephony integration applications, are in high demand. If we are unable to hire additional qualified personnel as needed, we may not be able to grow our business effectively, adequately manage and complete our existing sales commitments or bid for and execute additional sales opportunities. Failure to attract and retain the qualified personnel necessary for the development of our business could have a material adverse effect on our operating results and financial condition.

We Face Many Risks in Expanding Our International Operations into the Caribbean and Latin America

Sales outside of the United States and Puerto Rico accounted for approximately 2% of our total pro forma revenues for the nine months ended April 30, 1999 and were made primarily through our dealer network. We expect to increase sales to customers outside of the United States as we establish our distribution channels in the Caribbean and Latin America. However, foreign markets for our products may develop more slowly than currently anticipated. We may not be able to successfully establish international distribution channels, or we may not be able to hire the additional personnel necessary to support such distribution channels. In addition, payment cycles with customers located outside the United States are generally longer than those within the United States.

Our Products May Have Undetected Errors Leading to Product Returns or Claims of Liability Which Could Adversely Affect Our Business

Our products, despite testing, may contain undetected errors or failures. The occurrence of errors could result in product returns and other losses to us or our customers. This occurrence also could result in the loss of, or delay in, market acceptance of our products. In addition, any failure by our products to properly perform could result in claims against us. Our purchase agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provisions contained in our purchase agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover all possible claims asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and management time and resources.

We May Be Subject to Intellectual Property Litigation Which Could Result in Substantial Cost And Divert Management From Operation of the Business

As we grow and gain brand recognition, our products are more likely to be subjected to infringement litigation. Responding to, defending against, or bringing claims related to our intellectual property rights could result in substantial costs and diversion of management and technical resources which could adversely affect our business, operating results and financial condition. In addition, we rely on a combination of patent, trademark, copyright and trade secret laws and contractual restrictions to establish and protect our proprietary rights. These statutory and contractual arrangements may not provide sufficient protection to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. Such litigation could result in our expenditure of funds and management time and resources.

Our Business May Be Severely Disrupted if We Experience Year 2000 Problems in Our Systems or Those of Our Key Suppliers, Manufacturers or Customers

We are heavily dependent upon the ability of our own computer or data-dependent systems to correctly interpret century data. This includes, but is not limited to, our systems in information, business, finance, operations and service. Any failure or malfunctioning on the part of these or other systems could adversely affect us in ways that are not currently known, discernible, quantifiable or otherwise anticipated by us. We currently have only limited information on the year 2000 compliance of our key suppliers, manufacturers and customers. Our business and operating results could experience material adverse effects if our key suppliers or manufacturers were to experience year 2000 issues that cause them to delay production or shipment of key components or systems. In addition, our operating results could experience material adverse effects if any of our key customers encounter year 2000 issues that cause them to delay or cancel substantial purchase orders or delivery of our product. For a discussion of our year 2000 plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We Are Controlled by Our Principal Stockholders and Management Which May Limit Your Ability to Influence Stockholder Matters and May Prevent a Change in Control

Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will own approximately 5,388,685 shares, or 47.1%, of the outstanding shares of common stock, or 5,061,786 shares, or 43.9%, if the underwriters' over-allotment option is exercised in full. As a result, they will have the ability to effectively control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may conflict with those of other stockholders. We also have transactions with businesses in which our principal stockholders maintain interests, such as CMC. We believe that these transactions are conducted at an arm's length basis, but we cannot assure you that these transactions would have the same terms if conducted with an unrelated third-party.

Our Stock Previously Had No Active Public Market and Our Stock Price May Be Volatile

Prior to this offering, there has been no public market for our common stock. We have applied to list the common stock for trading on the Nasdaq National Market. The initial public offering price will be determined by negotiations among the underwriters, us and the selling stockholders and may not be indicative of the market price for the common stock after this offering. We do not know the extent to which investor interest will lead to the development of a public market. Investors may not be able to resell the common stock at or above the initial public offering price. Many factors could cause the market price of the common stock after this offering to fluctuate substantially, including future announcements concerning us or our competitors, variations in operating results, loss of key customers, changes in pricing policies, or changes in earnings estimates by analysts. General economic, political and market conditions may also have a material adverse effect on the price of our common stock.

Certain Anti-Takeover Provisions in Our Corporate Charter and Bylaws May Discourage Take-Over Attempts and May Adversely Affect Our Stock Price

The board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Certain provisions of our certificate of incorporation and bylaws may make it more difficult for a third-party to acquire control of us without the consent of our board of directors, even if such changes were favored by a majority of the stockholders. These include provisions that provide for a staggered board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings.

Significant Number of Shares Eligible for Future Sale May Decrease Our Stock
Price

Sales of substantial amounts of our common stock in the public market after this offering, including shares issued upon the exercise of outstanding options, or the perception that such sales could occur, could adversely affect the market price of our common stock. These sales also might make it more difficult for us to raise funds through future offerings of common stock.

Upon completion of this offering, we will have outstanding 11,436,644 shares of common stock. All of the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 8,254,826 shares of common stock that will be outstanding upon completion of this offering are "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144, Rule 701, or another exemption under the Securities Act. Cortelco, our officers, directors and stockholders holding approximately 7,749,384 shares of common stock will agree not to, without the prior written consent of J.P. Morgan Securities Inc., directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into, or exchangeable, or exercisable for, or any other rights to purchase or acquire shares of common stock owned by them during the 180-day period commencing on the date of this prospectus.

We May Spend the Offering Proceeds in Ways with which Our Stockholders May Not Agree and Our Investment of the Net Proceeds May Not Yield a Favorable Return

The majority of the net proceeds of the offering are not allocated for specific uses and our management can spend most of the proceeds from this offering in ways with which our stockholders may not agree. We cannot predict that the proceeds will be invested to yield favorable results. See "Use of Proceeds."

                           Forward-Looking Statements

Statements contained in this prospectus may be forward-looking statements concerning our operations, economic performance and financial condition. Forward-looking statements are included, for example, in the discussions about: the timing and availability of products under development; variations in operating results; our strategy; year 2000 issues; and the market for voice communications equipment. Those forward-looking statements involve risks and uncertainties and actual results may differ materially from those expressed or implied in those statements. Factors that could cause differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               Company Background

We were incorporated on July 23, 1991 as one of several corporations related through common ownership that were formed to hold various telecommunications equipment and other businesses that had been acquired primarily from Alcatel, N.V. in 1990. In August 1993, we became a subsidiary of Cortelco Systems Holding Corporation, a corporation formed to act as the holding company for the telecommunications equipment businesses, while CMC Industries, Inc., a contract electronic manufacturer, became a separate company. See "Business-- Manufacturing." In March 1997, our subsidiary in the automatic call distribution products business was spun off to the Cortelco Systems Holding Corporation stockholders, merged with Business Communications Systems, Inc., and renamed "BCS Technologies, Inc."

In April 1999:

    . Cortelco Systems Holding Corporation distributed its shares of
      Cortelco common stock in a spin-off transaction

    . we merged with Cortelco Systems Puerto Rico, Inc., another subsidiary of Cortelco Systems Holding Corporation, in exchange for 553,880 shares of our common stock

    . we acquired BCS in exchange for 3,969,680 shares of our common stock

BCS and Cortelco Systems Puerto Rico are now wholly-owned subsidiaries of Cortelco.

                                Use of Proceeds

Our net proceeds from the sale of the 2,361,818 shares of common stock offered by us are estimated to be approximately $23.6 million, or approximately $24.7 million if the underwriters exercise the over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling stockholders.

We currently intend to use our net proceeds from this offering:

    . to fully repay a $2.3 million long-term subordinated note with ChinaVest IV, L.P. that accrues interest at an 8.0% annual rate and matures in July 2002

    . to fully repay $2.6 million of senior debt under two credit facilities with Foothill Capital, one of which accrues interest at a rate equal to the prime rate plus 0.375% and matures in July 2001, and the other of which accrues interest at a rate equal to the prime rate plus 1.25% and matures in August 2001

    . for working capital and general corporate purposes

We may also use some of the proceeds to acquire other companies, technologies or products that complement our business, although we have not yet developed any plans regarding these transactions. Pending use of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, investment-grade securities.

                                Dividend Policy

We have declared cash dividends in the past in connection with intercompany financing transactions with our parent company. See "Certain Transactions." Cortelco currently anticipates that it will retain earnings to support operations and finance the growth and development of its business and does not anticipate declaring cash dividends for the foreseeable future. Future dividends, if any, will be at the discretion of the board of directors, which will base its decision on a number of factors, including our operating results and financial requirements. The terms of our senior debt, which will be repaid from the net proceeds of this offering, prohibit the declaration and payment of dividends without the approval of the lender.

                                 Capitalization

The following table sets forth our capitalization as of April 30, 1999 on an actual basis and on an adjusted basis after giving effect to our sale of 2,361,818 shares of common stock in this offering at an assumed public offering price of $11.00 per share, after deducting underwriting discounts and commissions, and estimated offering expenses and repayment of outstanding debt. The capitalization on an actual basis excludes 1,415,766 shares of common stock issuable upon exercise of options outstanding as of April 30, 1999 and 1,262,018 shares reserved as of April 30, 1999 for future issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. This table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            ----------------------
                                                            As of April 30, 1999
                                                            ----------------------
                                                                            Actual
                                                               Actual  As Adjusted
Dollars in thousands, except share data                     ---------  -----------
Long-term debt (excluding current portion)................. $   2,314   $       --
Stockholders' equity (1):
  Preferred stock, $.001 par value, 10,000,000 shares
   authorized; 1,463,206 shares issued and outstanding,
   actual; no shares issued and outstanding, as adjusted...       660           --
  Common stock, $.001 par value, 50,000,000 shares
   authorized; 7,639,932 shares issued and outstanding,
   actual;
   11,436,644 shares issued and outstanding, as adjusted...         8           11
  Additional paid-in capital...............................    24,148       47,783
  Note receivable from affiliate (former parent)...........    (2,634)      (2,634)
  Retained earnings .......................................    (5,637)      (5,637)
                                                            ---------   ---------
    Total stockholders' equity.............................    16,545       39,523
                                                            ---------   ---------
    Total capitalization................................... $  18,859   $   39,523
                                                            =========   =========

-------------------

(1) Upon the closing of this offering, the 1,463,206 shares of Series A convertible preferred stock shall, by its terms, convert into 1,434,894 shares of common stock.

                                    Dilution

Our net tangible book value at April 30, 1999 was approximately $4.3 million, or $0.56 per share of common stock. Net tangible book value per share represents the amount of total assets, less:

  . goodwill and identifiable intangible assets

  . total liabilities

  . preferred stock

divided by the number of outstanding shares of common stock.

After giving effect to the sale of 2,361,818 shares of common stock offered to new investors by Cortelco at an assumed initial public offering price of $11.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at April 30, 1999 would have been approximately $27.6 million, or $2.41 per share. This represents an immediate increase in pro forma net tangible book value of $1.85 per share to existing stockholders and an immediate dilution in net tangible book value of $8.59 per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share...................       $11.00
  Net tangible book value per share as of April 30, 1999.......... $0.56
  Pro forma increase in net tangible book value per share
   attributable to new investors.................................. $1.85
                                                                   -----
Pro forma net tangible book value per share after this offering...         2.41
                                                                         ------
Dilution per share to new investors...............................       $ 8.59
                                                                         ======

The following table summarizes on a pro forma basis as of April 30, 1999 the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                          ------------------------------------------------------
                           Shares Purchased   Total Consideration
                          ------------------- -------------------- Average Price
                              Number  Percent      Amount  Percent     Per Share
                          ---------- -------- ----------- -------- -------------
Existing stockholders
 (1)....................   9,074,826    79.3% $ 6,273,000    19.4%    $ 0.69
New investors...........   2,361,818    20.7   25,979,998    80.6     $11.00
                          ---------- -------- ----------- --------
  Total.................  11,436,644   100.0% $32,252,998   100.0%
                          ========== ======== =========== ========

-------------------

(1) Excludes 1,415,766 shares of common stock issuable upon exercise of options outstanding as of April 30, 1999 and 1,262,018 shares reserved as of April 30, 1999 for future issuance under our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

                 Selected Pro Forma Consolidated Financial Data

The following pro forma consolidated statement of operations data for the year ended July 31, 1998 and the nine months ended April 30, 1998 and 1999 represent the unaudited pro forma operating results as if the acquisition of BCS had occurred as of August 1, 1997. The pro forma financial data reflects adjustments to our consolidated financial statements that:

  . reflect the purchase method of accounting for the acquisition of BCS

  . eliminate the results of operations and related assets and liabilities not acquired from the merger with Cortelco Systems Puerto Rico

The pro forma financial data does not purport to represent what our results of operations actually would have been had the transactions occurred on the dates indicated, or to project our results of operations at any future date or for any future period. The following pro forma financial data should be read in conjunction with Cortelco's consolidated financial statements and related notes, BCS' financial statements and related notes and the Unaudited Pro Forma Consolidated Financial Information and related notes, all of which are included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                ---------------------------------------------
                                                     Nine Months Ended
                                   Year Ended  ------------------------------
In thousands, except per share  July 31, 1998  April 30, 1998  April 30, 1999
data                            -------------  --------------  --------------
Consolidated Statement of
 Operations Data:
Net revenues...................    $   36,618      $   25,577      $   38,425
Cost of revenues...............        19,673          13,850          18,515
                                   ----------      ----------      ----------
  Gross profit.................        16,945          11,727          19,910
Operating expenses:
 Selling, general and
  administrative...............        13,233          10,074          11,686
 Research and development......         2,111           1,559           2,348
 Amortization of goodwill......           565             424             424
                                   ----------      ----------      ----------
  Total operating expenses.....        15,909          12,057          14,458
                                   ----------      ----------      ----------
  Income (loss) from
   operations..................         1,036            (330)          5,452
Interest expense...............           499             394             308
Management fee expense, net....           185             148              23
Equity in earnings of joint
 venture.......................           (66)            (60)             (7)
Other expenses, net............           495             428             411
                                   ----------      ----------      ----------
  Income (loss) before income
   taxes.......................           (77)         (1,240)          4,717
Income tax expense.............            --              --           1,511
                                   ----------      ----------      ----------
  Net income (loss)............    $      (77)     $   (1,240)     $    3,206
                                   ==========      ==========      ==========
Basic pro forma net income
 (loss) per share..............    $    (0.01)     $    (0.15)     $     0.39
Diluted pro forma net income
 (loss) per share..............    $    (0.01)     $    (0.15)     $     0.33
Weighted average shares
 outstanding (1):
 Basic.........................         8,155           8,147           8,134
 Diluted.......................         8,155           8,147           9,744

-------------------
(1) See notes to Unaudited Pro Forma Consolidated Financial Information for determination of shares used in computing basic and diluted pro forma net income (loss) per share.

                      Selected Consolidated Financial Data

The selected consolidated financial data represent the results of Cortelco and Cortelco Systems Puerto Rico and include the operating results of BCS beginning April 12, 1999, the date on which BCS was acquired. The statement of operations data set forth below for each of the fiscal years ended July 31, 1996, 1997 and 1998, and the selected balance sheet data at July 31, 1997 and 1998, are derived from consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, whose reports appear elsewhere in this prospectus. The consolidated balance sheet data at July 31, 1996 is derived from audited financial statements not included in this prospectus. The statement of operations data for the nine months ended April 30, 1998 and 1999 and the year ended July 31, 1995 and the balance sheet data as of July 31, 1995 and April 30, 1999 are derived from unaudited financial statements. However, in the opinion of management, the selected financial data for such periods include all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the data. This data should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus and "Management Discussion and Analysis of Financial Condition and Results of Operations." The results of operations for the nine months ended April 30, 1999 are not necessarily indicative of the results to be expected for the full year.

                         -----------------------------------------------------------------
                                                                      Nine Months Ended
                                   Year Ended July 31,                    April 30,
                         ------------------------------------------  ---------------------
In thousands,                 1995       1996       1997       1998       1998        1999
except per share data    ---------  ---------  ---------  ---------  ---------  ----------
Consolidated Statement of
 Operations Data:
Net revenues...........  $  33,774  $  38,518  $  35,635  $  30,172  $  22,182  $   27,173
Cost of revenues.......     24,228     26,501     24,312     17,530     12,730      15,290
                         ---------  ---------  ---------  ---------  ---------  ----------
  Gross profit.........      9,546     12,017     11,323     12,642      9,452      11,883
Operating expenses:
 Selling, general and
  administrative.......      7,235      7,853     10,103      9,931      7,663       8,649
 Research and
  development..........      1,403      1,256      1,310      1,407      1,038       1,525
 Amortization of
  goodwill.............        --         --         --         --         --           28
                         ---------  ---------  ---------  ---------  ---------  ----------
  Total operating
   expenses............      8,638      9,109     11,413     11,338      8,701      10,202
                         ---------  ---------  ---------  ---------  ---------  ----------
  Income from
   operations..........        908      2,908        (90)     1,304        751       1,681
Interest expense.......      1,186      1,004        915        826        633         584
Management fee
 expense, net..........        134        178        406        185        148          23
Equity in earnings of
 joint venture                 --         --         --         (66)       (60)         (7)
Other expenses
 (income), net.........         83        (54)       272         43         91         102
                         ---------  ---------  ---------  ---------  ---------  ----------
  Income (loss) before
   income taxes........       (495)     1,780     (1,683)       316        (61)        979
Income tax expense ....        --         702        --         --         --           81
                         ---------  ---------  ---------  ---------  ---------  ----------
  Income (loss) from
   continuing
   operations..........       (495)     1,078     (1,683)       316        (61)        898
Discontinued
 operations............       (958)    (1,112)      (515)       --         --          --
                         ---------  ---------  ---------  ---------  ---------  ----------
  Net income (loss)....  $  (1,453) $     (34) $  (2,198) $     316  $     (61)        898
                         =========  =========  =========  =========  =========  ==========
Basic net income (loss)
 per share.............  $   (0.38) $   (0.01) $   (0.57) $    0.08  $   (0.02) $     0.22
Diluted net income
 (loss) per share......  $   (0.38) $   (0.01) $   (0.57) $    0.07  $   (0.02) $     0.16
Weighted average shares
 outstanding (1)(2):
 Basic.................      3,825      3,825      3,825      3,918      3,910       4,159
 Diluted...............      3,825      3,825      3,825      5,353      3,910       5,769
                         -----------------------------------------------------------------
                                      At July 31,
                         ------------------------------------------                    At
                              1995       1996       1997       1998        April 30, 1999
In thousands             ---------  ---------  ---------  ---------  ---------------------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents...........  $      76  $     183  $     320  $     103             $    1,774
Working capital........      4,159      5,824      3,964      1,820                  4,849
Goodwill, net..........        --         --         --         --                  11,266
Total assets...........     19,369     21,104     17,699     16,430                 34,003
Long term debt.........      2,903      2,751      5,621      6,400                  2,314
Common stock...........          4          4          4          4                      8
Total stockholders'
 equity (deficit)......      4,375      4,341        893     (1,391)                16,545

------------------
(1) See note 19 to our consolidated financial statements for determination of shares used in computing basic and diluted net income (loss) per share for the years ended July 31, 1996, 1997 and 1998.
(2) See note 2 to our unaudited consolidated financial statements for determination of shares used in computing basic and diluted net income (loss) per share for the nine months ended April 30, 1998 and 1999.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

The following discussion of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may be materially different from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Subsequent to the issuance of Cortelco's financial statements for the year ended July 31, 1998, Cortelco's management determined that certain costs related to the acquisition of cellular airtime contracts that had been deferred should be expensed as incurred. In addition, Cortelco changed its method of accounting for its Longhai joint venture from full consolidation to the equity method. As a result, the financial statements as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998 have been restated. See Note 21 to the consolidated financial statements. The financial information contained in Management's Discussion and Analysis of Financial Condition and Results of Operations herein reflects the impact of such restatement.

Overview

Cortelco designs, develops and markets integrated enterprise communications systems for small and medium-sized telephony installations in a range of vertical markets such as education, retail, government agencies, emergency-911 services and catalog sales. Our operations are conducted through three business units: Systems Business Operations, ACD Business Operations and Caribbean and Latin American Operations. The Systems Business Operations unit primarily focuses on the Millennium product line. The ACD Business Operations unit primarily focuses on the DSP Series product line. The Caribbean and Latin American Operations unit currently distributes the Millennium and DSP Series systems and resells cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico.

In April 1999, Cortelco merged with its sister company, Cortelco Systems Puerto Rico, which became the Caribbean and Latin American Operations unit, and acquired BCS, which became the ACD Business Operations unit. Prior to April 1999, our three business units shared substantial common ownership and prior to March 1997 had been part of the same corporate family. Cortelco and Cortelco Systems Puerto Rico had previously been subsidiaries of Cortelco Systems Holding Corporation and were under common control. As a result, the merger of Cortelco and Cortelco Systems Puerto Rico has been recorded for all periods presented at historical costs and the financial statements are presented on a consolidated basis for all historical periods. The acquisition of BCS has been accounted for using the purchase method of accounting and goodwill in the amount of $11.3 million was recorded in the BCS acquisition and is being amortized over 20 years. BCS has been included in our consolidated financial statements from April 12, 1999, the date on which it was acquired.

Our revenues are primarily derived from our sale of Millennium and DSP Series systems, related systems products and services and the resale of cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico. Revenue is recognized upon shipment of product to our dealers and end-user customers for Millennium systems and third-party systems, and upon acceptance for DSP Series systems due to the customized nature of each installation. In addition, our Caribbean and Latin American Operations unit generates revenue from the resale of cellular airtime and cellular telephones in Puerto Rico and recognizes these revenues when earned. Typical selling prices range from $22,000 to $36,000 for Millennium systems and $75,000 to $230,000 for DSP Series systems, depending on the system configuration. For the nine months ended April 30, 1999, on a pro forma basis, we generated approximately 42% of our revenue from the sale of Millennium products and approximately 35% from the sale of DSP Series products. Pro forma revenues increased 50.2% from $25.6 million for the nine months ended April 30, 1998 to $38.4 million for the nine months ended April 30, 1999.

In the past several years, we have undergone some significant changes. In fiscal 1994, we introduced a new digital platform, the Millennium, to replace an older analog product, which was ultimately discontinued in fiscal 1998. During fiscal 1996 and fiscal 1997, we sold a substantial number of Millennium systems to a single customer for installations in Southeast Asia. This customer ceased placing new orders with us in 1997 due to general economic instability in Southeast Asia, which resulted in a $3.0 million decrease in purchases by this customer in fiscal 1998 as compared to fiscal 1997. Moreover, in fiscal 1997, Cortelco Systems Puerto Rico redirected its marketing of cellular airtime and cellular telephones to focus on higher quality customers, mainly businesses, in order to minimize credit losses and increase margins. This resulted in a reduction of Cortelco Systems Puerto Rico's revenues from the resale of cellular airtime and cellular telephones from $9.8 million in fiscal 1997 to $6.7 million in fiscal 1998. Beginning in the second quarter of fiscal 1998, Cortelco, under the leadership of a new president, refocused its overall marketing strategy and began to target markets for which the Millennium system is particularly well-suited. Product development programs have been directed to new software and other initiatives to strengthen the Millennium product line and increase gross margins. We also increased our sales staff and expanded our dealer and value added reseller network. As a result of these changes and programs, Cortelco has become profitable and our operating results have continued to improve in recent quarters.

Pro Forma Net Revenues and Cost of Revenues

As a result of the recent acquisition of BCS, our historical financial statements for past periods do not accurately reflect our current operations. We have therefore included the net revenues and cost of revenues on a pro forma basis for each of the seven quarters ended April 30, 1999 so that you can better understand our business. The following table present the pro forma net revenues and cost of revenues as if the acquisition of BCS had occurred as of August 1, 1997. We believe that all necessary adjustments, consisting of only normal recurring adjustments, have been included in the amounts stated below. The pro forma net revenues and cost of revenues are presented for illustrative purposes only and do not purport to represent what our net revenues and cost of revenues actually would have been had the transactions occurred on the dates indicated, or to project our net revenues and cost of revenues for any future period. This data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information and the related notes, our consolidated financial statements and the related notes and BCS' financial statements and the related notes, all of which are included elsewhere in this prospectus.

                         -----------------------------------------------------------------------------
                                                       Three Months Ended
                         -----------------------------------------------------------------------------
                         October 31, January 31, April 30,  July 31, October 31, January 31, April 30,
                                1997        1998      1998      1998        1998        1999      1999
In thousands             ----------- ----------- --------- --------  ----------- ----------- ---------
Consolidated Net
Revenues
and Cost of Revenues:
Net revenues............   $   9,005   $   8,105 $   8,467 $  11,041   $  12,313   $  11,558 $  14,554
Cost of revenues........       5,016       4,356     4,478     5,823       5,943       5,830     6,742
                           --------    --------  --------  --------    --------    --------  --------
 Gross profit...........   $   3,989   $   3,749 $   3,989 $   5,218   $   6,370   $   5,728 $   7,812
                           ========    ========  ========  ========    ========    ========  ========

Quarterly net revenues and cost of revenues, in particular the quarters ended October 31 and January 31, are likely to fluctuate due to a number of factors, including seasonal factors that affect customers in some of our vertical markets. For example, U.S. government customers typically make substantial purchases during the quarter ended October 31, the last quarter of the government's fiscal year, and these purchases decline significantly in the next quarter. Customers in other vertical markets such as education and retail have also exhibited seasonal buying patterns and do not purchase substantial amounts of equipment during the quarter ended January 31. As a result, net revenues in the quarter ended January 31 are often lower than in the previous quarter. The uncertainty of our sales cycle also makes the timing of sales difficult to predict and may cause fluctuations in our quarterly net revenues and cost of revenues. The purchase of our products may involve a significant commitment of our customers' personnel, financial and other resources to conduct technical evaluations, to support installation and training and to fund purchases. As a result, our sales cycles vary from one to six months for Millennium systems and from four to twelve months for the DSP Series systems.

Revenues. Our revenues are primarily derived from the sales of Millennium and DSP Series systems, related systems products and services and the resale of cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico. Our pro forma quarterly revenues have increased over the prior year for the last three quarters ended April 30, 1999, due primarily to the FAA contract, enhancements of our product line and expansion of our sales force. Systems revenue from sales of third-party voice communications systems in Puerto Rico generally account for approximately 5% to 10% of pro forma total revenues in each quarter. Our pro forma cellular airtime and cellular telephone revenues have generally decreased as a percentage of total revenues since the quarter ended October 31, 1997, primarily due to our limiting sales activities to higher quality customers, and were 8.8% of pro forma revenues for the quarter ended April 30, 1999. Our pro forma revenues for the quarters ended January 31, 1998 and 1999 have been influenced by seasonal buying patterns in some of our vertical markets. Consequently, pro forma revenues are lower in the quarters ended January 31 than in the quarters ended October 31. Furthermore, our revenues were adversely affected in the first half of fiscal 1998 due to a decrease in orders from our single largest customer due to general economic instability in Southeast Asia and the unexpected loss of a key sales executive. Pro forma revenues reflect purchases by the FAA of $2.6 million, $2.6 million and $4.7 million for the last three quarters ended April 30, 1999 under a contract that expired in June 1999. Although revenues from the U.S. government will decline after June 1999 due to the completion of installations under the FAA contract, we expect U.S. government agencies to continue to account for a significant portion of our systems revenue.

Pro forma revenues increased 50.2% from $25.6 million for the nine months ended April 30, 1998 to $38.4 million for the nine months ended April 30, 1999. The increase was primarily due to $9.9 million in purchases of DSP Series systems by the FAA and an increase in Millennium revenues of $2.0 million, partially offset by a decrease in cellular revenues of $0.9 million. Millennium revenues increased primarily due to the expansion of our sales force and the introduction of new product features during the last year, while cellular revenues decreased during the period due primarily to our decision to target higher quality customers. For the nine months ended April 30, 1999, the FAA accounted for 25.9% of our total pro forma revenues. As a result of the completion of the FAA contract, we expect our revenue growth will slow during the quarter ended July 31, 1999.

Cost of Revenues. Cost of revenues consists primarily of purchases from our contract manufacturers and other suppliers and costs incurred for final assembly, quality assurance and installation of our systems. Pro forma cost of revenues increased in year over year comparative quarters due primarily to higher revenues but decreased as a percentage of revenues due to a change in product mix in favor of higher margin products, primarily DSP Series systems. Lower cost of revenues in the quarters ended January 31, 1998 and 1999 were due primarily to seasonal declines in revenues caused by our customers' purchasing cycles.

Historical Results of Operations of Cortelco and Cortelco Systems Puerto Rico

Cortelco Systems Puerto Rico was merged with Cortelco in April 1999 and has been recorded for all periods presented at historical costs and the financial statements are presented on a consolidated basis for all historical periods. We acquired BCS on April 12, 1999 in a merger accounted for using the purchase method of accounting. As a result, the historical results of operations for the nine months ended April 30, 1998 and the fiscal years ended July 31, 1996, 1997 and 1998 represent the results of Cortelco Systems Puerto Rico and Cortelco and include the operating results of BCS beginning on April 12, 1999.

Nine Months Ended April 30, 1998 and 1999

Revenues. Total revenues increased 22.5% from $22.2 million for the nine months ended April 30, 1998 to $27.2 million for the nine months ended April 30, 1999. The increase resulted primarily from increased systems sales in Puerto Rico of $2.7 million, increased systems sales to the U.S. government of $1.6 million, DSP Series revenues of $1.1 million subsequent to the April 12, 1999 merger with BCS and increased sales of Cortelco Voice Processing Systems of $0.8 million. These increases were partially offset by decreases in cellular airtime and cellular telephone revenues in Puerto Rico of $0.9 million in an effort to target higher quality customers.

Cost of Revenues and Gross Profit. Gross profit increased 25.7% from $9.5 million for the nine months ended April 30, 1998 to $11.9 million for the nine months ended April 30, 1999. The increase in gross profit was due primarily to $0.9 million in DSP Series gross profit in the current period, increased gross profit for systems sales in Puerto Rico of $0.8 million, increased gross profit for systems sales to the U.S. government of $0.6 million and increased gross profit for the Cortelco Voice Processing Systems of $0.3 million. The gross margin was 42.6% for the nine months ended April 30, 1998 and 43.7% for the nine months ended April 30, 1999.

Operating expenses increased 17.3% from $8.7 million for the nine months ended April 30, 1998 to $10.2 million for the nine months ended April 30, 1999. The increase was due primarily to the hiring of additional engineering and sales personnel during the period. Results for the nine months ended April 30, 1999 include $0.5 million in operating expenses for the ACD Business Operations unit that was established at the time of the merger with BCS. Operating expenses decreased as a percentage of revenues from 39.2% for the nine months ended April 30, 1998 to 37.5% for the nine months ended April 30, 1999.

Selling, General and Administrative. Selling, general and administrative expenses consist primarily of salaries and benefit costs, advertising and trade show related costs, and facilities and other overhead expenses incurred to support the growth of our business. Selling, general and administrative expenses increased from $7.7 million for the nine months ended April 30, 1998 to $8.6 million for the nine months ended April 30, 1999. The increased expense was due primarily to the growth of the business and the hiring of additional sales personnel. These expenses as a percentage of revenues decreased from 34.5% for the nine months ended April 30, 1998 to 31.7% for the nine months ended April 30, 1999. We expect selling, general and administrative expenses to increase as we invest in new sales and service personnel; however, we anticipate that these expenses will decrease as a percentage of revenues in future periods.

Research and Development. Research and development expenses consist primarily of personnel and related expenses for our engineering staff and depreciation of related equipment. Research and development expenses have generally increased since the quarter ended October 31, 1997 due primarily to the hiring of additional engineering personnel. Research and development expenses increased from $1.0 million for the nine months ended April 30, 1998 to $1.5 million for the nine months ended April 30, 1999. The increased expenses were due primarily to the hiring of additional engineering personnel as well as additional equipment purchases. These expenses as a percentage of revenues increased from 4.7% for the nine months ended April 30, 1998 to 5.6% for the nine months ended April 30, 1999. We expect research and development expenses to continue to increase in dollars and as a percentage of revenues in future periods as we hire additional engineers to support our new product initiatives.

Amortization of Goodwill. Cortelco recorded $11.3 million of goodwill related to the acquisition of BCS in April 1999 and began amortizing the amount over a 20-year period on April 12, 1999.

Management Fee Expense, Net. Management fee expense consists primarily of net administrative expenses incurred by or provided to our former parent company related to administrative services.

Equity in Earnings of Joint Venture. Cortelco acquired a 55% interest in Longhai Telecommunications Equipment Co., Ltd. in China in August 1997. Cortelco does not currently anticipate investing in additional joint ventures in China. See note 9 to our consolidated financial statements.

Income from Operations. Income from operations increased 123.8% from $0.8 million for the nine months ended April 30, 1998 to $1.7 million for the nine months ended April 30, 1999. This was due primarily to a $2.7 million increase in systems sales in Puerto Rico and $1.1 million of DSP revenues subsequent to the merger with BCS on April 12, 1999. Gross profit increased primarily due to the higher revenues of $5.0 million in the period and the mix of higher margin products, including the DSP Series. While operating expenses on an absolute basis for the nine months ended April 30, 1999 increased due primarily to the hiring of additional sales and engineering personnel, operating growth was slower than growth in revenues and gross profit for the period.

Years Ended July 31, 1996, 1997 and 1998

Revenues. Revenues were $38.5 million for fiscal 1996, $35.6 million for fiscal 1997 and $30.2 million for fiscal 1998. The decrease from fiscal 1996 to fiscal 1997 resulted primarily from a decrease of $2.0 million in revenues as we phased out our older analog product and decreases of $0.4 million in cellular airtime and cellular telephone revenues in Puerto Rico. The decrease from fiscal 1997 to fiscal 1998 was due primarily to a $3.1 million decrease in cellular airtime and cellular telephone revenues resulting from our decision to target higher quality customers and a $3.0 million decrease in orders from our single largest customer due to general economic instability in Southeast Asia.

Cost of Revenues and Gross Profit. Gross profit was $12.0 million for fiscal 1996, $11.3 million for fiscal 1997 and $12.6 million for fiscal 1998. The decrease in gross profit from fiscal 1996 to fiscal 1997 was due primarily to the decrease in revenues. The increase in gross profit from fiscal 1997 to fiscal 1998 was due primarily to the increased sale of higher margin Millennium products such as the Cortelco Voice Processing System. Gross margin was 31.2% for fiscal 1996, 31.8% for fiscal 1997 and 41.9% for fiscal 1998.

Operating Expenses. Operating expenses were $9.1 million for fiscal 1996, $11.4 million for fiscal 1997 and $11.3 million for fiscal 1998. Research and development expenses increased during the periods due mainly to hiring of additional engineering personnel, while selling, general and administrative expenses decreased during fiscal 1998 due primarily to a decrease in administrative expenses associated with the decreased cellular airtime and cellular telephone sales during the year.

Income (loss) from Operations. Income (loss) from operations decreased from $2.9 million for fiscal 1996 to $(0.1) million for fiscal 1997 due primarily to the $2.9 million decrease in revenues and the $2.3 million increase in operating expenses for fiscal 1997. Operating expenses increased in fiscal 1997 due primarily to higher administrative costs associated with cellular airtime and cellular telephone revenues in Puerto Rico and costs associated with evaluating investment opportunities in China. Income (loss) from operations increased from $(0.1) million for fiscal 1997 to $1.3 million for fiscal 1998 due primarily to the $1.3 million increase in gross profit that resulted from the increased sales of higher margin products. Operating expenses were essentially unchanged for fiscal 1998 as research and development costs increased by $0.1 million, while increased systems sales expenses were primarily offset by lower cellular airtime and cellular telephone administrative costs resulting from our decision to target higher quality customers.

Discontinued Operations. Discontinued operations represent the results of operations of a former subsidiary of Cortelco that was spun off in March 1997 to the stockholders of our former parent, merged with Business Communications Systems, Inc. and renamed "BCS Technologies, Inc." At the time of spin-off, the subsidiary had experienced substantial net losses and our former parent decided to concentrate its focus on realizing the Millennium's business potential.

Liquidity and Capital Resources

We have funded our operations primarily through cash generated from operations, periodic borrowings under our existing credit facilities, a $3.0 million subordinated convertible note financing and acquisition financing provided by Alcatel in connection with the purchase of our business from Alcatel in 1990.

Net cash provided by operating activities was $1.6 million for fiscal 1996, $1.1 million for fiscal 1997, $0.9 million for fiscal 1998, $1.2 million for the nine months ended April 30, 1998 and $1.1 million for the nine months ended April 30, 1999. Cash provided by operating activities in fiscal 1997 and fiscal 1998 primarily resulted from improved collection procedures implemented during these years.

Net cash provided by (used in) investing activities was ($0.5) million for fiscal 1996, ($0.9) million for fiscal 1997, ($0.2) million for fiscal 1998, ($0.5) million for the nine months ended April 30, 1998 and $2.8 million for the nine months ended April 30, 1999. In each year, cash used in investing activities was primarily attributable to purchases of equipment and, in fiscal 1997, to the purchase of $0.3 million of software applications for the Millennium. The $2.8 million provided by investing activities for the nine months ended April 30, 1999 was due primarily to the $3.1 million cash balance of BCS on the date of the acquisition. To the extent that we continue to grow our research and development activities and invest in new technologies in the future, we expect net cash used in investing activities will increase.

Net cash used in financing activities was $1.1 million for fiscal 1996, $0.2 million for fiscal 1997, $0.9 million for fiscal 1998, $0.9 million for the nine months ended April 30, 1998 and $2.3 million for the nine months ended April 30, 1999. Cash used in financing activities in the year ended July 31, 1998 consisted primarily of a decrease in outstanding checks, repayments under the revolving credit line and partial repayment of a note to our former parent company, Cortelco Systems Holding Corporation. The primary source of cash from financing activities in fiscal 1997 was a $3.0 million subordinated convertible note financing. The net cash used in financing transactions for the nine months ended April 30, 1999 was due primarily to the $2.0 million loan made to CSHC to retire the acquisition financing provided by Alcatel. See "Certain Transactions."

In July and August 1997, we entered into two credit facilities with Foothill Capital which allow us to borrow up to an aggregate of $9.0 million based on accounts receivable and inventory levels. As of April 30, 1999, there was $2.6 million outstanding under these credit facilities which will be repaid using the net proceeds from this offering. See note 11 to our consolidated financial statements.

We believe that the proceeds from this offering, together with available funds, anticipated cash flows from operations and our line of credit, will satisfy our projected working capital and capital expenditure requirements at least through fiscal 2000. To the extent that we grow more rapidly than expected in the future, we may need additional cash to finance our operating and investing activities.

Year 2000 Compliance

The year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Computer programs that have such date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

We are heavily dependent upon the proper functioning of our own computer or data-dependent systems. This includes, but is not limited to, our systems in information, business, finance, operations and service. Any failure or malfunctioning on the part of these or other systems could adversely affect us in ways that are not currently known, discernible, quantifiable or otherwise anticipated by us.

Our operations are also dependent on the year 2000 readiness of third parties that do business with us. We are dependent on third-party suppliers of infrastructure elements such as electric power and banking facilities. We do not depend to any significant degree upon electronic transaction processing with individual vendors for merchandise purchases, however, many of our customers pay their invoices via electronic payment.

We have begun to evaluate those areas of our business that may be affected by the year 2000 issue and have devised a plan to become year 2000 compliant in a timely manner which includes:

    . assessment of our own computer systems and the products we sell

    . communications with all our key suppliers, manufacturers and customers to determine the extent to which we are vulnerable to their failure to remedy their own year 2000 issues

    . correction, upgrade, replacement or retirement of our computer systems which are affected by the year 2000 issue

    . testing for and validation of our year 2000 compliance

    . development of contingency plans to address situations that may result if we are unable to achieve year 2000 compliance of our critical operations

Based on our assessment to date, we have determined that we will be required to upgrade a portion of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. We estimate that our information systems will be year 2000 compliant by July 1999. We estimate that costs associated with the upgrade of existing computer software will be less than $75,000. Costs incurred and expensed in the nine months ended April 30, 1999 were less than $30,000. These costs related entirely to modifications of existing software and represented approximately 10% of our information systems budget for information technology in the period. Of the remaining portion of our estimated year 2000 costs, approximately $30,000 of the costs will be incurred in the fiscal quarter ending July 31, 1999. We may address non-critical year 2000 issues beyond the year 2000. There is no assurance that total costs will not exceed our estimates.

We are in communications with key suppliers, manufacturers and customers to determine the extent to which we will be vulnerable to such parties' failure to remedy their own year 2000 issues. We currently have only limited information on the year 2000 compliance of our key suppliers, manufacturers and customers. Our business and results of operations could experience material adverse effects if our key suppliers or manufacturers were to experience year 2000 issues that caused them to delay production or shipment of key components or systems. In addition, our results of operations could be materially adversely affected if any of our key customers encounter year 2000 issues that cause them to delay or cancel substantial purchase orders or delivery of our product.

There can be no assurance that we will be able to upgrade any or all of our major systems in accordance with our plan to address the year 2000 issue. In addition, there can be no assurance that any such upgrades will effectively address the year 2000 issue. If required upgrades are not completed or are unsuccessful, there would be a material adverse impact on our operations. Furthermore, there can be no guarantee that the systems of other companies on which our own systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on us. We intend to, but have not yet established, a contingency plan detailing actions that will be taken in the event that the assessment of the year 2000 issue is not successfully completed on a timely basis. We believe that the worst case year 2000 scenario would involve disruption in utilities, transportation, and banking facilities.

                                    Business

Cortelco designs, develops and markets integrated enterprise communications systems for routing and controlling the voice, video and data communications of businesses and other organizations. Our solutions are primarily designed for enterprises with complex communications needs and small and medium-sized telephony installations, typically between 25 to 500 communications ports. We serve a range of vertical markets such as education, retail, government agencies, emergency-911 services and catalog sales. Some of our customers have multiple installations networked together and are as large as national retail chains or multi-location branches of the U.S. government. Our customers include Bell Atlantic, Budget Rent-A-Car, Circuit City, the FAA, PETsMART and U-Haul. Our products are installed in over 7,100 locations worldwide. In addition to selling our products, we also resell cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico. Our products have won numerous awards, including "Best of Show" awards at CT Expo in 1997 and 1998 and "Product of the Year" awards in 1997 and 1998 from Call Center magazine and in 1999 from Call Center Solutions magazine. On a pro forma basis, our revenues increased 50.2% from $25.6 million for the nine months ended April 30, 1998 to $38.4 million for the nine months ended April 30, 1999.

Our communications systems are based on two platforms, the Millennium and the DSP Series. Both platforms are based on flexible, modular hardware and software architectures that are easy to configure. Our platforms support multi-site networking and other advanced features such as dynamic call routing, interactive voice response, voicemail and computer telephony integration. The Millennium is a full-function routing and control system that primarily serves customers averaging approximately 110 communications ports per installation and addresses a broad range of voice, video and data communications requirements. The Millennium also includes automatic call distribution features. The DSP Series is primarily an advanced automatic call distribution system that also includes a full-function routing and control system. The DSP Series is typically used in installations requiring advanced computer telephony integration applications such as those used in sophisticated call centers. The architecture of our platforms is designed to permit easy configuration and subsequent upgrading to meet changing customer needs. Customer desired features can be incorporated through the installation of optional add-in cards and software. Millennium systems can be connected over the public service telephone network or private data networks and can support ISDN based systems such as videoconferencing. Both the Millennium and the DSP Series interface with a variety of popular third-party products through standard protocols.

We also offer other products to provide our customers with cost-effective, integrated communications solutions. For example, the Cortelco Voice Processing System offers integrated, multi-lingual voice and fax messaging services across multiple networked locations. Our Illuminations software package enables self-service access to databases, such as product pricing information or school course registration options, using touch-tone telephones or the Internet. We also offer software that organizes call center data into real-time, customizable, graphical user interfaces and reports for agents and supervisors.

Industry Overview

According to Dataquest, the U.S. private branch exchange and call center systems market will total $5.8 billion in 1999. Traditionally, the voice switching requirements of large enterprises have been addressed by private branch exchange equipment. Enterprises with smaller installations that have not been able to justify the expense of private branch exchange equipment have utilized key telephone systems that, while more economical, have limited functionality and scalability. Technology advances and the demands of increasingly sophisticated customers are driving changes in today's telecommunications equipment industry. Businesses and organizations have come to rely on complex voice and data networks to meet mission critical needs. Recent technology advances have resulted in the introduction of increasingly sophisticated features and applications in enterprise communications systems that extend beyond traditional voice switching. Enterprises of all sizes are now demanding telecommunications systems with the latest features and applications in order to meet their business objectives. These features include dynamic call routing, computer telephony integration, support for the convergence of voice and data networks, multi-site networking and mobile workforce support.

Dynamic Call Routing

Advanced call routing capabilities have recently been introduced that dynamically screen, distribute and queue incoming calls based on specific caller information, such as the number dialed or the state from which the call is made. The growing number of "1-800" and "1-900" mail order, e-commerce and customer support centers, driven by a focus on customer service, is generating increased demand for dynamic call routing capabilities. These capabilities, originally available only in dedicated automatic call distribution systems for large stand-alone call centers, are now available as optional features on standard private branch exchange equipment, and are being used for more general business applications in various departments, such as human resources and customer support.

Computer Telephony Integration

Computer telephony integration is the combination of voice communications and computing capabilities which link telephony equipment to voicemail servers, telephone directories, customer information databases and PC applications. Enterprises increasingly seek voice communications systems that can use standard protocols to interface with numerous third-party computer applications. Such integrated applications include interactive voice response, call accounting and unified messaging. For example, computer telephony integration applications can be used to personalize call handling based on a customer database and other information provided from the business' data network. When an incoming call is connected to the customer service agent, pertinent information concerning the particular caller can be displayed on the agent's monitor, enabling the agent to provide a prompt and informed response to the customer.

Convergence of Voice and Data Networks

Advances in networking and computing technologies offer the prospect of combining voice and data networks which until now have been built and operated as separate networks. The ability to combine separate voice and data networks into one converged network could improve functionality, reduce network administration and provide cost savings. For example, the widespread implementation of Internet Protocol-based data networks has led to the development of voice-over-Internet Protocol technology that permits transmission of voice communications over public or private Internet Protocol networks. According to Dataquest, transmission of voice traffic over Internet Protocol networks in smaller enterprises is projected to grow at a compound annual growth rate of 313% to 18.8 billion minutes of use in 2000.

Multi-Site Networking

Enterprises are increasingly dependent on distributed voice and data networks to support their operations across multiple locations. A networked voice communications solution delivers voice communication functions across multiple locations as an integrated system, thereby increasing productivity and user convenience and reducing costs. For example, messaging can be centralized so that voicemail, e-mail and faxes can be delivered seamlessly to all locations across the network.

Support for a Mobile Workforce

Today's work environment is characterized by the need for real-time communications that support increasingly mobile workers. Employees need to have access to, and be accessible through, the enterprise's communications network to make informed decisions quickly, improve productivity and respond to customer needs rapidly. Remote access capabilities also allow off-site workers to access all functions of the enterprise's communications system as if they were on-site.

Traditional voice communications systems were designed to provide a broad range of capabilities, but were not designed to be readily adaptable. Implementing new features and applications on these systems often requires substantial development effort and the purchase of ancillary equipment. Further customization may be necessary to meet the needs of a particular installation. Given the expense of ancillary equipment and customized development and the need to allocate development resources to support larger customers, communications systems vendors have generally addressed the small to medium-sized installation segment of the market with equipment that is often costly and less flexible. Thus, while traditional private branch exchange systems have been able to adapt to the changing needs of large installations, the complexity of these systems has limited the ability of traditional vendors to provide flexible and cost-effective communications solutions for small and medium-sized installations.

The Cortelco Solution

Cortelco provides integrated communications systems flexible enough to meet the immediate needs of enterprises with small to medium-sized installations, yet scalable enough to accommodate these businesses and organizations as they grow. Our systems are based on a general purpose bus architecture designed from the outset to permit the dynamic addition and variation of inputs, outputs and features through software and configuration of the system through add-in cards. Our solution offers functionality previously not readily available or cost-effective for small to medium-sized installations. Our communications platforms provide advanced features at an affordable cost and without the need for extensive specialized software and hardware or complex installation procedures.

The flexible architecture of our Millennium and DSP Series platforms is the backbone for all of our products. Our comprehensive solutions are designed to improve the productivity and efficiency of our customers by providing them with a variety of communications capabilities, such as:

    . advanced call routing allowing for dynamic distribution of incoming voice, video and data traffic

    . easy integration of voice communications and computing capabilities

    . cost-effective multi-site networking

    . advanced mobility features to provide in-building and campus wireless communications and remote access by off-site workers

We believe that we have achieved significant advantages in the configurability of and the ease of programming these capabilities and other new features relative to many competitors. Our flexible core platforms and range of options offer enterprises with small to medium-sized installations the combination of features and functions that best suit their particular needs.

Strategy

Cortelco's objective is to provide comprehensive, cost-effective communications systems for small and medium-sized installations in selected vertical markets. Our strategy incorporates the following key elements:

Target Small to Medium-Sized Installations

We target enterprises with small to medium-sized installations, typically 25 to 500 communications ports, at one or more locations and that may have complex communications needs. We focus our sales efforts on selected vertical markets in which we have identified needs that can be especially well served by our systems and are characterized by enterprises with small to medium-sized installations, complex communications needs and cost-sensitivity. Our current targeted vertical markets include education, retail, government agencies, emergency-911 services and catalog sales. The inherent flexibility and configurability of our Millennium and DSP Series platforms make us uniquely suited to meet the needs of our targeted customers.

Provide Cost-Effective, Integrated Customer Solutions

We provide customers with cost-effective, integrated solutions for their voice communications requirements, including solutions to seamlessly integrate their voice and data networks. We believe our customers prefer to purchase integrated solutions from a single vendor due to convenience, consistency of service, ease of upgrade and vendor accountability. We offer an integrated family of communications products that interface with a wide range of third-party products through industry standard protocols, enabling us and our dealers to configure and deliver complete, customized voice communications systems that meet the specific needs of each customer.

Expand Distribution Capabilities

We are expanding both our direct sales force and our dealer network to more aggressively pursue our target markets. Since April 30, 1998, we have increased our sales force by approximately 48% and we plan further increases over the next year. We believe our use of indirect sales channels is especially effective because our dealers often have experience in our targeted vertical markets and because our flexible platforms enable them to sell, configure and service advanced features with relatively little expertise. As of April 30, 1999, we had approximately 130 authorized dealers and value added resellers. We are also expanding our geographic coverage by recruiting new dealers, value added resellers and strategic partners in the United States, the Caribbean and Latin America.

Develop New Product Capabilities

We intend to continue to enhance our core product line and develop new features and applications that leverage our existing Millennium and DSP Series platforms, address emerging market needs and increase gross margins. For example, we recently introduced new features and applications such as circuit switched data capabilities for data intensive applications and PC-based phone control. We expect to introduce several additional product capabilities during 1999, including:

    . integrated in-building and campus wireless capabilities which increase the range and maximum number of users on the existing Orbit Wireless Communications product and add desktop equivalent capabilities

    . unified messaging which provides integrated access to voice, fax and e-mail messages in a multi-site networked communications system

    . Internet Protocol capabilities such as voice-over-Internet Protocol, virtual private networks for voice and data applications and other Internet-based applications

    . Web-based virtual call center capabilities allowing agents and supervisors located anywhere in the world to access their call centers over the Internet

We are also developing our next generation automatic call distribution and switching architecture to address the integration of emerging voice and data communications technologies.

Products and Services

Cortelco offers the Millennium and the DSP Series, two feature-rich communications platforms targeted at specific market segments. Each platform provides advanced features that are easy to program and cost-effective due to an innovative modular hardware design and flexible software. Both platforms support multi-site networking and advanced features such as dynamic call routing, interactive voice response, voicemail and computer telephony integration. Our platforms share a suite of applications and hardware, including voice processing systems, an in-building and campus wireless communications system, a number of advanced computer telephony integration products and digital handsets. Both platforms also interface to a range of popular third-party products through standard protocols. These two communications systems allow us to provide an integrated communications solution for our target markets.

We also sell a variety of other products for use with our platforms. Our Caribbean and Latin American Operations unit sells communications systems and products produced by Cortelco and resells cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico.

The Millennium

The Millennium is a fully-featured private branch exchange with automatic call distribution capabilities, primarily targeting enterprises with small to medium-sized installations. It can be expanded in a modular manner from 32 to 1,024 communications ports and supports up to 100 automatic call distribution agents. Customers can increase the number of ports and add new features and applications through the simple installation of add-in cards and software. Dynamic call routing and control functions are provided by an integrated system controller running a real-time operating system. PC-based applications and system features are accessed via a serial interface. The Millennium can be networked with Cortelco platforms at other sites via a digital network interface.

The following is a diagram of the functional architecture of the Millennium platform.

                          [Millennium Network Diagram]

We believe that the Millennium platform is well-suited to address the voice switching needs of enterprises with small to medium-sized installations, including schools and school districts, retail sales and service locations, distribution centers, broadcast and extended health care facilities, government agencies and small call centers. The key strengths of the Millennium are multi-site networking, affordable automatic call distribution applications and server capabilities.

Multi-Site Networking. Millennium systems can be connected across multiple locations, creating a private communications network that operates as if all sites were on a single system. Therefore, connected locations can share the Millennium's flexible call routing capabilities and applications. For example, networked Millennium systems employing our proprietary VoiceClusters technology can share a single Cortelco Voice Processing System, simplifying system management and ensuring answering and call routing consistency across locations. Similarly, networked Millennium systems employing the recently announced integrated Orbit Wireless Communications System at each location enables use of the same wireless handset across all locations.

Affordable Automatic Call Distribution Applications. A standard feature of the Millennium is automatic call distribution. The system's dynamic call routing and report generation capabilities can be enhanced with an optional, real-time automatic call distribution package that provides call center management data collection and reporting capabilities for smaller call centers. The Millennium RealTime Automatic Call Distributor received a "Product of the Year" award from Call Center Solutions magazine in January 1999.

Server Capabilities. The Millennium can be used to perform a variety of server-like functions. For example, the Millennium can be used as a protocol converter between E1 trunks, communications links used primarily by European carriers, and T1 trunks, communications links used primarily in North America. The Millennium can also be used as a channel bank, a device which merges multiple voice and data circuits into a single digital communications stream, or act as the switch in a wireless local loop network. In addition, one Millennium system at the hub can serve as the single entry point for T1, PRI (Primary Rate ISDN) and dedicated fiber optic links for the entire enterprise.

                         KEY FEATURES OF THE MILLENNIUM
--------------------------------------------------------------------------------

 Digital Switching        Networking and Server     Automatic Call Distribution
 Architecture             Capabilities
                                                    . Extensive Call Routing
 . 32 to 1,024            . ISDN Support
   Communications Ports                             . Real-Time Automatic Call
                          . Multi-Site Networking     Distribution Agent
 . Modular Upgrade Path                               Reporting
                          . Circuit Switched Data
 . Software-Based                                   . Supports up to 100
   Configuration          . Personal                  Automatic Call
   and Upgrades             Communications Service    Distribution Agents
                            Access                    (typically between 20
 Telephony Features                                   and 50 agents)
                          . Fiber Remote
 . Integrated Voicemail     Capability              Illuminations Applications
                                                    Suite
 . Caller ID Support      . Communications
                            Protocol Conversion     Unified Messaging
 . Auto Attendant                                   (available in late 1999)
                          . Channel Banking
 . Interactive Voice
   Response               . Communications Hub

 . PC Attendant Console   . In-building and Campus
   (Navigator)              Wireless (Add-In
                            available in 1999)
 . Computer Telephony
   Integration Links      . Voice-over-Internet
   and Host Links           Protocol Gateway (Add-
                            In available in 1999)


The DSP Series

The DSP Series is a fully-featured automatic call distributor platform with integrated private branch exchange capabilities, primarily targeting the call center market and enterprises with larger installations. It can be expanded in a modular manner from 8 to 3,500 communications ports and supports up to 1,000 automatic call distribution agents. Its call routing flexibility can support up to 32,000 routes, each with 64 different steps. Customers can increase the number of ports and add new features and applications through the simple installation of add-in cards and software. Dynamic call routing and control functions are provided by redundant Pentium PCs running a real-time Linux-based operating system. PC-based applications and system features are accessed via an integrated Ethernet LAN interface. The DSP Series can be networked with Cortelco platforms at other sites via a digital network interface.

The following is a diagram of the functional architecture of the DSP Series platform.

                          [DSP Series Network Diagram]

Our DSP Series is primarily designed for call centers across a broad range of industries including financial services, utilities, catalog sales, service bureaus and emergency-911 services. The DSP Series is designed to ensure uninterrupted service by including redundant processing units and power supplies and using a real-time Linux-based operating system. We believe the DSP Series is one of the most powerful and economical systems available on a cost-per-agent basis. The DSP Series won "Best of Show" awards at the 1997 and 1998 CT Expo and "Product of the Year" awards in 1997 and 1998 from Call Center magazine and in 1999 from Call Center Solutions magazine.

The DSP Series provides the platform to handle, manage and improve all aspects of call center management. Its advanced automatic call distribution capabilities include real-time dynamic call routing, skill-based routing, simultaneous queuing among multiple gates and multiple networked systems, intelligent messages and caller identification number directed routing. The DSP Series also provides a comprehensive, customizable report and display package and can support computer telephony integration applications for both inbound and outbound call center solutions. We currently offer the DSP1000 and DSP2000. The DSP2000 is an updated version of the DSP1000 which provides an upgrade path to 3,500 communications ports and support for a greater number of call center agents. The key strengths of the DSP Series are advanced automatic call distribution capabilities, host computer telephony integration and PC Phone Control with ActiveX.

Advanced Automatic Call Distribution Capabilities. The advanced automatic call distribution capabilities of the DSP Series include:

    . Home Agent--This feature allows an agent to call into the system from a touch-tone phone, sign-on and conduct business as if he or she were on-site. The home agent can perform all operations and enter all modes as any other on-site agent. Supervisor displays, historical data gathering and computer telephony integration applications work identically for off-site and on-site agents. Additionally, the home agent with a modem-connected PC can retrieve information from enterprise databases.

    . Automatic Agent Greetings (AgentVoice)--This feature allows an agent to pre-record a number of different greetings that can be played based upon a caller's identification number. The agent and the caller hear the greeting simultaneously, providing a "whisper announce" notification for the agent. Pre-recorded responses can be played on demand to provide consistent, automated answers to frequently-asked questions from callers. AgentVoice is particularly useful for high volume call centers and service bureaus in which agents answer calls for a variety of different businesses.

    . Intelligent Announcement System--This feature enables our customers to provide inbound callers with a number of customized interactive, promotional, informational, holiday, after hours and delay messages. In addition, it can provide the caller with real-time call statistics such as estimated wait time, number of calls waiting and number of agents available. Our customers can choose from a set of pre-recorded voices or create a personalized message from a touch-tone phone or a Microsoft Windows-based interface.

    . Agent Call Back--This feature allows a call center agent with automatic number identification capability to flag a call, enabling a caller who calls back within a given period of time to be routed to the agent who originally handled the call.

Host Computer Telephony Integration. The DSP Series offers an applications link for direct, redundant TCP/IP communications to host computers using 10/100BaseT Ethernet, a standard data networking protocol. This link allows data and commands to flow between the DSP Series and multiple host computers, permitting a networked implementation of a variety of enhanced applications such as screen synchronization, automated outbound dialing, automatic number identification screening and call routing. The link uses a standard Computer Supported Telecommunications Application ("CSTA") protocol which functions with many commercially available computer telephony integration protocols such as Novell TSAPI, IBM Call Path and Dialogic CT Connect applications. Unlike other similar competitive offerings, no intermediate computers are required for the CSTA interface.

PC Phone Control with ActiveX. PC Phone Control is a graphical user interface for agents to access call center functions such as available/unavailable status, group pickup, redial and multi-line support. The ActiveX component of our PC Phone Control provides tools for developers of call center applications to use a variety of programming languages, including C, C++, Borland Delphi, Visual Basic and Java, to develop custom applications without the need to understand complex computer telephony integration protocols. We have won numerous awards for this product, including a "Best of Show" award at the 1998 CT Expo and a "Product of the Year" award in 1997 from Call Center magazine.

                         KEY FEATURES OF THE DSP SERIES
--------------------------------------------------------------------------------

Digital Switching        Redundant Embedded CSTA    Advanced Automatic Call
Architecture             Server                     Distribution

 . 8 to 3,500             Networking and Server      . Skill-based Routing
  Communications         Capabilities
  Ports                                             . Automatic Agent
                         . Caller-ID Support          Greeting (AgentVoice)
 . Modular Upgrade
  Path                   . Multi-Site Networking    . Intelligent
                                                      Announcement System
 . Software-Based         . Integrated In-
  Configuration and        building and Campus      . Agent Call Back
  Upgrades                 Wireless (Add-In
                           available in 2000)       . Agent Service
Telephony Features                                    Observation
                         . Voice-over-Internet
 . Voicemail (Add-In)       Protocol                 . Redundant Power
                           Gateway (Add-In            Supplies and
 . ISDN Support             available in 1999)         Processing Units

 . Auto Attendant         Basic Automatic Call       . Multi-Site, Networked
                         Distribution                 Automatic Call
 . Interactive Voice                                   Distribution Support
  Response               . Extensive Call
                           Routing                  . Advanced Call Center
 . Computer Telephony                                  Management Information
  Integration Links      . Real-Time Automatic        System
  and Host Links           Call Distribution
                           Agent Reporting          . Supports up to 1,000
Client Application                                    Automatic Call
Computer Telephony       . Remote/Home Agent          Distribution Agents
Integration Toolkit                                   (typically between 25
                         . Custom Automatic Call      and 300 agents)
Embedded SQL/ODBC          Distribution Display
Server                     Packages

PC Phone Control with
ActiveX


Other Products

We also offer a variety of other products for use with both the Millennium and DSP Series.

Voice Processing System. The Cortelco Voice Processing System manages voice and fax messaging through integration of the telephone and messaging systems. This system provides a full range of voice and fax messaging services across networks running Microsoft NT, Novell NetWare, IBM OS/2 Warp and Artisoft LANtastic. Our proprietary VoiceClusters technology links multiple Cortelco Voice Processing System servers into a global messaging system, using existing wide-area networks to exchange messages between systems. This capability enables voice and fax message distribution to locations worldwide, improving message access and reducing transmission costs and delivery time. The system offers capabilities to support multiple languages simultaneously and language preference can be programmed by system, group or individual users. The Cortelco Voice Processing System is expandable from 4 to 48 ports and supports voicemail applications for up to 3,000 mailboxes, the Millennium and DSP Series platforms and many other voice communications platforms.

In-building Wireless Communications. Cortelco's Orbit Wireless Communications System utilizes micro-cellular technology in the 1.92 to 1.93 gigahertz frequency band to provide a private digital wireless voice/data communications network within a building or campus. The system consists of a controller, base stations and user handsets and can be used with our systems or with any third-party private branch exchange or key telephone system. These system components are purchased and licensed from a third-party supplier under an OEM purchase agreement. We recently announced a Millennium Wireless Services Card of our own design which we expect to make available during the third calendar quarter of 1999. This add-in card and software enables full desktop equivalent features on the Orbit wireless handsets and significantly increases the range of the system and number of users it can simultaneously support. We plan to provide a similar add-in card for the DSP Series. The Orbit Wireless Communications System won a "Best of Show" award at the 1998 CT Expo.

Interactive Voice Response. Cortelco's Illuminations packages are Interactive Voice Response and Web-enabled self-service information retrieval packages customized for certain vertical markets. We released the first Illuminations package, Illuminations for Education, in August 1998. Illuminations for Education supports such common applications as automated course registration, automated attendance validation and grade reporting. We are considering the development of additional packages for the e-commerce, call center, broadcast and retail markets.

PC-Based Attendant Console. The Navigator attendant console is a hardware and software based answering and messaging package for use with our Millennium system. The Navigator enhances an attendant's performance by presenting appropriate answer phrases, associated company directories, current availability status of individuals and other useful information with each inbound call. Calls can be connected to desired parties, on- or off-site, with a single keystroke or the click of a mouse. Messages can be taken for unavailable parties or digital pagers can be dialed with preprogrammed callback numbers displayed. The Navigator provides the attendant with the information necessary to efficiently answer and process each call presented to the console. The Navigator is particularly well-suited for multi-tenant applications. A new version of this product, to be introduced in the third calendar quarter of 1999, provides the ability to integrate with popular e-mail packages such as Microsoft Outlook. This product won a "Best of Show" award at the 1997 CT Expo.

Third-Party Products and Services in Puerto Rico

We resell cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico. These third-party products include voice communications systems from Hitachi and Lucent, sold under distributor agreements for the Puerto Rico market. Cellular airtime services are resold under agreements with CellularOne and GTE and cellular telephone equipment is resold for a variety of equipment suppliers, including Ericsson, Motorola and Nokia.

Customers

Cortelco's customers are typically enterprises with small to medium-sized installations which often have complex communications needs. Many of these customers are in selected vertical markets in which we have identified needs that can be especially well served by our systems. These markets currently include education, retail, government agencies, emergency-911 services and catalog sales. Some of our customers have multiple installations networked together and are as large as national retail chains, such as Circuit City and U-Haul, or multi-location branches of the U.S. government, such as the FAA and the U.S. Coast Guard.

For example, Circuit City, one of the nation's largest retailers of brand-name consumer electronics equipment, has implemented our products in several hundred stores throughout the United States. Circuit City's customer service centers use the Millennium Real-Time Automatic Call Distributor package. The Millennium's flexible call routing and automatic call distributor capabilities and its easy installation, programming and setup were important factors for Circuit City in choosing a Cortelco solution.

We have also sold over sixty DSP Series systems to the FAA for use in their Automated Flight Service Stations. Whenever a general aviation pilot files a flight plan, checks aviation weather or national airspace information, the call is answered and routed through a DSP Series system. The DSP Series provides the FAA with an automatic call distribution platform for applications such as computer telephony integration, skill-based call routing and remote agents, as well as full voice routing and control functionality.

Our products have been installed for over 5,400 customers in over 7,100 locations. We believe the following list of customers is typical of our customer base by virtue of the industries they represent and the types of applications they implement using our products:

     Retail Sales and Service                       Education
     ------------------------                       ---------
     Budget Rent-A-Car                              Celebration School (Disney partner)
     Circuit City                                   Pennsylvania State School Systems
     Hartz Mountain                                 St. Cloud, Minnesota School District
     PETsMART                                       Universidad Politechnica
     U-Haul                                         Washington University

     Media/Entertainment                            General Business
     -------------------                            ----------------
     KQED                                           Baxter Caribe
     Los Angeles Dodgers                            Comair (Delta)
     Penske Motorsports California Speedway         Consolidated Freightways
     Punch Productions                              Florida Power
     Trinity Productions                            Island Finance

     Call Centers                                   Government Agencies
     ------------                                   -------------------
     Bell Atlantic (emergency-911)                  Federal Aviation Administration
     Bell South (emergency-911)                     National Park Service
     Bellco Federal Credit Union                    U.S. Coast Guard
     Birkenstock Shoes                              U.S. Customs Service
     California Highway Patrol                      U.S. Marshals Service
     Current, Inc.
     Resort Quest


Sales and Marketing

For the fiscal year ended 1998, approximately 70% of our pro forma revenues were generated by our direct distribution channels and approximately 30% of our pro forma revenues were generated by our indirect distribution channels. We use a direct sales force to market our Millennium systems to national accounts and the federal government and for all DSP Series system sales. Approximately 130 authorized dealers and value added resellers sell, install and service our Millennium systems. We directly install, maintain and support our DSP Series systems. All of our sales in Puerto Rico are made through our direct sales force. We also offer systems integration services and customized system development. As of April 30, 1999, we had approximately 74 sales and marketing personnel. We have increased the number of sales and marketing personnel by approximately 48% since 1998 and anticipate further increases in the future.

Through our office in San Juan, Puerto Rico, our Caribbean and Latin American Operations unit expects to develop a network of authorized dealers for sales and service of the Millennium and DSP Series product lines in countries in the Caribbean, Central America and the northern portion of South America. Additionally, we expect to open an office in Santiago, Chile, which will develop and manage a network of authorized dealers for sales and service in Argentina, Bolivia, Chile, Equador and Peru.

Our marketing efforts focus on building brand awareness and increasing sales to customers directly and through our dealer network and value added resellers. We seek to educate customers in our targeted vertical markets about the benefits of our flexible product platforms and integrated communications solutions and the quality of our customer support and services.

Research and Development

Our research and development efforts focus on enhancing our core product lines and developing the next generation automatic call distribution and switching architecture. We routinely conduct market research and solicit input from our customers and a select set of dealers as an integral part of our product planning. Current product initiatives include:

    . Platform Extensions--Extend and enhance the capabilities of the Millennium and DSP Series platforms. Examples include: unified messaging support, enhanced integration of our Cortelco Voice Processing System, an Orbit Wireless Services Card for the DSP Series and 2-wire telephone support for the Millennium.

    . Internet-Based Products--Integrate Internet capabilities into traditional switched telephony applications. Examples include: voice-over-Internet Protocol and Web-based virtual call center capabilities.

    . Computer Telephony Integration Applications--Extend programming interfaces, develop applications and certify third-party computer telephony integration products for targeted vertical markets. Examples include: TAPI standard computer telephony integration interface, Illuminations packages for call centers and retail markets and enhanced PC Phone Control with ActiveX.

    . Next Generation Core Products--Establish design concepts and architecture for new core products that will extend and enhance the capabilities of our current Millennium and DSP Series products. Consistent with our strategy, new core products will be based on an open architecture, will support a broader set of industry standard protocols than our current products and will more fully integrate emerging voice and data technologies. Examples of the new technologies and capabilities we are addressing include: a local area network telephony gateway, an Internet Protocol-based dynamic call routing server for voice and data, frame relay and asynchronous transfer mode protocol support, and local area network-based Internet Protocol telephones.

As of April 30, 1999, we had 32 employees engaged in research and development. We have increased the total number of engineers by approximately 25% since 1998. We expect to continue to increase the number of our research and development employees at a faster rate than other areas and to focus these additional resources on our new product development initiatives. In particular, we will expand our capability to design and develop new software features which are based on industry standard network interfaces, such as asynchronous transfer mode and frame relay, and industry standard operating systems, such as Linux, Unix and Windows NT.

Manufacturing

We currently rely on two contract electronic manufacturers to produce the Millennium, CMC Industries, Inc. in Corinth, Mississippi and Pensar Corporation in Appleton, Wisconsin. Both contract manufacturers perform printed circuit board assembly and soldering, in-circuit and functional testing and packaging. We believe that CMC and Pensar have sufficient capacity and technical capabilities to respond to foreseeable increases in customer demand and advances in in-process technology. After final assembly by either manufacturer, we inspect and perform quality assurance testing at our facility in Corinth, Mississippi prior to shipment to our dealers or customers. Our contract with CMC provides for the purchase of units through purchase orders with pricing to be negotiated annually. The term of the contract is from August 1, 1998 through July 31, 1999 with one year renewals upon written notice by Cortelco. We make purchases from Pensar through purchase orders.

Due to the customized nature of call center installations, each DSP Series sys-tem is custom-configured at our facility in Kennesaw, Georgia. We use various contract electronic manufacturers to manufacture line cards, trunk cards and other DSP Series components and subassemblies. We receive, inspect and test components and subassemblies at our Kennesaw facili-ty. We then assemble and test each DSP Series system, configured in accordance with the customer's order, and ship the product directly to the customer's site.

We are dependent on certain key suppliers for a number of our product components. For example, we rely on Siemens for our primary digital signal processors and chip sets, Natural Microsystems to supply the voice processors for our Cortelco Voice Processing System and CTP Systems for our Orbit wireless handsets and base stations. Our contract electronic manufacturers use standard components and subassemblies manufactured to our specifications. We make purchases from these suppliers through purchase orders. Interruptions in the availability of components from our key suppliers could result in delays or reductions in product shipments, which could damage our customer relationships and have an adverse effect on our operating results. We could also have difficulties finding alternate suppliers or modifying product designs to use alternative components.

Competition

Our principal competitors include Lucent Technologies, Mitel, NEC, Nortel Networks and Siemens in the voice communications equipment market and Aspect Telecommunications and Rockwell Electronic Commerce in the call center market. We also compete with vendors in markets for our ancillary products, such as voicemail, wireless communications and computer telephony integration applications. As voice and data communications networks converge, data equipment vendors such as Cisco Systems and 3Com may also compete in our market. In addition, alliances and mergers between telecommunications and computer companies may strengthen our competitors' positions or result in new entrants into our market.

Many of our current and potential competitors have significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed customer base than we do. As a result, our competitors may be able to respond to new or emerging technologies and changes faster than we can. They may also be able to devote greater resources to the development, promotion and sale of their products. Actions by our competitors could result in price reductions, reduced margins and loss of market share, any of which would have a material adverse effect on our financial condition. There can be no assurance that we can compete successfully against our competitors or that competitive pressures would not have a material adverse effect on our financial condition and results of operations.

Intellectual Property

Cortelco relies on patent, trademark, copyright, trade secret protection and confidentiality and license agreements with its employees, clients, partners and others to protect its proprietary rights. We currently have 23 patents issued in the United States and additional patents pending. There can be no assurance that any patent applications now pending or hereafter filed by Cortelco will result in patents being issued.

The patent position of technology companies involves complex legal and factual questions and, therefore, their validity and enforceability cannot be predicted with certainty. There can be no assurance that the steps taken by Cortelco to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate our patents, trade secrets, trademarks and similar proprietary rights. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by Cortelco.

A failure by Cortelco to protect its intellectual property could have a material adverse effect on its business, financial condition and results of operations. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could have a material adverse effect on our business, financial condition and results of operations.

"BCS Technologies," "DSP1000," "Millennium," "DSP2000," "Illuminations," "Navigator," "Orbit," "VoiceClusters" and the Cortelco logo are trademarks of Cortelco.

Facilities

We currently lease the following facilities:

    . Memphis, Tennessee--approximately 25,000 square feet of office space for our corporate headquarters as well as administration, sales and marketing, customer support and Millennium engineering departments

    . Kennesaw, Georgia--approximately 23,000 square feet of office space for our DSP Series engineering, manufacturing operations and quality assurance departments

    . San Juan, Puerto Rico--approximately 15,000 square feet of office space for our Caribbean and Latin American Operations unit

    . Corinth, Mississippi--approximately 11,000 square feet of warehouse space for our Millennium manufacturing operations and quality assurance departments

    . Englewood, Colorado--approximately 7,000 square feet of office space for ACD Business Operations unit sales and marketing and customer support departments

    . Guelph, Ontario, Canada--approximately 5,000 square feet of office space for a software engineering group

We expect to relocate our headquarters to a larger facility in Memphis, Tennessee in 2000. We believe that these facilities will be adequate to accommodate our needs for the foreseeable future.

Employees

As of April 30, 1999, we employed approximately 243 people, including approximately 74 in sales and marketing, approximately 32 in research and development, approximately 75 in service, technical support and training, approximately 24 in manufacturing operations and quality assurance and approximately 38 in finance and administration. We also employ independent contractors and other temporary employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly for qualified service technicians and software engineers trained in computer telephony integration and other technical staff. We believe that our future success will depend in part on our ability to attract, hire and retain qualified personnel.

Legal Proceedings

In the ordinary course of our business, we may from time to time be involved in litigation with employees, customers and others. In 1997, Cellu-Tel, Inc. filed an action against Cortelco Puerto Rico in Superior Court in San Juan, Puerto Rico. The complaint essentially alleges that Cortelco Puerto Rico breached the terms of its contract by terminating cellular activations. The complaint seeks damages of approximately $854,430. We believe that this litigation is without merit and will not have a material adverse effect on our business.

In July 1998, we were served with a complaint by CBC Distribution & Marketing, Inc., alleging essentially that a Millennium system purchased by CBC failed to function as represented. The complaint, which also named our dealer, Technicom Communications, Inc., and CBC's insurance carrier as defendants, seeks actual damages of approximately $1.5 million due to disruption of its fantasy football pool operations plus punitive damages and attorneys' fees. CBC later amended the complaint to add Sprint International Communications as a defendant. CBC's insurance carrier also filed a cross-claim against us. CBC's claim against its insurance carrier and the insurance carrier's cross-claim against us have since been voluntarily dismissed. A trial date has been set for March 6, 2000. We believe that this litigation is without merit and will not have a material adverse effect on our business.

In addition, in November 1998, WSI, Inc., as debtor in possession in a chapter XI bankruptcy proceeding, filed an action against Cortelco Puerto Rico, Cortelco Systems Holding Corporation and David S. Lee, one of our directors, in bankruptcy court. WSI is a distributor of telecommunications systems in Puerto Rico. The complaint essentially alleges that the defendants misused confidential information and otherwise engaged in unfair competition with WSI by attempting to discredit WSI with Lucent Technologies, Inc. and WSI's customers in Puerto Rico and to hire WSI employees. The complaint seeks damages in excess of $15.0 million plus costs and attorneys' fees. We believe that this litigation is without merit and will not have a material adverse effect on our business.

                                   Management

Executive Officers and Directors

The executive officers and directors of Cortelco, and their ages as of April 30, 1999, are as follows:

     Name                     Age                        Position
----------------------------  --- ------------------------------------------------------
J. Michael O'Dell...........  51  President, Chief Executive Officer and Director
Stephen N. Samp.............  34  Chief Financial Officer, Vice President of Finance and
                                  Administration and Secretary
Robert R. Cash..............  44  Vice President of Sales and Marketing
David M. Fredrick...........  46  Vice President/General Manager of ACD Business
                                  Operations
Sergio R. Moren.............  54  Vice President/General Manager of Caribbean and Latin
                                  American Operations
David S. Lee (1)............  61  Chairman of the Board
Stephen R. Bowling (1)(2)...  56  Director
Robert P. Dilworth (2)......  54  Director
W. Frank King (1)...........  59  Director
Jenny Hsui Theleen (1)(2)...  47  Director

-------------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

J. Michael O'Dell has served as Chief Executive Officer and a director of Cortelco since April 1998 and as President since October 1997. He also served as Chief Operating Officer of Cortelco from October 1997 to April 1998. From May 1993 to October 1997, Mr. O'Dell held various management positions at VTEL Corporation, a visual communications company, the most recent being Vice President and General Manager for the Enterprise Systems Division. Prior to VTEL, Mr. O'Dell served as Vice President, PC Products at Dell Computer Corporation, a personal computer manufacturer, and in various management capacities at IBM Corporation, a computer and electronics company. Mr. O'Dell received an M.S. in computer science from the United States Naval Postgraduate School and a B.S. from the United States Naval Academy in Annapolis, Maryland.

Stephen N. Samp has served as Chief Financial Officer, Vice President of Finance and Administration and Secretary of Cortelco since March 1998. From June 1995 to February 1998, Mr. Samp was Vice President, Controller and Chief Accounting Officer at Guardsmark, Inc., a private security services firm. Mr. Samp previously worked with Deloitte, Haskins & Sells, an accounting firm. From August 1993 to May 1995, Mr. Samp attended the Wharton Graduate School of Business at the University of Pennsylvania where he earned an M.B.A. Mr. Samp received a B.S. in business administration from the Ohio State University.

Robert R. Cash has served as Vice President of Sales and Marketing for Cortelco since March 1998. From June 1996 to March 1998, he was Senior Vice President at Coherent Communications Systems Corporation, a telephone apparatus company. From 1991 to 1994, Mr. Cash served as Vice President of Consumer Products and Vice President and General Manager for the Wireless Terminal Strategic Business Unit, a division of AT&T, a telecommunications company. He also has experience as New Business Development Vice President, as well as Product Manager, responsible for Key System Products at AT&T General Business Systems. Mr. Cash received an M.B.A. from Rutgers University and a B.A. in accounting from Lipscomb University.

David M. Fredrick has served as Vice President/General Manager of ACD Business Operations since April 1999. From 1988 until BCS was acquired by Cortelco in April 1999, Mr. Fredrick served as President and a director of BCS and its predecessor. Prior to BCS, Mr. Fredrick served as Vice President and Chief Operating Officer of Big O Tire Dealers and a consultant for a healthcare franchise company. Mr. Fredrick received an M.B.A. and a B.A. in business administration from the University of Denver.

Sergio R. Moren has served as Vice President/General Manager of Caribbean and Latin American Operations since April 1999. Mr. Moren joined Cortelco Systems Puerto Rico in February 1998 and served as its President until it merged with Cortelco in April 1999. He joined Cortelco from Integrated Technologies, a contract manufacturer in the Dominican Republic, where he was Vice President from January 1996 to February 1998. Mr. Moren has also held a number of executive manufacturing and sales and marketing positions with various companies, including ITT Industries, Inc. in Puerto Rico and Latin America, where he last held the position of President and General Manager of ITT Qume Caribe, Puerto Rico. Mr. Moren received a masters degree from Harvard University's program for management development and a B.S. in electrical engineering from Santa Maria University in Chile.

David S. Lee has served as the Chairman of Cortelco since 1991. Mr. Lee also serves as a director of CMC Industries, Inc., a contract electronic manufacturer; Centigram Communications Corporation, a communications management system company; and Linear Technology Corporation, a semiconductor company. Mr. Lee is a private investor and also serves as a Regent of the University of California. Mr. Lee was the President and Chairman of Data Technology Corporation from 1985 to 1988. Previously he served as Group Executive and Chairman of the Business Information Systems Group of ITT Corporation, and President of ITT Qume, formerly Qume Corporation. Mr. Lee co-founded Qume Corporation in 1973 and served as Executive Vice President until the company was acquired by ITT in 1978. Mr. Lee received an M.S. in mechanical engineering from North Dakota State University. Mr. Lee received a B.S. in mechanical engineering and an honorary doctorate of engineering from Montana State University.

Stephen R. Bowling has served on the board of directors of Cortelco since September 1993. From 1994 to October 1997, he was the President of Cortelco and, from 1994 to April 1998, he was the Chief Executive Officer of Cortelco. Mr. Bowling is a private investor and since September 1993, he has served as President, Chief Executive Officer and a director of Cortelco Systems Holding Corporation. From 1978 to 1984, Mr. Bowling held several executive positions with Qume Corporation, a computer systems peripherals company, where his last position was Executive Vice President and General Manager. Mr. Bowling received an M.B.A. from Stanford University and a B.A. in economics from Williams College.

Robert P. Dilworth has served on the board of directors of Cortelco since July 1998. He is presently serving as Senior Vice President of the Computer and Consumer Products Group at VLSI Technology, Inc., a semiconductor manufacturer, where he continues to serve as a director. Mr. Dilworth is also presently serving as the Chairman of Metricom, Inc., a wireless data communications company, and served as its President from 1987 to 1997, and its Chief Executive Officer from 1987 to 1998. Mr. Dilworth is a director of Photonics Corporation, a computer communications equipment company. Mr. Dilworth received a B.S. in business administration from Los Angeles State University.

W. Frank King has served on the board of directors of Cortelco since September 1998. He is currently a private investor and a director of PSW Technologies, Inc., a software integration consulting firm, where he served as President and Chief Executive Officer from 1992 to 1998. He currently serves on the boards of directors of Excalibur Technologies Corporation, a software company; Auspex Systems Inc., a computer server manufacturer; Best Software, Inc., an application software company; and Natural Microsystems Corporation, a telecommunications company. Dr. King earned a Ph.D. in electrical engineering from Princeton University, an M.S. in electrical engineering from Stanford University and a B.S. in electrical engineering from the University of Florida.

Jenny Hsui Theleen has served on the board of directors of Cortelco since July 1997. She is currently serving as the Chairman of CV Transportation Services, an integrated transportation and distribution company. In 1984, Ms. Theleen co-founded ChinaVest, a private equity investment firm, and presently serves as a managing director. Ms. Theleen earned her post-graduate degree from L'Institut d'Etudes Politiques in Paris, France, and a bachelor's degree from the University of Singapore.

Committees of the Board of Directors

Our board of directors consists of six members, including our Chief Executive Officer. In accordance with the terms of our certificate of incorporation, the terms of office of the board of directors will be divided into three classes:
Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Stephen R. Bowling and Jenny Hsui Theleen, the Class II directors are Robert P. Dilworth and David S. Lee, and the Class III directors are W. Frank King and J. Michael O'Dell. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Our board of directors has established an audit committee and a compensation committee. The audit committee consists of independent directors Stephen R. Bowling, Robert P. Dilworth and Jenny Hsui Theleen. The audit committee makes recommendations to the board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Cortelco's independent auditors, and reviews and evaluates Cortelco's audit and control functions. The compensation committee consists of Stephen R. Bowling,
W. Frank King, David S. Lee and Jenny Hsui Theleen.

Director Compensation

Directors currently do not receive any cash compensation for services provided as a board member but are reimbursed for out-of-pocket expenses they incur in connection with attendance at board meetings. Pursuant to the 1997 Equity Incentive Plan, Robert P. Dilworth and W. Frank King were each granted an option to purchase 18,000 shares of common stock at an exercise price of $0.70 per share in July 1998 and September 1998, respectively, and an option to purchase 17,027 shares of common stock at an exercise price of $6.50 per share in December 1998. Directors are eligible to receive discretionary option grants pursuant to the 1999 Equity Incentive Plan and employee directors will also be eligible to participate in the 1999 Employee Stock Purchase Plan. See "--Stock Incentive Plans."

Compensation Committee Interlocks and Insider Participation

In April 1998, our board of directors established a compensation committee. The compensation committee is responsible for approving all compensation arrangements for our officers and for administering our employee stock option and stock purchase plans. In the last fiscal year, the compensation committee was composed of Stephen R. Bowling, David S. Lee and Jenny Hsui Theleen. W. Frank King joined the compensation committee in February 1999. Other than Stephen R. Bowling, who served as Cortelco's President from 1994 to October 1997 and as Cortelco's Chief Executive Officer from 1994 to April 1998, none of the members of the compensation committee are, or have ever been, officers or employees of Cortelco. Prior to the formation of the compensation committee, all decisions regarding compensation arrangements for our officers were made by the board of directors. See "Certain Transactions."

Executive Compensation

The following table sets forth certain information concerning the compensation earned for the fiscal year ended July 31, 1998 for (a) Cortelco's Chief Executive Officer and (b) each other executive officer of Cortelco whose total salary and bonus exceeded $100,000 for services rendered to Cortelco and its subsidiaries during the fiscal year 1998. For information regarding terms of the stock options, see "--Stock Incentive Plans."

The annual compensation of each of Robert R. Cash, David M. Fredrick and Sergio
R. Moren exceeds $100,000. However, because each of the above individuals were hired during fiscal year 1998, their total compensation earned as of the end of fiscal year 1998 did not exceed $100,000 and therefore they are not included in the following table as named executive officers. J. Michael O'Dell joined Cortelco as President and Chief Operating Officer in October 1997 and became the Chief Executive Officer of Cortelco in April 1998. Stephen R. Bowling previously served as President of Cortelco until October 1997 and Chief Executive Officer until April 1998.

Summary Compensation Table

                                  ---------------------------------------------
                                                                    Long-Term
                                       Annual Compensation         Compensation
                                  -----------------------------    ------------
                                                                     Securities
                                                   Other Annual      Underlying
Name and Principal Position         Salary   Bonus Compensation         Options
---------------------------       -------- ------- ------------    ------------
J. Michael O'Dell................ $156,153 $33,400      $68,000(1)       85,000
Stephen R. Bowling...............  180,000     --           --              --

-------------------
(1) Represents reimbursement of relocation expenses.

Option Grants in Last Fiscal Year

The following table sets forth each grant of stock options made during the fiscal year ended July 31, 1998 to each of the named executive officers. Options generally vest at a rate of 12.5% beginning on the date six months after the vesting commencement date and the remaining options vest in equal installments on a monthly basis over a three and one-half year period thereafter. These options have a term of 10 years.

The potential realizable value is calculated based on the term of the option at the time of grant, which is 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                         --------------------------------------------------------------------------
                                     Individual Grants
                         -------------------------------------------
                                                                         Potential Realizable Value at
                                                                               Assumed Annual Rates of
                                                                          Stock Price Appreciation for
                                                                                           Option Term
                                                                     ------------------------------
                                    Percentage
                          Number of   of Total
                         Securities    Options
                         Underlying Granted in   Exercise
                            Options     Fiscal      Price Expiration
Name                        Granted    1998(1)  Per Share       Date             5%            10%
----                     ---------- ----------  --------- ---------- -------------- ---------------
J. Michael O'Dell.......     85,000       61.0% $    1.00   10/15/07 $       53,456 $      135,468

-------------------

(1) Based on an aggregate of 139,311 shares subject to options granted to employees of Cortelco under the 1997 Equity Incentive Plan in fiscal 1998, including the named executive officers.

Aggregated Options Exercised in Fiscal 1998 and Year-End Option Values

The following table sets forth, for the named executive officers, the shares acquired and the value realized on each exercise of stock options during the year ended July 31, 1998, and the number and value of securities underlying unexercised options held by the named executive officers at July 31, 1998. Options generally vest at a rate of 12.5% on the date six months after the date of grant and the remaining options vest in equal installments on a monthly basis over a three and one-half year period thereafter. These options have a term of 10 years. There was no public trading market for the common stock as of April 30, 1999. Accordingly, the value of unexercised in-the-money options have been calculated assuming the shares of common stock have a value of $11.00 per share.

                         -------------------------------------------------------------------------------------
                                                 Number of Securities Underlying        Value of Unexercised
                              Shares                 Unexercised Options (1)           In-The-Money Options
                            Acquired     Value ----------------------------------    -------------------------
Name                     on Exercise  Realized    Exercisable       Unexercisable    Exercisable Unexercisable
----                     ----------- --------- ---------------   ----------------    ----------- -------------
J. Michael O'Dell.......         --        --             15,938              69,062    $159,380      $690,620
Stephen R. Bowling......         --        --             59,173                 --   $  608,890           --

Stock Incentive Plans

1999 Equity Incentive Plan

In April 1999, our board of directors adopted, and the stockholders approved, the 1999 Equity Incentive Plan. There is currently an aggregate of 2,000,000 shares of common stock authorized for issuance under the plan. The plan provides for the grant of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended (the "Code"), to employees and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees, directors and consultants of Cortelco and its affiliates. The plan is administered by a committee appointed by the board of directors which determines recipients and types of awards to be granted, including the exercise price, the number of shares subject to the award, the vesting rate and the exercisability of awards.

The terms of options granted under the plan may not exceed 10 years. The exercise price is determined by the board of directors, provided that, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the option grant, and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of the option grant. Generally, the optionee may not transfer a stock option other than by will or the laws of descent or distribution unless the optionee holds a nonstatutory stock option that provides for transfer in the stock option agreement. However, an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with Cortelco or any affiliate ceases for any reason may exercise vested options for the term provided in the option agreement.

No incentive stock option may be granted to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of Cortelco or any affiliate of Cortelco, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under all Cortelco stock plans and its affiliates, may not exceed $100,000.

When Cortelco becomes subject to Section 162(m) of the Code, which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000, no person may be granted options under the plan covering more than 500,000 shares of common stock in any calendar year.

Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the plan. Restricted stock purchase awards granted under the plan may be granted pursuant to a repurchase option in favor of Cortelco in accordance with a vesting schedule and at a price determined by the board of directors. Stock bonuses may be awarded in consideration of past services without a purchase payment. Unless otherwise specified, rights under a stock bonus or restricted stock bonus agreement generally may not be transferred other than by will or the laws of descent and distribution during such period as the stock awarded pursuant to such an agreement remains subject to the agreement.

If there is any sale of substantially all of Cortelco's assets, any merger, reverse merger or any consolidation in which Cortelco is not the surviving corporation, or any acquisition by certain persons, entities or groups of 50% or more of Cortelco's stock, all outstanding awards under the plan either will be assumed or substituted by any surviving entity. If the surviving entity determines not to assume or substitute such awards, the vesting provisions of such stock awards will be accelerated and the awards terminated if not exercised prior to the such transaction.

As of April 30, 1999, no stock bonuses or restricted stock awards had been granted, options to purchase 987,982 shares of common stock were outstanding, no options had been exercised and 1,012,018 shares remained available for future grants pursuant to the plan. The plan will terminate in April 2009.

1997 Equity Incentive Plan

In April 1998, our board of directors and stockholders approved the 1997 Stock Incentive Plan, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees and consultants. A maximum of 450,000 shares of common stock have been reserved for issuance under the plan. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under all stock plans of Cortelco and its affiliates, may not exceed $100,000.

The plan is administered by the board of directors, which has the authority to determine which eligible individuals are to receive options or restricted stock awards, the terms of such options or awards, the status of such options as incentive or nonqualified stock options under the federal income tax laws, including the number of shares, exercise or purchase prices and exercisability, vesting schedule and the time, manner and form of payment upon exercise of an option. The exercise price of options granted under the plan is determined by the compensation committee. The options expire after a specified period that may not exceed ten years or in the case of a stockholder holding greater than 10% of the voting power, five years. As of April 30, 1999, options to purchase 333,505 shares were outstanding, no options had been exercised, and 116,495 shares remained available for future grants pursuant to the plan. The plan will terminate in April 2008. Our board of directors has determined that no further options will be granted under the plan after the completion of this offering.

1997 Equity Incentive Plan of BCS Technologies, Inc.

In April 1999, in connection with the acquisition of BCS, we assumed the 1997 Stock Incentive Plan of BCS, which provides for the grant of incentive stock options, nonqualified stock options and restricted stock awards to employees and consultants. A maximum of 96,495 shares of our common stock have been reserved for issuance under the plan. As of April 30, 1999, options to purchase 94,279 shares were outstanding, no options had been exercised, and 2,216 shares remained available for future grants pursuant to the plan. The plan will terminate in January 2007. Our board of directors has determined that no further options will be granted under the plan after the completion of this offering.

1999 Employee Stock Purchase Plan

In April 1999, our board of directors and stockholders approved the 1999 Employee Stock Purchase Plan, which enables eligible employees to acquire shares of common stock through payroll deductions. The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The initial offering period will start on the date of this prospectus and end on August 31, 2000, with purchase dates on February 29, 2000 and August 31, 2000, unless otherwise determined by our board of directors. Each offering under the plan after the initial offering will run for one year, unless otherwise determined by the board of directors prior to the beginning of such offering. During each offering period, an eligible employee may select a rate of payroll deduction of up to 15% of compensation. The purchase price for the common stock purchased under the plan is 85% of the lesser of the fair market value of the shares on the first day or the purchase date. An aggregate of 250,000 shares of common stock have been reserved for issuance under the plan.

Employment Agreement

With the exception of David M. Fredrick, Vice President/General Manager of ACD Business Operations, none of our executive officers has an employment agreement, and each of such executive officers serves at the discretion of our board of directors. On April 12, 1999, Cortelco entered into an employment agreement with Mr. Fredrick. Pursuant to the terms of such agreement, Mr. Fredrick is to receive annual salary of $165,000 in 1999 and an annual salary of $175,000 in 2000. Mr. Fredrick will receive an option to purchase 70,000 shares of common stock, 60,000 shares of which vest on January 2, 2001 and 10,000 shares of which vest on January 2, 2002.

401(k) Plan

Effective July 15, 1990, as amended on October 1, 1995, our board of directors adopted an employee savings and retirement plan covering certain of our employees. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the lesser of 16% of such compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the plan. Cortelco may make contributions equal to 50% of the first 6% of the total of an employee's elective contribution and/or their after-tax employee contribution up to a maximum of $2,000 to the plan on behalf of eligible employees. Additionally, we may make an additional non-matching contribution on a discretionary basis on behalf of all eligible employees. The plan is intended to qualify under Section 401 of the Code so that contributions by employees or by Cortelco to the plan, and income earned on the plan contributions, and so that contributions by Cortelco, if any, will be deductible by us when made. The trustee under the plan, at the direction of each participant, invests the plan employee salary deferrals in selected investment options. We made monthly contributions to the plan in fiscal 1998 and in the first three quarters of fiscal 1999. We expect to continue to make monthly contributions at least through fiscal 2000.

Limitation of Liability and Indemnification Matters

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required, or permitted, to indemnify. Pursuant to this provision, we expect to enter into indemnity agreements with each of our directors and executive officers.

In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, for any transaction from which the director derived an improper personal benefit, improper transactions between the director and us and improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We expect to enter into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Cortelco or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Cortelco and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

                       Principal and Selling Stockholders

The following table sets forth certain information with respect to the beneficial ownership of Cortelco's outstanding common stock as of April 30, 1999 and as adjusted to reflect the sale of the common stock being offered hereby by:

    . each person (or group of affiliated persons) who is known by Cortelco to own beneficially more than 5% of the common stock

    . each of the Named Executive Officers

    . each of the directors

    . all directors and executive officers of Cortelco as a group

    . each of Cortelco's current stockholders who is expected to sell shares in the offering.

Unless otherwise specified, the address of the stockholder is the address of Cortelco set forth in this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 9,074,826 shares of common stock outstanding as of April 30, 1999 and 11,436,644 shares of common stock outstanding after completion of this offering assuming no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised in full, 11,543,381 shares of common stock will be outstanding after the completion of this offering and the following stockholders will sell the following additional number of shares: ChinaVest (181,818); Cortelco Systems Holding Corporation (22,727); CMC Industries, Inc. (108,718); David M. Fredrick (13,636); and Frank Naso (13,636).

                          --------------------------------------------------------------
                           Beneficial Ownership                    Beneficial Ownership
                            Prior to Offering                         After Offering
                          ----------------------                  ----------------------
                            Number of                   Number of   Number of
Beneficial Owner               Shares    Percent   Shares Offered      Shares    Percent
----------------          ------------ ---------   -------------- ------------ ---------
David S. Lee (1)........     3,551,119       39.1%            --     3,055,291       26.7%
ChinaVest and affiliated
 entities (2)...........     1,888,457       20.8             --     1,888,457       16.5
Cortelco Systems Holding
 Corporation (3)........       793,246        8.7          77,273      715,973        6.3
CMC Industries, Inc.
 (4)....................       612,530        6.7         418,555      193,975        1.7
David M. Fredrick (5)...       636,518        7.0         122,727      439,993        3.8
Frank Naso (6)..........       616,445        6.8         122,727      419,921        3.7
J. Michael O'Dell (7)...        43,792          *             --        43,792          *
Jenny Hsui Theleen (8)..     1,888,457       20.8             --     1,888,457       16.5
Stephen R. Bowling (9)..       860,406        9.4             --       783,133        6.8
Robert P. Dilworth
 (10)...................         6,253          *             --         6,253          *
W. Frank King (11)......         5,128          *             --         5,128          *
All directors and
 executive officers as a
 group (10 persons) (12)
 .......................     6,210,127       67.5         122,727    5,517,774       47.7
Other selling
 stockholders (13) .....       147,595        1.6          78,718       68,877          *

-------------------
  * Represents beneficial ownership of less than 1%.
 (1) Includes 2,145,343 shares held directly by David S. Lee, 793,246 shares held by Cortelco Systems Holding Corporation and 612,530 shares held by CMC prior to this offering. David S. Lee is both Chairman and a principal stockholder of each of Cortelco Systems Holding Corporation and CMC. David
     S. Lee disclaims beneficial ownership of the shares held by Cortelco Systems Holding Corporation and the shares held by CMC.

 (2) Consists entirely of 1,624,072 shares held by ChinaVest IV, L.P., 186,958 shares held by ChinaVest IV-A, L.P. and 77,427 shares held by ChinaVest IV-B, L.P. (collectively, "ChinaVest"). The address for ChinaVest is 19/F Dina House, 11 Duddell Street, Central, Hong Kong.
 (3) The address for Cortelco Systems Holding Corporation is 1703 Sawyer Road, Corinth, Mississippi.
 (4) The address for CMC Industries, Inc. is 4950 Patrick Henry Drive, Santa Clara, California. CMC announced on May 10, 1999 that it has signed a definitive agreement to be acquired by ACT Manufacturing Inc.
 (5) Includes 73,798 shares prior to this offering subject to purchase by certain employees of BCS pursuant to options exercisable upon this offering.
 (6) Includes 73,797 shares prior to this offering subject to purchase by certain BCS employees pursuant to options exercisable upon this offering. Frank Naso is an employee of Cortelco and a former principal stockholder of BCS.
 (7) Consists entirely of 43,792 shares issuable upon the exercise of options that will become exercisable within 60 days of April 30, 1999.
 (8) Consists entirely of 1,888,457 shares held by ChinaVest. ChinaVest Partners IV is a general partner of ChinaVest IV, L.P. and ChinaVest IV-A, L.P. ChinaVest Management Ltd. is a general partner of ChinaVest IV-B, L.P. Jenny Hsui Theleen is a general partner of ChinaVest Partners IV and a stockholder of ChinaVest Management Ltd. Jenny Hsui Theleen disclaims beneficial ownership of these shares except to the extent of her proportional partnership interest therein.
 (9) Includes 7,988 shares held directly by Stephen R. Bowling and 793,246 shares held by Cortelco Systems Holding Corporation prior to this offering which includes 83,165 shares of common stock held by Cortelco Systems Holding Corporation which are issuable to Stephen R. Bowling upon the exercise of options to purchase shares of Cortelco Systems Holding Corporation that will become exercisable within 60 days of April 30, 1999. Also includes 59,172 shares issuable upon the exercise of options that will become exercisable within 60 days of April 30, 1999. Stephen R. Bowling is the President, Chief Executive Officer and a director of Cortelco Systems Holding Corporation. Other than his option for 83,165 shares of common stock, Stephen R. Bowling disclaims beneficial ownership of the shares held by Cortelco Systems Holding Corporation.
(10) Consists entirely of 6,253 shares issuable upon the exercise of options that will become exercisable within 60 days of April 30, 1999.
(11) Consists entirely of 5,128 shares issuable upon the exercise of options that will become exercisable within 60 days of April 30, 1999.
(12) Includes 126,045 shares issuable upon the exercise of options that will become exercisable within 60 days of April 30, 1999.
(13) Consists entirely of 73,798 shares held by David M. Fredrick prior to this offering and 73,797 shares held by Frank Naso prior to this offering, all of which are subject to purchase by certain employees of BCS pursuant to options exercisable upon this offering. These employees are Mary Ann Alderman, Ed Barker, Michael Carothers, Jim Coker, Michael Countryman, Tom Fiore, Dale Goulette, Robert Havens, Willie Humbert, Dave Kelly, Tom McNeese, Keith Nansteel, John Nicholson, Wojciech Pawlowski, Barbara Putnam and Robert Van de Steeg.

                              Certain Transactions

Prior to April 1999, Cortelco was a subsidiary of Cortelco Systems Holding Corporation and from time to time engaged in intercompany transactions with its parent and affiliates. See note 15 to our consolidated financial statements. The Cortelco common stock held by our parent company was pledged to secure a debt obligation in the amount of $3,600,000 as of December 31, 1998. In order to release this stock from the pledge so that Cortelco Systems Holding Corporation could distribute it to the holders of its capital stock and facilitate the acquisition of BCS, an agreement was entered into with the lender on February 25, 1999 to repay the remaining principal of this obligation in several installments, the last of which was paid on May 28, 1999. We loaned $2,600,000 at an interest rate equal to the prime rate plus 1.5% to Cortelco Systems Holding Corporation to be used for these payments. We have also declared dividends in the amount of $2,658,000, payable upon completion of this offering, which will be applied to repay the principal of the loan to us. Following release of the pledge, Cortelco Systems Holding Corporation distributed a total of 2,856,944 shares of our common stock to its stockholders in April 1999. In connection with this distribution, Cortelco Systems Holding Corporation distributed: 1,137,364 shares of common stock to David S. Lee, chairman of Cortelco; 612,530 shares to CMC Industries; and 4,667 shares to Stephen R. Bowling, a director of Cortelco. David S. Lee is also Chairman and a principal stockholder of Cortelco Systems Holding Corporation. Stephen
R. Bowling is also President, Chief Executive Officer and a director of Cortelco Systems Holding Corporation. CMC Industries is affiliated with Cortelco through common stock ownership.

Pursuant to a Convertible Note Purchase Agreement dated as of July 31, 1997, we sold a convertible promissory note in the aggregate principal amount of $3,000,000 to ChinaVest, a principal stockholder. The note matures on July 31, 2002 and accrues interest at the rate of 8.0%, payable on the maturity date or sixty days following the date of conversion. On April 12, 1999, in accordance with the terms of the note, ChinaVest converted $686,000 of outstanding principal into 1,463,206 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock automatically converts into 1,434,894 shares of our common stock upon completion of this offering. The remaining principal amount of $2,314,000, plus accrued interest, outstanding under the note will be paid from the net proceeds of this offering. Jenny Hsui Theleen, a director of Cortelco, is a managing director of ChinaVest.

In July 1997, we loaned Cortelco Systems Holding Corporation the principal amount of $3,184,000. The note accrues interest at the rate of 8.0% per annum. In April 1999, we repurchased 250,000 shares of our common stock from Cortelco Systems Holding Corporation in exchange for the cancellation of $2,500,000 of the principal amount of the note. The remaining principal amount of $684,000, plus accrued interest, is due in November 2000.

In October 1997, we loaned J. Michael O'Dell, our Chief Executive Officer and a director, the principal amount of $132,000 in connection with relocation expenses. J. Michael O'Dell repaid $61,000 of principal on the note in October 1998. The balance is due in October 1999.

In April 1998, we sold a Millennium system to a public television station for $210,000. The funding for the purchase was based on a directed donation from David S. Lee through the Asia Cultural Teachings Corporation, a charitable foundation. David S. Lee is the honorary president of Asia Cultural Teachings Corporation.

In April 1998, David S. Lee loaned Cortelco the principal amount of $250,000, payable on demand. The note was non-interest bearing and was repaid in full in October 1998. In February 1999, we distributed a note receivable from David S. Lee in the amount of $250,000, which had been recorded as an offset to stockholders equity, to Cortelco Systems Holding Corporation as a dividend.

In April 1999, we declared and paid a stock dividend of 195,684 shares of common stock.

In connection with the BCS acquisition, we issued 1,036,014 shares of our common stock to David S. Lee, 636,518 shares to David M. Fredrick, 616,445 shares to Frank Naso, 453,562 shares to ChinaVest and 3,321 shares to Stephen
R. Bowling in exchange for their stockholdings in BCS. See "Company Background." We also entered into employment agreements with David M. Fredrick and Frank Naso. See "Management--Employment Agreements."

Since 1993, CMC Industries, Inc., a principal stockholder, has provided certain manufacturing services on a non-exclusive basis. The current agreement with CMC, dated as of August 1, 1998, expires on July 31, 1999, and is renewable annually by Cortelco. David S. Lee is Chairman and a principal stockholder of CMC. CMC announced on May 10, 1999 that it had signed a definitive agreement to be acquired by ACT Manufacturing Inc.

We purchase single line phones from, and sell Millennium related products to, Cortelco International, Inc., a wholly-owned subsidiary of Cortelco Systems Holding Corporation. David S. Lee and Stephen R. Bowling are directors of Cortelco International, Inc. In fiscal 1998, our purchases from Cortelco International, Inc. totaled $85,000 and our sales totaled $188,000.

Cortelco believes that all of the transactions set forth above were made on terms no less favorable to Cortelco than could have been otherwise obtained from unaffiliated third parties. As a matter of policy, all future transactions between Cortelco and any of its officers, directors or principal stockholders will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board.

                          Description of Capital Stock

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, which have been filed as exhibits to our registration statement, of which this prospectus is a part.

Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. As of April 30, 1999, there were 9,074,826 shares of common stock outstanding held of record by approximately 125 stockholders.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority, without further action by the stockholders, to issue any undesignated shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Cortelco. We have no present plan to issue any shares of preferred stock.

Registration Rights

After this offering, the holders of approximately 2,795,361 shares of common stock will be entitled to rights to require the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to certain limitations, to include their shares to be registered. The holders may also require us to file a registration statement under the Securities Act with respect to their shares, and we are required to use our best efforts to effect up to two such registrations. Furthermore, the holders may require us to register their shares on Form S-3 when we become eligible to use such form. Generally, we are required to bear all registration and selling expenses incurred in connection with any registrations except for underwriting discounts and commissions. These rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

Delaware Anti-Takeover Law and Certain Charter Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior did own, 15% or more of the corporation's voting stock.

Our certificate of incorporation, effective upon the closing of this offering, also requires that:

    . the terms of the board of directors will be staggered into three classes

    . any action required or permitted to be taken by stockholders of Cortelco must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent

    . the stocholders may amend our bylaws or adopt new bylaws only by the affirmative vote of 66 2/3% of the outstanding voting securities

    . special meetings of our stockholders may be called only by the board of directors, the Chairman of the Board or the Chief Executive Officer

These provisions may have the effect of delaying, deferring or preventing a change in control of Cortelco.

Transfer Agent and Registrar

American Securities Transfer and Trust has been appointed as the transfer agent and registrar for our common stock. Its telephone number is (303) 298-5370.

                        Shares Eligible for Future Sale

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of the offering, we will have 11,436,644 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants and based upon the number of shares outstanding as of April 30, 1999. Of these shares, the 3,181,818 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 8,254,826 shares held by existing stockholders, and any shares purchased by affiliates in this offering, will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Our affiliates will hold 5,388,685 of the restricted shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which are summarized below.

Upon completion of this offering, the holders of 2,795,361 shares of common stock, or their transferees, will be entitled to rights to require the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates, immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

We, our officers, directors and stockholders holding approximately 7,749,384 shares of common stock will agree under written lock-up agreements not to, without the prior written consent of J.P. Morgan Securities Inc., sell any shares of common stock for 180 days after the date of this prospectus. See "Underwriting."

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, stockholders who have beneficially owned restricted shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Cortelco. A person, or person whose shares may be aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

Any of our employees, directors or consultants who purchased, or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits stockholders to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, holders who are not affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

We intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our Stock Incentive Plans and the Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance at April 30, 1999, such registration statement will cover approximately 2,677,784 shares. Such registration statement is expected to be filed and to become effective as soon as practicable after the date of this prospectus. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with Cortelco or the lock-up agreements described above.

                                  Underwriting

Subject to the terms and conditions contained in an underwriting agreement
dated      , 1999, the underwriters named below, for whom J.P. Morgan
Securities Inc., Needham & Company, Inc. and A.G. Edwards & Sons, Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have severally agreed to sell to them, an aggregate of 3,181,818 shares of common stock. We are selling 2,361,818 shares and the selling stockholders are selling an aggregate of 820,000 shares. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below.

                                                                       ---------
                                                                       Number of
                                                                        Shares
                                                                       ---------
      J.P. Morgan Securities Inc......................................
      Needham & Company, Inc..........................................
      A.G. Edwards & Sons, Inc........................................
                                                                       ---------
      Total........................................................... 3,181,818
                                                                       =========

The underwriters are offering the common stock subject to their acceptance of the common stock and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase shares of common stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of common stock are purchased by the underwriters pursuant to the underwriting agreement, all of the shares, other than the shares of common stock covered by the over-allotment option described below, must be purchased.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share to other dealers. After the initial
public offering of the common stock, the offering price and other selling terms may be changed from time to time by the underwriters.

We and certain selling stockholders have granted to the underwriters an option to purchase up to 477,273 additional shares of common stock on the same terms and conditions solely to cover over-allotments. We have agreed to sell up to 106,737 additional shares and the selling stockholders have agreed to sell up to 370,536 additional shares. The option may be exercised during the 30-day period after the date of this prospectus. If the underwriters' option is
exercised in full, the total price to public would be $   , the total
underwriting discounts and commissions would be $   , and total proceeds to us
would be $   , before deducting $    in expenses.

We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in connection with such liabilities.

We, our officers, directors and stockholders holding an aggregate of 7,749,384 shares of common stock will agree not to, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities of Cortelco which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any such substantially similar securities or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or any securities substantially similar to the common stock. We may, however, issue shares of common stock upon the exercise of stock options that are currently outstanding, and may grant additional options under our stock option plans, provided that, without the prior written consent of J.P. Morgan Securities Inc., such additional options shall not be exercisable during such period.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concession allowed for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock offered in this offering will be determined by negotiation among Cortelco, the selling stockholders and the underwriters. Among the factors to be considered in determining the initial public offering price are our revenue and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management, the general condition of the securities markets at the time of the offering and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market at or above the initial public offering price.

                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for Cortelco by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    Experts

The consolidated financial statements of Cortelco Systems, Inc., (except for Cortelco Puerto Rico Inc. for the year ended July 31, 1996) as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998, included in this prospectus and the related financial statements included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this registration statement. The 1996 financial statements of Cortelco Puerto Rico, Inc. (consolidated with those of Cortelco) have been audited by PricewaterhouseCoopers LLP, as stated in their report included herein. The financial statements of Cortelco and its consolidated subsidiaries are included in this prospectus in reliance upon the reports of Deloitte & Touche LLP and are given based upon their authority as experts in accounting and auditing.

The financial statements of Cortelco Puerto Rico, Inc., not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Cortelco Systems, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

The financial statements of BCS Technologies, Inc. as of July 31, 1997 and 1998 and for the year ended July 31, 1998 and the eleven months ended July 31, 1997 included in this prospectus have been audited by Brock and Company, CPA's, P.C., independent auditors, as stated in their report appearing in this prospectus and have been included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                             Additional Information

A registration statement on Form S-1, relating to the common stock offered has been filed by with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract of document has been filed as an exhibit to the registration statement, we refer you to the copy of such contract or other document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules that we have filed. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and copies of material filed may be obtained from the SEC upon the payment of certain fees prescribed by the SEC. The SEC also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the SEC and will be required to file periodic reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

                         Index to Financial Statements

                                                                            Page
                                                                            ----
Cortelco Systems, Inc. and Subsidiaries:

Independent Auditors' Report..............................................   F-2

Report of Independent Accountants.........................................   F-3

Consolidated Balance Sheets at July 31, 1997 and 1998.....................   F-4

Consolidated Statements of Operations for the Years Ended July 31, 1996,
 1997 and 1998............................................................   F-5

Consolidated Statements of Cash Flows for the Years Ended July 31, 1996,
 1997 and 1998............................................................   F-6

Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended July 31, 1996, 1997 and 1998.......................................   F-7

Notes to Consolidated Financial Statements for the Years Ended July 31,
 1996, 1997 and 1998......................................................   F-8

Consolidated Balance Sheets at July 31, 1998 and April 30, 1999
 (Unaudited)..............................................................  F-22

Consolidated Statements of Operations for the Nine Months Ended April,
 1998 (Unaudited) and 1999 (Unaudited)....................................  F-23

Consolidated Statements of Cash Flows for the Nine Months Ended April,
 1998 (Unaudited) and 1999 (Unaudited)....................................  F-24

Notes to Consolidated Financial Statements for the Nine Months Ended
 April, 1998 (Unaudited) and 1999 (Unaudited).............................  F-25

BCS Technologies, Inc.:

Independent Auditors' Report..............................................  F-28

Balance Sheets at July 31, 1997 and 1998 and April 12, 1999 (Unaudited)...  F-29

Statements of Operations for the Eleven Months Ended July 31, 1997, the
 Year Ended July 31, 1998, the Nine Months Ended April 30, 1998
 (Unaudited) and the Period from August 1, 1998 through April 12, 1999
 (Unaudited)..............................................................  F-30

Statements of Cash Flows for the Eleven Months Ended July 31, 1997, the
 Year Ended July 31, 1998, the Nine Months Ended April 30, 1998
 (Unaudited) and the Period from August 1, 1998 through April 12, 1999
 (Unaudited)..............................................................  F-31

Statements of Stockholders' Equity (Deficit) for the Eleven Months Ended
 July 31, 1997, the Year Ended July 31, 1998 and the Period from August 1,
 1998 through April 12, 1999 (Unaudited)..................................  F-32

Notes to Financial Statements.............................................  F-33

Unaudited Pro Forma Consolidated Financial Information:

Unaudited Pro Forma Consolidated Financial Information....................  F-40

Pro Forma Consolidated Balance Sheet at April 30, 1999 (Unaudited)........  F-41

Pro Forma Consolidated Statement of Operations for the Year Ended July 31,
 1998 (Unaudited) ........................................................  F-42

Pro Forma Consolidated Statement of Operations for the Nine Months Ended
 April 30, 1998 and 1999 (Unaudited) .....................................  F-43

Notes to Pro Forma Consolidated Financial Statements (Unaudited)..........  F-44


                          Independent Auditors' Report

To the Board of Directors and Stockholders of Cortelco Systems, Inc.

We have audited the accompanying consolidated balance sheets of Cortelco Systems, Inc. and subsidiaries (the "Company"), a 97% owned subsidiary of Cortelco Systems Holding Corporation, as of July 31, 1997 and 1998 and the related consolidated statements of operations, cash flows, and stockholders' equity (deficit) for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the statements of operations and cash flows of Cortelco Puerto Rico, Inc. (a consolidated subsidiary) for the year ended July 31, 1996, which statements reflect total revenues constituting 39.7% of the related consolidated total for that year. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Cortelco Puerto Rico, Inc. for the year ended July 31, 1996, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Cortelco Systems, Inc. and its subsidiaries at July 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 21, the accompanying financial statements have been restated.

Deloitte & Touche LLP

Memphis, Tennessee

April 9, 1999, except for Note 21, as to which the date is July 8, 1999

                       Report of Independent Accountants

To the Board of Directors and

Stockholder of
Cortelco Puerto Rico, Inc.

In our opinion, the statements of income and of cash flows of Cortelco Puerto Rico, Inc. for the year ended July 31, 1996 (not presented separately herein) present fairly, in all material respects, the results of its operations and its cash flows for the year ended July 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Cortelco Puerto Rico, Inc. for any period subsequent to July 31, 1996.

As explained in Note 1 to the financial statements, the Company has restated its previously issued financial statements to charge to income certain amounts related to the acquisition of cellular airtime contracts and beeper services. Those amounts had previously been deferred. As a result of the restatement, net income for the year ended July 31, 1996, increased by $241,000 to $366,000.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

September 17, 1996, except as to the

last paragraph of Note 1, which is as

of July 8, 1999

Stamp 1392003 of the P.R. Society of
Certified Public Accountants has been
Affixed to the file copy of this report

                    Cortelco Systems, Inc. and Subsidiaries

          Consolidated Balance Sheets (As Restated, See Note 21)
                           At July 31, 1997 and 1998

                                                          --------------------
                                                             At July 31,
                                                          --------------------
                                                               1997       1998
                                                          ---------  ---------
Dollars in thousands
ASSETS:
Current assets:
  Cash and cash equivalents.............................. $     320  $     103
  Trade accounts receivable, net of allowance for
   doubtful accounts of $3,090 and $1,880................     8,295      6,630
  Current portion of investment in sales-type leases.....       146        150
  Inventories............................................     5,849      5,631
  Other current assets...................................       539        727
                                                          ---------  ---------
    Total current assets.................................    15,149     13,241
Certificate of deposit--restricted.......................       174        --
Property and equipment, net..............................     1,322      1,250
Receivable from parent...................................       355        656
Receivable (payable) from affiliate......................      (172)         1
Other assets:
  Investment in joint ventures...........................        67        138
  Investment in sales-type leases, noncurrent............        72        106
  Intangible assets, net of accumulated amortization of
   $0 and $4.............................................       315        327
  Notes receivable from employees........................       --         138
  Deferred financing costs, net of accumulated
   amortization of $0 and $91............................       417        511
  Other..................................................       --          62
                                                          ---------  ---------
    Total other assets...................................       871      1,282
                                                          ---------  ---------
    Total assets......................................... $  17,699  $  16,430
                                                          =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Dividend payable....................................... $     --   $   2,667
  Checks outstanding.....................................     1,615         55
  Note payable to related party..........................       --         250
  Current portion of long-term debt......................       129         32
  Notes payable under revolving line of credit...........     2,941      2,739
  Trade accounts payable.................................     2,294      2,172
  Accounts payable to CMC Industries, Inc................     2,936      2,205
  Accrued expenses and other.............................     1,270      1,301
                                                          ---------  ---------
    Total current liabilities............................    11,185     11,421
Note payable to parent...................................       750        359
Long-term debt...........................................     4,871      6,041
Commitments and contingencies............................       --         --
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.001 par value,
   (10,000,000 shares authorized, none outstanding)......       --         --
  Common stock, $.001 par value (50,000,000 shares
   authorized, 3,629,224 and 3,920,252 shares issued and
   outstanding)..........................................         4          4
  Additional paid-in capital.............................     9,217      8,324
  Accumulated deficit....................................    (4,894)    (6,535)
  Note receivable from officer/director..................      (250)       --
  Note receivable from parent............................    (3,184)    (3,184)
                                                          ---------  ---------
    Total stockholders' equity (deficit).................       893     (1,391)
                                                          ---------  ---------
    Total liabilities and stockholders' equity........... $  17,699  $  16,430
                                                          =========  =========

                See notes to consolidated financial statements.

                    Cortelco Systems, Inc. and Subsidiaries

     Consolidated Statements of Operations (As Restated, See Note 21)
                    Years Ended July 31, 1996, 1997 and 1998

                                        -------------------------------------
                                                Year Ended July 31,
                                        -------------------------------------
                                               1996         1997         1998
                                        -----------  -----------  -----------
Dollars in thousands, except per share
data
Net revenues........................... $    38,518  $    35,635  $    30,172
Cost of revenues.......................      26,501       24,312       17,530
                                        -----------  -----------  -----------
 Gross profit..........................      12,017       11,323       12,642
Operating expenses:
 Selling, general and administrative...       7,853       10,103        9,931
 Research and development..............       1,256        1,310        1,407
                                        -----------  -----------  -----------
  Total operating expenses.............       9,109       11,413       11,338
                                        -----------  -----------  -----------
Income from operations.................       2,908          (90)       1,304
Interest expense.......................       1,004          915          826
Management fee expense, net............         178          406          185
Equity in earnings of joint venture....         --           --           (66)
Other expense (income), net............         (54)         272           43
                                        -----------  -----------  -----------
 Income (loss) from continuing
  operations
  before income taxes..................       1,780       (1,683)         316
Income tax expense.....................         702          --           --
                                        -----------  -----------  -----------
 Income (loss) from continuing
  operations...........................       1,078       (1,683)         316
Discontinued operations--loss from
 operations of Cortelco, Inc. (less
 applicable income tax benefit of $702
 in 1996)..............................      (1,112)        (515)         --
                                        -----------  -----------  -----------
  Net income (loss).................... $       (34) $    (2,198) $       316
                                        ===========  ===========  ===========
Net income (loss) per common share--
 basic:
 Income (loss) from continuing
  operations........................... $      0.28  $     (0.44) $      0.08
 Income (loss) from discontinued
  operations...........................       (0.29)       (0.13)         --
                                        -----------  -----------  -----------
 Net loss per common share--basic:..... $     (0.01) $     (0.57) $      0.08
                                        ===========  ===========  ===========
Net income (loss) per common share--
 diluted:
 Income (loss) from continuing
  operations........................... $      0.28  $     (0.44) $      0.07
 Income (loss) from discontinued
  operations...........................       (0.29)       (0.13)         --
                                        -----------  -----------  -----------
 Net income (loss) per common share--
  diluted.............................. $     (0.01) $     (0.57) $      0.07
                                        ===========  ===========  ===========


                See notes to consolidated financial statements.

                    Cortelco Systems, Inc. and Subsidiaries

     Consolidated Statements of Cash Flows (As Restated, See Note 21)
                    Years Ended July 31, 1996, 1997 and 1998

                                                   ---------------------------
                                                      Year Ended July 31,
                                                   ---------------------------
                                                      1996       1997     1998
Dollars in thousands                               -------  ---------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)................................ $   (34) $  (2,198) $   316
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation....................................     474        368      326
  Amortization of intangibles.....................     --         --         4
  Provision for the allowance for doubtful
   accounts.......................................      82        985       65
  Loss from discontinued operations...............   1,814        515      --
  Write-off of purchased software.................     108        --       --
  Loss on sales of property and equipment.........     --         --         2
  Equity in earnings of joint venture.............     --         --       (66)
  Changes in net assets and liabilities:
   Trade accounts receivable......................  (1,508)       976    1,600
   Investment in sales-type leases, net...........     793        424      (38)
   Accounts receivable from/payable to
    affiliates....................................     814       (465)    (474)
   Inventories....................................    (779)       726      218
   Other current assets...........................     (98)        37     (188)
   Trade accounts payable.........................    (778)       606     (122)
   Accounts payable to CMC Industries, Inc........     511       (903)    (731)
   Accrued expenses and other.....................     250         78       31
                                                   -------  ---------  -------
    Net cash provided by operating activities.....   1,649      1,149      943
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment..............    (472)      (537)    (256)
 Purchase of patents, trademarks and software
  technology......................................     --        (315)     (15)
 Maturities of certificates of deposit............      (5)        (6)     174
 Net repayments (advances) under notes receivable
  from employees..................................     --         --      (138)
                                                   -------  ---------  -------
    Net cash used in investing activities.........    (477)      (858)    (235)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (repayments) under revolving line
  of credit.......................................     850     (3,232)    (202)
 Increase (decrease) in checks outstanding........     --       1,615   (1,560)
 Repayments of long-term debt.....................  (2,007)    (1,120)   1,073
 Proceeds from issuance of note payable to related
  party...........................................     --         --       250
 Proceeds from issuance of subordinated note......      92      3,000      --
 Repayment of note payable to parent company......     --         --      (391)
 Debt issuance costs..............................     --        (417)     (95)
                                                   -------  ---------  -------
    Net cash used in financing activities.........  (1,065)      (154)    (925)
                                                   -------  ---------  -------
Net increase (decrease) in cash and cash
 equivalents......................................     107        137     (217)
Cash and cash equivalents, beginning of year......      76        183      320
                                                   -------  ---------  -------
Cash and cash equivalents, end of year............ $   183  $     320  $   103
                                                   =======  =========  =======
Supplemental cash flow information:
 Interest paid.................................... $   994  $     923  $   585
 Income taxes paid................................     --         --        86
Noncash activity:
 1996 and 1997:
  All noncash transactions, primarily transfers of assets to/from companies affiliated through common ownership, are discussed in the accompanying notes.
 1998:
  The Company issued 95,343 shares of common stock in exchange for a 55%
  interest in a joint venture in mainland China (see Note 9).
  Additionally, the Company entered into a barter transaction whereby they exchanged inventory and installation services valued at approximately
  $135,000 for advertising and promotional services.

                See notes to consolidated financial statements.

                    Cortelco Systems, Inc. and Subsidiaries

  Consolidated Statements of Stockholders' Equity (Deficit) (As Restated, See
                                 Note 21)
                    Years Ended July 31, 1996, 1997 and 1998

                        -----------------------------------------------------------------------------
                                                                         Note
                           Common Stock                            Receivable From             Total
                          ---------------- Additional               -----------------  Stockholders'
                                                Paid-  Accumulated  Officer/                  Equity
                             Shares Amount in Capital      Deficit  Director   Parent      (Deficit)
Dollars in thousands      --------- ------ ----------  -----------  --------  -------  -------------
Balance at July 31, 1995  3,629,224   $  4   $  9,217   $   (1,412)  $  (250) $(3,184)     $   4,375
Net loss................        --     --         --           (34)      --       --             (34)
                          ---------   ----   --------   ----------   -------  -------      ---------
Balance at July 31, 1996  3,629,224      4      9,217       (1,446)     (250)  (3,184)         4,341
Distribution of
 Cortelco, Inc.
 common stock...........        --     --         --        (1,250)      --       --          (1,250)
Net loss................        --     --         --        (2,198)      --       --          (2,198)
                          ---------   ----   --------   ----------   -------  -------      ---------
Balance at July 31, 1997  3,629,224      4      9,217       (4,894)     (250)  (3,184)           893
Issuance of common stock
 to acquire interest in
 joint venture..........     95,343    --          67          --        --       --              67
Net income..............        --     --         --           316       --       --             316
Stock dividend..........    195,685    --       1,957       (1,957)      --       --             --
Dividend declaration
 (CSI)..................        --     --      (2,217)         --        250      --          (1,967)
Dividend declaration
 (CSPR).................        --     --        (700)         --        --       --            (700)
                          ---------   ----   --------   ----------   -------  -------      ---------
Balance at July 31, 1998  3,920,252   $  4   $  8,324   $   (6,535)  $   --   $(3,184)     $  (1,391)
                          =========   ====   ========   ==========   =======  =======      =========




                See notes to consolidated financial statements.

                    Cortelco Systems, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
                    Years Ended July 31, 1996, 1997 and 1998

1. Description of Business and Organization

Description of Business--Cortelco Systems, Inc. (the "Company" or "CSI") designs, develops and markets integrated enterprise communications systems for routing and controlling the voice, video and data communications of businesses and other organizations. In addition to selling Millennium systems and related systems products, Cortelco also resells cellular airtime, cellular telephones and third-party voice communications systems in Puerto Rico.

Organization--Effective July 31, 1993, the telecommunications business of CMC Industries, Inc. ("CMC") was spun-off to Cortelco Systems Holding Corporation ("CSHC", the parent company). From August 1, 1993 to July 31, 1995, CSHC combined the operations of the Company (the "Systems" and "Automatic Call Distributor" product lines) with the operations related to another product line, single line telephones, and accounted for these product lines as a single business unit.

Effective August 1, 1995, CSHC contributed the assets of the "Systems" and "Automatic Call Distributor" product lines to the Company. The assets were recorded at historical book value.

2. Basis of Presentation

Basis of Presentation--The Company was a 97% owned subsidiary of CSHC through April 1999. The consolidated financial statements of CSI include the accounts of its wholly-owned subsidiaries, Cortelco Puerto Rico, Inc. for all periods presented and Cortelco, Inc. (the "Automatic Call Distributor" product line) through March 31, 1997, at which time Cortelco, Inc. was spun-off to CSHC (see
Note 4). All significant intercompany balances have been eliminated.

The Company is also affiliated with the following entities through common stockholder ownership:

  Cortelco International, Inc. ("CII", subsidiary of CSHC)
  Cortelco Puerto Rico, Inc. ("CPR", subsidiary of CSHC)
  Cortelco Canada ("CC", subsidiary of CSHC)
  BCS Technologies, Inc.
  CMC Industries, Inc.

The Company also has two inactive subsidiaries, Cortelco Holding Corp. and CTC Holding Corp.

In April 1999 a series of transactions occurred whereby CSHC distributed the common stock of the Company to the CSHC stockholders and CPR formed a new wholly-owned subsidiary in the Commonwealth of Puerto Rico, Cortelco Systems Puerto Rico, Inc. ("CSPR"), in contemplation of a merger between the Company and the newly formed subsidiary. Previous to the merger, CPR contributed substantially all of the operations and certain assets and liabilities to the newly formed CSPR. Cortelco Puerto Rico, Inc. retained certain real estate assets and the related mortgage note payable. In April 1999, CPR transferred all issued and outstanding stock of CSPR to CSHC, the Company issued 553,880 shares of common stock to CSHC in exchange for an 100% interest in CSPR and CSPR assumed the CPR Credit Facility described in Note 11. The business combination was between entities under common control, as CSHC owned 100% of CSPR and 97% of the Company, therefore, the merger has been accounted for in a manner similar to a pooling of interests and accordingly, all periods presented in the accompanying financial statements reflect the results of operations on an "as if pooled" basis. The common stock issued to effect the business combination has been reflected as outstanding for all periods presented.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents--All highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

The Company provides a centralized cash management function whereby all cash receipts on customer accounts are processed through a lockbox arrangement and swept daily to paydown the line of credit agreement discussed in Note 11. All cash disbursements are handled through daily draws on the line of credit to cover the Company's outstanding checks.

Inventories--Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method for approximately 81% of the inventories at July 31, 1997 and 1998, respectively. The first-in, first-out ("FIFO") method is principally used for the remainder.

Property and Equipment--Property and equipment are stated at cost. Depreciation is provided using the straight-line method for financial reporting purposes and accelerated method for income tax reporting purposes over the estimated useful lives of the assets, generally five to thirty years.

Investments--Investments in affiliates and corporate joint ventures which represent greater than a 20% equity interest but which the Company does not exercise control are accounted for under the equity method. Investments representing less than a 20% interest are carried at the lower of cost or net realizable value.

Intangible Assets--Intangible assets primarily represent costs incurred to acquire and/or establish patents, trademarks and software technology. These costs are being amortized on a straight-line basis over the estimated useful lives of the assets, generally five years. The amortization period begins with the initial introduction of the underlying product to the market in order to properly match revenue and expense. The Company reviews the carrying value of intangible assets for impairment based on undiscounted cash flows whenever events or changes in circumstances occur which might indicate that the carrying amount might not be recoverable.

Deferred Financing Costs--Deferred financing costs represent costs associated with the issuance of debt. These costs are being amortized using the effective interest method over the life of the related debt issue.

Product Warranties--The Company provides the customer with a warranty from the date of purchase. Estimated warranty obligations are recorded based on actual claims experience.

Income Taxes--Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's results are included in the consolidated U.S. income tax return of Cortelco Systems Holding Corporation. Income taxes are not provided on the unremitted earnings of the Company's foreign subsidiaries and foreign joint ventures since it is the Company's intention to continue to reinvest these earnings.

Revenue Recognition--Revenues are recognized at the time products are shipped or when title passes. Net sales is comprised of sales reduced by related sales allowances. Revenues from cellular airtime are recognized when earned based on cellular airtime contracts. The Company receives sales commissions on certain transactions with the Puerto Rico Telephone Company. These commissions are recorded as cellular airtime in the accompanying financial statements.

Allocation of Certain Shared Expenses--The accompanying financial statements include the assets, liabilities, revenues and expenses specifically identifiable with the Company as well as certain allocated expenses for services provided by CSHC and CII. The costs have been allocated using formulas including estimates of effort expended and sales and management believes the allocation method to be reasonable. The financial statements may not necessarily reflect the assets and liabilities and results of operations of the Company had it been operated as a stand-alone entity. Management estimates that the costs that would have been incurred on a stand alone basis would have approximated $120,000, $390,000, and $100,000 for the years ended July 31, 1996, 1997, and 1998.

Medical Care and Disability Benefit Plans--The Company is self-insured with respect to certain medical and disability benefits offered to substantially all employees through participation in an insurance plan with an affiliated company. These

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

costs are charged against earnings in the period in which claims are incurred. The Company does not provide benefits to retired employees.

Earnings Per Share--The Company follows Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share," which requires disclosure of basic and diluted earnings per share ("EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares, such as options, had been issued.

Reverse Stock Split--On February 24, 1999, the Company's board of directors authorized a 1 for 10 reverse stock split of its common and preferred stock effective for stockholders of record on March 1, 1999. The Company's board of directors also approved an amendment to the Company's certificate of incorporation to decrease the authorized common and preferred shares to 50,000,000 and 10,000,000, respectively, and to increase the par value per common share from $.0001 to $.001. Shares outstanding and all per share amounts in the accompanying financial statements have been restated to give effect to the reverse stock split.

Fair Value of Financial Instruments--The carrying amounts of financial instruments such as cash, accounts receivable, accounts payable and the outstanding borrowings under the revolving credit agreement approximate their fair value due to the short term nature of the instruments. Additionally, the carrying value of the Company's investment in the foreign joint venture discussed in Note 9 approximates fair value. The fair value of the Company's subordinated convertible debt approximates the carrying amount at July 31, 1998 based on available market information.

Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications--Certain amounts in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

New Accounting Standards--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components and requires a separate statement to report the components of comprehensive income for each period reported. The provisions of this statement are effective for fiscal years beginning after December 15, 1997. Management believes this statement may require expanded disclosure in the Company's financial statements.

In June 1998, FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging," which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The provisions of this statement are effective for fiscal years beginning after June 15, 1999. Management has not evaluated what impact, if any, the adoption of this statement will have on the disclosures in the Company's financial statements.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998


4. Discontinued Operations

Effective March 31, 1997 the Company distributed all of the outstanding common stock of its subsidiary in the automatic call distribution business to the CSHC stockholders. The net assets, results of operations and cash flows of Cortelco, Inc. have been reported as discontinued operations in the accompanying financial statements. Summarized financial information of the discontinued operations is presented as follows:

                                                           -------------------
                                                                         Eight
                                                               Year     Months
                                                              Ended      Ended
                                                           July 31,  March 31,
                                                               1996       1997
                                                           --------  ---------
Dollars in thousands
Net revenues.............................................. $  6,063   $  2,512
Cost of revenues..........................................    4,631      1,321
                                                           --------   --------
 Gross profit.............................................    1,432      1,191
Operating expenses........................................    3,158      1,620
                                                           --------   --------
 Loss from operations.....................................   (1,726)      (429)
Interest expense..........................................      158         48
Other expense (income), net...............................      (70)        38
                                                           --------   --------
 Loss before income taxes.................................   (1,814)      (515)
Income tax benefit........................................      702
                                                           --------   --------
  Loss from discontinued operations....................... $ (1,112)  $   (515)
                                                           ========   ========

As of the date of the spin-off, the net assets of the Company's subsidiary in the automatic call distributor business totalled $1,250,000 and this amount was charged against retained earnings in the accompanying 1997 balance sheet to reflect the distribution of the subsidiary's stock.

5. Major Customers and Concentrations of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash, trade accounts receivable and notes receivable. The Company maintains its cash balances with large regional or national financial institutions and has not experienced losses. The Company's products are sold principally to dealers, value added resellers, national accounts and the U.S. government. Approximately 38% of the Company's revenues are generated within the Commonwealth of Puerto Rico. The Company's credit risk is limited principally to trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. No additional risk beyond amounts provided for collection losses is believed inherent in the Company's trade accounts receivable.

6. Inventories

Inventories consist of the following:

                                                             ------------------
                                                                 1997      1998
                                                             --------  --------
Dollars in thousands
Raw materials and purchased components...................... $    910  $    819
Finished goods..............................................    5,137     4,926
LIFO reserve................................................     (198)     (114)
                                                             --------  --------
  Total inventories......................................... $  5,849  $  5,631
                                                             ========  ========

In 1997, the liquidation of LIFO inventories decreased cost of revenues and therefore decreased the net loss from continuing operations before taxes by $200,000. In 1998, the liquidation of LIFO inventories decreased cost of revenues and therefore increased the net income from continuing operations before taxes by $84,000.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

7. Investment in Sales-Type Leases

The Company's net investment in sales-type lease contracts consists of:

                                                          --------------------
                                                               1997       1998
                                                          ---------  ---------
Dollars in thousands
Future minimum lease contract receivables................ $     255  $     326
Less unearned interest income............................       (37)       (70)
                                                          ---------  ---------
  Total investment in sales-type leases..................       218        256
Less current portion.....................................      (146)      (150)
                                                          ---------  ---------
  Investment in sales-type leases, non-current........... $      72  $     106
                                                          =========  =========

Annual future minimum lease contract gross receivables under sales-type lease contracts are as follows:

Dollars in thousands
1999................................................................. $     150
2000.................................................................        67
2001.................................................................        58
2002.................................................................        44
2003 and thereafter..................................................         7
                                                                      ---------
  Total.............................................................. $     326
                                                                      =========

8. Property and Equipment

Property and equipment consists of the following:

                                                          --------------------
                                                               1997       1998
                                                          ---------  ---------
Dollars in thousands
Building improvements.................................... $     900  $   1,000
Machinery and equipment..................................       744        869
Furniture and fixtures...................................       729        787
Automobiles..............................................        25         25
Construction in progress.................................        42         10
                                                          ---------  ---------
  Total..................................................     2,440      2,691
Less accumulated depreciation............................    (1,118)    (1,441)
                                                          ---------  ---------
  Property and equipment, net............................ $   1,322  $   1,250
                                                          =========  =========

9. Investment in Joint Ventures

The Company has a $67,000 investment representing a 10% equity interest in a Poland-based company (DTS/ZWUT) which will manufacture, sell and distribute products designed and marketed by the Company. The Company accounts for its interest in the joint venture at the lower of cost or net realizable value.

During 1996, the Company entered into an acquisition agreement with a Taiwanese company ("Sea Union") whereby the Company has the option to acquire controlling interests in several telecommunications joint ventures in mainland China over an extended period of time in exchange for Company stock.

On August 11, 1997, the Company exercised its option to acquire an interest in one of the joint ventures. The Company acquired a 55% interest in Heilongjiang Longhai Telecommunication Equipment Co., Ltd. ("Longhai") in exchange for 95,343 shares of the Company's common stock valued at $67,000. Under the terms of the joint venture agreement the Company does not have control over significant operating decisions and therefore the Company does not consolidate the joint venture's operating results.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

10. Accrued Expenses and Other

Accrued expenses and other consists of the following:

                                                            -------------------
                                                                 1997      1998
                                                            --------- ---------
Dollars in thousands
Employee compensation...................................... $     128 $     152
Commissions................................................        96        85
Vacation...................................................       267       259
Warranty...................................................       340       250
Interest...................................................       --        263
Financing costs............................................       195       --
Other......................................................       244       292
                                                            --------- ---------
  Total.................................................... $   1,270 $   1,301
                                                            ========= =========

11. Debt

Cortelco Systems, Inc. Revolving Credit Facility--On July 31, 1997, CSI entered into a new loan and security agreement with Foothill Capital (the "CSI Credit Facility") which provides for borrowings based upon an asset formula involving eligible accounts receivable and inventories, up to a maximum of $7,500,000, including letters of credit, and expires in July 2001. At July 31, 1998, CSI had outstanding borrowings under this facility of $2,353,000. The Company had no outstanding letters of credit at July 31, 1998. The borrowings are collateralized by substantially all the assets of the Company. The CSI Credit Facility provides for interest at the reference rate plus the margin in effect, which fluctuates during the term of the CSI Credit Facility, based on the Company's satisfaction of certain minimum income requirements. At July 31, 1998 the effective interest rate was 8.875% (prime rate of 8.5% plus a margin of 0.375%). The CSI Credit Facility also provides for an annual facility fee equal to 0.125% of the maximum borrowing base and an annual unused line fee equal to 0.375% based upon the average unused portion of the available credit.

The CSI Credit Facility also contains covenants which, among other matters, limit the ability of the Company to incur indebtedness; merge, consolidate or acquire or sell assets; pay dividends; or redeem or exchange capital stock. At July 31, 1998 the Company was not in compliance with certain covenants contained in the CSI Credit Facility. On March 30, 1999, the Company received a waiver related to the covenants previously in default. On April 8, 1999, the CSI Credit Facility was amended to pledge the outstanding common stock of CSPR.

Cortelco Puerto Rico, Inc. ("CPR") Revolving Credit Facility--On August 29, 1997, CPR entered into a new revolving line of credit agreement with Foothill Capital (the "CPR Credit Facility") under which CPR may borrow up to $1,500,000. The agreement provides for interest at a variable rate plus 1.25% (9.75% at July 31, 1998). The CPR Credit Facility contains various restrictive covenants and is secured by liens on accounts receivable and inventories as well as a pledge of CPR's stock. At July 31, 1998, CPR had outstanding borrowings under this facility of $386,000.

The CPR Credit Facility contains covenants which, among other matters limit the ability of CPR to incur indebtedness; merge, consolidate or acquire or sell assets; pay dividends; or redeem or exchange capital stock. At July 31, 1998, CPR was not in compliance with certain covenants contained in the CPR Credit Facility. On March 30, 1999, CPR received a waiver related to the covenants previously in default.

On April 8, 1999, in connection with the assumption of the CPR Credit Facility by CSPR (see Note 2), the CPR Credit Facility was amended to include as an event of default a failure by CSHC to pledge the outstanding stock of CII to the lender on or before May 28, 1999, as contemplated by CII's credit facility with the lender.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

Long-term debt consists of the following:

                                                          --------------------
                                                               1997       1998
                                                          ---------  ---------
Dollars in thousands
Subordinated note (1).................................... $   3,000  $   3,000
Note payable to bank by CPR (2)..........................     2,000      3,073
                                                          ---------  ---------
  Total..................................................     5,000      6,073
Less amounts payable within one year.....................      (129)       (32)
                                                          ---------  ---------
  Long-term debt, less current portion................... $   4,871  $   6,041
                                                          =========  =========

-------------------
(1) The outstanding balance of $3,000,000 represents borrowings under a subordinated note agreement dated July 31, 1997 with ChinaVest IV, L.P. The note matures on July 31, 2002 and is convertible into shares of the Company's Series A Convertible Preferred Stock based on a conversion price determined by a formula defined in the agreement, which is based on the Company's audited net income for the fiscal year ended July 31, 1998. Based on the conversion price formula, the holder can convert $686,000 of principal to 1,463,206 shares of Series A Convertible Preferred Stock. The holder has the option to convert the note at any time subsequent to July
    31, 1998. The agreement provides for interest at the rate of 8% annually. Upon conversion, the accrued interest on the principal amount converted by the holder is payable within sixty days following the date of conversion. The Company's Series A Convertible Preferred Stock has full voting rights and is convertible into common shares at any time.
    The agreement also contains covenants which, among other matters, limit the ability of the Company to merge, consolidate, acquire, or sell assets. At July 31, 1998, the Company was not in compliance with a covenant contained in the agreement. On April 5, 1999, the Company received a waiver related to the covenant previously in default. Additionally on April 5, 1999, the holder of the subordinated note provided their consent to a series of transactions, including the merger with CSPR and the reverse stock split discussed in Note 1 and the repurchase of common stock from CSHC in partial settlement of the outstanding note receivable (see Note 15).

(2) The outstanding balance at July 31, 1997 represents borrowings by CPR under a term loan agreement bearing interest at an annual rate of 9.85%. On August 29, 1997, the agreement was refinanced. The new agreement bears interest at a fixed rate of 10% and is due in monthly installments of principal and interest totalling $28,170 through September 1, 2002. Subsequent to September 1, 2002, the remaining principal balance will be negotiated for a period of five additional years. The agreement is collateralized by certain property. The fair value of the term loan was estimated by discounting future cash flows using rates currently available for debt with similar terms and remaining maturities. The fair value was estimated to be $3,318,000 at July 31, 1998.

The scheduled repayment of long-term debt is as follows:

Dollars in thousands
1999................................................................. $      32
2000.................................................................        35
2001.................................................................        39
2002.................................................................     3,043
2003 and thereafter..................................................     2,924
                                                                      ---------
Total................................................................ $   6,073
                                                                      =========

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

12. Lease Commitments

The Company leases its primary warehouse and office facilities, as well as certain office equipment, under operating leases.

The following is a schedule of future minimum lease payments required under operating leases that have remaining initial or remaining noncancellable lease terms in excess of one year as of July 31, 1998:

Dollars in thousands
1999..................................................................... $  443
2000.....................................................................    177
2001.....................................................................    174
2002.....................................................................    179
2003 and thereafter......................................................    154
                                                                          ------
Total.................................................................... $1,127
                                                                          ======

Rent expense for the years ended July 31, 1996, 1997, and 1998 totaled $540,000, $526,000, and $446,000, respectively, which included $46,000,
$137,000, and $137,000, respectively, rent charged by CII for the sharing of warehouse space.

13. Income Taxes

The Company's current taxable income has historically been included in the consolidated income tax return of CSHC. There does not currently exist a tax sharing agreement for allocating income taxes. The consolidated provision or benefit is allocated proportionately between the subsidiaries of CSHC based on the contribution of each company in the consolidated federal tax return as if each company calculated its tax on a separate return basis.

The financial statements of the Company do not include a provision (benefit) for income taxes for 1997 and 1998 due to cumulative net operating losses.

The components of income tax expense attributable to continuing operations for 1996 are as follows:

Dollars in thousands
Current:
  Federal................................................................. $617
  State...................................................................   85
                                                                           ----
Total current.............................................................  702
Deferred:
  Federal.................................................................  --
  State...................................................................  --
                                                                           ----
Total deferred............................................................  --
                                                                           ----
Total income tax expense.................................................. $702
                                                                           ====

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

A reconciliation between the income tax expense from continuing operations recognized in the Company's consolidated statement of operations and the income tax expense computed by applying the domestic federal statutory income tax rate to income from continuing operations before income taxes is as follows:

                                              -------------------------------
                                                   1996       1997       1998
                                              ---------  ---------  ---------
Dollars in thousands
Income tax at statutory rate (35%)........... $     623  $    (589) $     111
State income taxes, net of federal benefit...        56        --          13
Additional taxes on foreign income...........         5        (30)
Foreign earnings not repatriated.............       --         --         (23)
Change in valuation allowance................        (5)       580       (169)
Other, net...................................        23         39         68
                                              ---------  ---------  ---------
  Total income tax expense................... $     702  $     --   $     --
                                              =========  =========  =========

Income taxes are not provided for the undistributed earnings of the foreign joint venture as such earnings are intended to be permanently reinvested. Such earnings would become taxable upon the sale or liquidation or upon the remittance of dividends. Accumulated undistributed earnings on which U.S. taxes have not been provided are approximately $66,000.

The deferred tax effects of the Company's principal temporary differences at July 31, 1997 and 1998 are as follows:

                                            ---------------------------------
                                               Assets  Liabilities      Total
Dollars in thousands                        ---------  -----------  ---------
1997
----
Allowance for doubtful receivables......... $     888   $      --   $     888
Inventories................................       444         (207)       237
Basis difference in property and
 equipment.................................       184          --         184
Accrued warranty costs.....................        54          --          54
Accrued expenses and other.................        20          --          20
Other......................................       115          --         115
Net operating loss carryforwards...........       255          --         255
Minimum tax credits........................       154          --         154
Valuation allowance........................    (1,907)         --      (1,907)
                                            ---------   ---------   ---------
  Total deferred asset (liability)......... $     207   $     (207) $     --
                                            =========   =========   =========
1998
----
Allowance for doubtful receivables......... $     574   $      --   $     574
Inventories................................       350          (78)       272
Basis difference in property and
 equipment.................................       157          --         157
Accrued warranty costs.....................        54          --          54
Accrued expenses and other.................        47          --          47
Other......................................        88          --          88
Net operating loss carryforwards...........       392          --         392
Minimum tax credits........................       154          --         154
Valuation allowance........................    (1,738)         --      (1,738)
                                            ---------   ---------   ---------
  Total deferred asset (liability)......... $      78   $      (78) $     --
                                            =========   =========   =========

At July 31, 1998 the Company's allocated portion of the consolidated net operating loss carryforward is approximately $334,000, which expires at various dates through 2013. During the year ended July 31, 1996, the Company utilized

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

approximately $2,554,000 of net operating loss carryforwards. The provision for income taxes for 1996 includes a benefit of approximately $893,900 related to the utilization of these carryforwards.

14. Stock Options

During 1998, the Board of Directors approved the adoption of the 1997 Equity Incentive Plan (the "Plan") which permits the granting of incentive stock options, supplemental stock options, stock bonuses, and restricted stock purchase agreements to officers, directors and key employees of the Company and to non-employee consultants. At July 31, 1998, 250,000 shares of the Company's common stock were reserved for issuance under the terms of the Plan. Incentive stock options are granted only to employees and are issued at prices not less than 100% of the fair market value of the stock at the date of grant. The options vest over a four-year period and the term of any option shall not be greater than ten years from the date of grant. Stock bonuses and restricted stock purchase agreements are granted only to directors, officers, or employees of or consultants to the Company and are issued at prices not less than 85% of the fair market value of the stock at the date of grant. During 1998, 139,311 options were granted with exercise prices ranging from $.70 to $1.00 per share and remain outstanding at July 31, 1998. No compensation expense related to stock option grants was recorded during 1998 as the option exercise prices were equal to or greater than fair market value on the date of grant.

The status of the Company's stock option plan is as follows:

                                                            -------------------
                                                                       Weighted
                                                                        Average
                                                               Number  Exercise
                                                            of Shares     Price
                                                            --------- ---------
Granted....................................................   139,311 $   0.885
Exercised..................................................        --       N/A
Cancelled..................................................        --       N/A
                                                            --------- ---------
Outstanding at July 31, 1998...............................   139,311 $   0.885
                                                            ========= =========
Options exercisable at July 31, 1998.......................     7,904 $   0.945
                                                            ========= =========

The options outstanding at July 31, 1998 are exercisable at prices ranging from $.70 to $1.00 per share. The weighted average remaining contractual life of all outstanding options was 9.81 years at July 31, 1998.

The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for options granted at or above fair market value. Had compensation expense been determined based upon fair values at the grant dates in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would not have been different as the fair value of the options was determined to be zero on the applicable dates of grant.

15. Related Parties

As discussed in Note 1, certain expenses reflected in the financial statements include allocations of expenses from CSHC and CII. These allocations include: insurance, computer maintenance, general warehousing expenses, and salesmen expenses.

During 1997, CSHC incurred certain costs on behalf of CSHC's subsidiaries. Management of CSHC allocated these costs proportionately among the subsidiaries based on estimates of effort expended and sales. As a result, the Company incurred management fee expense of $406,000 for the year ended July 31, 1997.

During 1998, certain costs were incurred by CSI on behalf of CSHC and the consolidated group. The costs incurred by CSI related to certain administrative functions, such as administration of insurance and benefit plans, handling of legal and accounting matters, etc. As a result, CSI recognized management fee income of $80,000 for the year ended July 31, 1998. During 1998, CPR received various administrative services from CSHC and incurred management fee expense of $265,000 for the year ended July 31, 1998.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998


At July 31, 1997 and 1998, the Company's accounts include a receivable of $355,000 and $656,000, respectively, due from CSHC. The amount in 1998 includes an intercompany tax receivable of $86,000. Additionally, CPR has a non-interest bearing demand note payable with CSHC. At July 31, 1997 and 1998, the balance outstanding totaled $750,000 and $359,000, respectively. This note is subordinate to the CPR revolving credit facility discussed in Note 11.

The Company also has a $3,184,000 note receivable from CSHC that has been reflected as a reduction of stockholders' equity in the accompanying balance sheets as of July 31, 1997 and 1998. The note matures on or before December 31, 2002, subject to CSHC's ability to repay the $3,600,000 note payable to corporation discussed in Note 18.

During 1996, 1997, and 1998 the Company recognized sales to a company affiliated through common stockholder ownership (CII) totalling $519,000, $65,000, and $85,000, respectively. The Company also had inventory purchases from this affiliate totalling $1,165,000, $692,000, and $188,000, respectively. At July 31, 1997 and 1998, the Company's accounts include a $172,000 payable to and a $1,000 receivable from CII, respectively.

The Company has a manufacturing services agreement with CMC (primary contract electronic manufacturer), an affiliate through common stockholder ownership. During 1996, 1997, and 1998 the Company purchased approximately $14,892,000, $10,663,000, and $9,351,000, respectively, under the agreement. Additionally the Company recognized sales to CMC during 1996, 1997, and 1998 of approximately $767,000, $128,000, and $154,000, respectively, in component parts. The agreement expired during 1997, however, subsequent to July 31, 1998 the Company renewed the agreement.

At July 31, 1998, the Company had a $250,000 non-interest bearing demand note payable to a stockholder of CSHC. Subsequent to year-end, the note payable was paid in full.

At July 31, 1997 and 1998, the Company's trade accounts receivable include $124,000 and $95,000, respectively, due from a company affiliated through common stockholder ownership (BCS Technologies, Inc.). Sales to this affiliate totaled approximately $975,000, $392,000, and $353,000 during the years ended July 31, 1996, 1997, and 1998, respectively.

16. Employee Savings Plan

Substantially all employees of the Company can participate in the Cortelco International, Inc. Profit Sharing Plan, which is qualified under Section 401 of the Internal Revenue Code. Under the provisions of the plan, all participants may contribute up to 16% of their compensation, subject to limitations established by the Internal Revenue Service. The Company may contribute a matching contribution of not less than 50% of the employee contributions up to 6% of the employee's compensation. The Company may also provide special discretionary contributions equal to a percentage of an employee's annual compensation and/or an amount determined by management. During 1996, 1997, and 1998 contributions allocated to the Company totaled $115,000, $119,000, and $110,000, respectively.

17. Segment Information

In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years beginning after December 15, 1997. The statement allows, and the Company has chosen, the early adoption of this statement for the year ended July 31, 1998.

The Company's reportable segments are communications systems and cellular airtime services, each of which offers different products and services. Each segment requires different technology and marketing strategies. The communication systems solutions segment offers communications solutions that address the voice, video, and data network switching requirements of small and medium sized installations. The Company's cellular airtime services segment offers cellular airtime and cellular telephones through CSPR.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

The accounting policies of the segments are those described in the summary of significant accounting policies. Management evaluates performance based on operating income.

                                         --------------------------------------
                                                         Cellular
Dollars in thousands                     Communications   Airtime  Consolidated
1996                                            Systems  Services         Total
--------------------                     -------------- ---------  ------------
Revenues................................     $   28,334 $  10,184    $   38,518
Operating income........................          2,634       274         2,908
Total assets............................         14,616     3,001        17,617
Capital expenditures....................            470         2           472
Depreciation and amortization...........            467         7           474
1997
----
Revenues................................     $   25,838 $   9,797    $   35,635
Operating income (loss).................            311      (401)          (90)
Total assets............................         14,981     2,718        17,699
Capital expenditures....................            370       167           537
Depreciation and amortization...........            354        14           368
1998
----
Revenues................................     $   23,464 $   6,708    $   30,172
Operating income........................            755       549         1,304
Total assets............................         14,699     1,731        16,430
Capital expenditures....................            250         6           256
Depreciation and amortization...........            282        48           330

Following is a reconciliation of profits from operating segments to income before income taxes for the years ended July 31, 1996, 1997, and 1998:

                                                -------------------------------
                                                     1996       1997       1998
                                                ---------  ---------  ---------
Total income (loss) from operations for
 reportable segments                            $   2,908  $     (90) $   1,304
Unallocated:
  Interest expense.............................     1,004        915        826
  Management fee expense, net..................       178        406        185
  Equity in earnings of joint venture..........       --         --         (66)
  Other, net...................................       (54)       272         43
                                                ---------  ---------  ---------
    Income (loss) from continuing operations
     before income taxes....................... $   1,780  $  (1,683) $     316
                                                =========  =========  =========

Financial information relating to the Company's revenues by geographic area was as follows:

                                                 -----------------------------
                                                      1996      1997      1998
Dollars in thousands                             --------- --------- ---------
United States................................... $  37,784 $  34,994 $  29,404
Central America.................................       161       324       256
Europe..........................................       136        29        42
South America...................................       409       168       184
Saudi Arabia....................................       --        119       128
South Africa....................................       --        --         44
China...........................................        28         1         5
Taiwan..........................................       --        --        109
                                                 --------- --------- ---------
  Consolidated.................................. $  38,518 $  35,635 $  30,172
                                                 ========= ========= =========

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998

18. Commitments and Contingencies

At July 31, 1998 the stock of the Company was pledged as collateral under a $3,600,000 note payable from CSHC to a corporation. The note matured in September 1998 and was secured by the outstanding common stock of the Company and a personal guaranty of the single largest stockholder of CSHC. CSHC did not make the scheduled payment due in September 1998. On February 25, 1999, CSHC entered a consent agreement with the corporation whereby the stock of CSI was released from the original pledge agreement in order to allow the CSI spin-off discussed in Note 2. Additionally, the corporation agreed not to declare an event of default. In exchange for the corporation's consent, CSHC remitted $1,000,000 of the amount outstanding and agreed to a revised repayment schedule. In connection with the transaction, CSHC's single largest stockholder loaned CSHC $1,000,000.

The Company is involved in various matters of litigation, claims, and assessments arising in the ordinary course of business. In the opinion of management, the eventual disposition of these matters will not have a material adverse effect on the financial statements.

19. Earnings Per Share

The computations of basic and diluted earnings per share for each year were as follows:

                                                -------------------------------
                                                     1996       1997       1998
                                                ---------  ---------  ---------
Dollars in thousands, except per share data
Basic earnings per share:
 Income (loss) from continuing operations...... $   1,078  $  (1,683) $     316
 Income l(oss) from discontinued operations....    (1,112)      (515)       --
                                                ---------  ---------  ---------
   Income (loss) available to common
    shareholders...............................       (34)    (2,198)       316
 Weighted average shares outstanding-basic.....     3,825      3,825      3,918
                                                ---------  ---------  ---------
   Basic earnings per share.................... $   (0.01) $   (0.57) $    0.08
                                                =========  =========  =========
Diluted earnings per share:
 Income:
   Income (loss) available to common
    shareholders............................... $   ( 34)  $  (2,198) $     316
   Interest on 8% convertible subordinated
    debt.......................................       --         --          55
                                                ---------  ---------  ---------
    Income (loss) available to common
     shareholders..............................       (34)    (2,198)       371
 Weighted average shares:
   Outstanding.................................     3,825      3,825      3,918
   Assumed conversion of preferred stock.......       --         --       1,435
                                                ---------  ---------  ---------
    Weighted average shares outstanding-
     diluted...................................     3,825      3,825      5,353
                                                ---------  ---------  ---------
    Diluted earnings per share................. $   (0.01) $   (0.57) $    0.07
                                                =========  =========  =========

Options to purchase 139,311 shares of common stock were outstanding at July 31, 1998 but were not included in the computation of the diluted earnings per share because the options' exercise price was equal to or greater than the average market price of the common shares. Additionally, at July 31, 1997 and 1998, $686,000 of convertible subordinated debt was convertible into 1,463,206 shares of convertible preferred stock which was convertible into 1,434,894 shares of common stock. These potential common shares were excluded from the computation of diluted earnings per share for 1997 because their inclusion would have had an antidilutive effect on earnings per share.

20. Subsequent Events

On February 24, 1999, the Company's Board of Directors declared a dividend of $2,216,514 payable to the stockholders (CSHC and Sea Union) of record on February 26, 1999. Approximately $1,957,000 of the dividend declared is payable upon certain events occurring in the future. The remaining amount of the dividend declaration primarily relates to the distribution of the non-interest bearing note receivable from an officer/director to CSHC. As the Company has a retained deficit, the dividend is recorded as a return of capital. The dividend has been reflected in the financial statements as if declared on July 31, 1998.

                    Cortelco Systems, Inc. and Subsidiaries

                    Years Ended July 31, 1996, 1997 and 1998


On April 5, 1999, the Company's Board of Directors declared a stock dividend of 195,685 shares of the Company's common stock to stockholders of record on April 5, 1999. The dividend was charged to the accumulated deficit in the amount of $1,956,850, which was based on the fair value of the Company's common stock as determined by the Board of Directors. The stock dividend has been reflected in the financial statements as if declared on July 31, 1998.

On April 5, 1999, the Company received 250,000 shares of its common stock from CSHC in exchange for a $2,500,000 reduction of the outstanding note receivable balance.

On April 8, 1999, previous to the merger discussed in Note 1, CSPR declared a dividend of $700,000 payable to the stockholder (CSHC) of record on April 8, 1999, payable upon certain events occurring in the future. The dividend has been reflected in the financial statements as if declared on July 31, 1998.

Subsequent to year-end, the Company entered into a letter of intent agreement to merge with an affiliated company, BCS Technologies, Inc.

21.Restatement of Financial Statements

Subsequent to the issuance of the Company's financial statements for the year ended July 31, 1998, the Company's management determined that certain costs related to the acquisition of cellular airtime contracts that had been deferred, should be expensed as incurred. In addition, the Company changed its method of accounting for its Longhai joint venture from full consolidation to the equity method. As a result, the accompanying financial statements as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998 have been restated from the amounts previously reported to properly account for the transactions identified. A summary of the significant effects of the restatement is as follows:

                                                               1997                      1998
                                                    -------------------------  -------------------------
                                                    As previously          As  As previously          As
                                                         reported    restated       reported    restated
Dollars in thousands, except per share data         -------------  ----------  -------------  ----------
At July 31:
Current portion of cellular telephone equipment
 deferred acquisition costs, net.................      $      546  $      --      $      269  $      --
Noncurrent portion of cellular telephone
 equipment deferred acquisition costs, net.......             172         --             --          --
Accumulated deficit..............................          (4,176)     (4,894)        (6,266)     (6,535)
Total Assets.....................................          18,417      17,699         17,835      16,430
Total Liabilities................................          16,806      16,806         18,957      17,821
                                    1996                      1997                       1998
                         -------------------------  -------------------------  -------------------------
                         As previously          As  As previously          As  As previously          As
                              reported    restated       reported    restated       reported    restated
                         -------------  ----------  -------------  ----------  -------------  ----------
For the year ended July
 31:
Net revenues............    $   38,518  $   38,518     $   35,635  $   35,635     $   30,949  $   30,172
Net income (loss).......          (275)        (34)        (2,039)     (2,198)          (133)        316
Net income (loss) per
 common share:
  Basic.................    $    (0.07) $    (0.01)    $    (0.53) $    (0.57)    $    (0.03) $     0.08
  Diluted...............    $    (0.07) $    (0.01)    $    (0.53) $    (0.57)    $    (0.03) $     0.07

                    Cortelco Systems, Inc. and Subsidiaries

                    Consolidated Balance Sheets (Unaudited)
                      At July 31, 1998 and April 30, 1999

                                                          --------------------
                                                                 At   At April
                                                           July 31,        30,
                                                               1998       1999
                                                          ---------  ---------
Dollars in thousands
ASSETS
Current assets:
 Cash and cash equivalents............................... $     103  $   1,774
 Trade accounts receivable, net of allowance for doubtful
  accounts of $1,880 and $1,453..........................     6,630     10,432
 Current portion of investment in sales-type leases......       150         70
 Inventories.............................................     5,631      7,095
 Other current assets....................................       727        622
                                                          ---------  ---------
  Total current assets...................................    13,241     19,993
Property and equipment, net..............................     1,250      1,052
Receivable (payable) from affiliate......................       657        --
Other assets:
 Investment in joint ventures............................       138        145
 Investment in sales-type leases, noncurrent.............       106         79
 Intangible assets, net of accumulated amortization of $4
  and $15                                                       327        316
 Notes receivable from employees.........................       138         90
 Deferred financing costs, net of accumulated
  amortization of $91 and $157...........................       511        246
 Other assets............................................        62        700
 Deferred tax asset......................................       --         116
 Goodwill................................................       --      11,266
                                                          ---------  ---------
  Total other assets.....................................     1,282     12,958
                                                          ---------  ---------
  Total assets........................................... $  16,430  $  34,003
                                                          =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Dividends payable....................................... $   2,667  $   2,667
 Short-term debt.........................................       --          16
 Checks outstanding......................................        55        --
 Note payable to related party...........................       250        --
 Payable to affiliate....................................       --          79
 Current portion of long-term debt.......................        32        --
 Notes payable under revolving line of credit............     2,739      2,552
 Trade accounts payable..................................     2,172      4,221
 Accounts payable to CMC Industries, Inc.................     2,205      1,988
 Accrued expenses and other..............................     1,301      2,269
 Income tax payable......................................       --       1,352
                                                          ---------  ---------
  Total current liabilities..............................    11,421     15,144
Note payable to parent...................................       359        --
Long-term debt...........................................     6,041      2,314
Commitments and contingencies............................       --         --
Stockholders' equity (deficit):
 Series A convertible preferred stock, $.001 par value,
  (10,000,000 shares authorized, 1,463,206 outstanding)..       --         660
 Common stock, $.001 par value (50,000,000 shares
  authorized,
  3,920,252 and 7,639,932 shares issued and
  outstanding)...........................................         4          8
 Additional paid-in capital..............................     8,324     24,148
 Accumulated deficit.....................................    (6,535)    (5,637)
 Note receivable from affiliate (former parent)..........    (3,184)    (2,634)
                                                          ---------  ---------
  Total stockholders' equity (deficit)...................    (1,391)    16,545
                                                          ---------  ---------
  Total liabilities and stockholders' equity............. $  16,430  $  34,003
                                                          =========  =========

          See notes to consolidated financial statements (unaudited).

                    Cortelco Systems, Inc. and Subsidiaries

               Consolidated Statements of Operations (Unaudited)
                   Nine Months Ended April 30, 1998 and 1999

                                                          --------------------
                                                          Nine Months Ended
                                                              April 30,
                                                          --------------------
                                                               1998       1999
                                                          ---------  ---------
Dollars in thousands, except per share data
Net revenues............................................. $  22,182  $  27,173
Cost of revenues.........................................    12,730     15,290
                                                          ---------  ---------
 Gross profit............................................     9,452     11,883
Operating expenses:
 Selling, general and administrative.....................     7,663      8,649
 Research and development................................     1,038      1,525
 Amortization expense....................................       --          28
                                                          ---------  ---------
  Total operating expenses...............................     8,701     10,202
                                                          ---------  ---------
Income from operations...................................       751      1,681
Interest expense.........................................       633        584
Management fee expense (income), net.....................       148         23
Equity in earnings of joint venture......................       (60)        (7)
Other expense (income), net..............................        91        102
                                                          ---------  ---------
 Income (loss) before income taxes.......................       (61)       979
Income tax expense.......................................       --          81
                                                          ---------  ---------
 Net income (loss) and comprehensive income (loss)....... $     (61) $     898
                                                          =========  =========
Net income (loss), per common share:
 Basic................................................... $   (0.02) $    0.22
 Diluted................................................. $   (0.02) $    0.16



          See notes to consolidated financial statements (unaudited).

                    Cortelco Systems, Inc. and Subsidiaries

               Consolidated Statements of Cash Flows (Unaudited)
                   Nine Months Ended April 30, 1998 and 1999

                                                         --------------------
                                                              1998       1999
                                                         ---------  ---------
Dollars in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)....................................... $     (61) $     898
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Depreciation and amortization..........................       237        171
 Amortization of intangibles............................         2         11
 Provision for the allowance for doubtful accounts......       194        196
 Equity in earnings of joint venture....................       (60)        (7)
 Changes in net assets and liabilities, net of effect of
  business acquisition:
  Trade accounts receivable.............................     2,352     (1,594)
  Investment in sales-type leases, net..................       (48)       107
  Accounts receivable from/payable to affiliates........      (390)       (87)
  Inventories...........................................    (1,010)       627
  Other current assets..................................        78         57
  Deferred assets.......................................       --           9
  Other assets..........................................       --        (638)
  Trade accounts payable................................      (141)     1,417
  Accounts payable to CMC Industries, Inc...............        35       (217)
  Accrued expenses and other............................         1        118
  Income taxes payable..................................       --          78
                                                         ---------  ---------
   Net cash provided by operating activities............     1,189      1,146
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash acquired from business acquisition.............       --       3,126
Purchases of property and equipment.....................      (255)      (325)
Purchase of patents, trademarks, and software
 technology.............................................      (239)       --
Net repayments (advances) under notes receivable from
 employees..............................................      (170)        48
Maturities of certificates of deposit...................       174        --
                                                         ---------  ---------
   Net cash provided by (used in) investing activities..      (490)     2,849
CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under revolving line of credit...........      (162)      (187)
Decrease in checks outstanding..........................    (1,615)       (55)
Repayments of long-term debt............................    (2,051)       (21)
Repayment of note payable to parent company.............      (250)      (100)
Repayment of note payable to related party..............       250       (250)
Proceeds from term debt.................................     3,100        --
Debt issuance costs.....................................      (127)       239
Loan to affiliate.......................................       --      (1,950)
                                                         ---------  ---------
   Net cash used in financing activities................      (855)    (2,324)
                                                         ---------  ---------
Net increase (decrease) in cash and cash equivalents....      (156)     1,671
Cash and cash equivalents, beginning of period..........       320        103
                                                         ---------  ---------
Cash and cash equivalents, end of period................ $     164  $   1,774
                                                         =========  =========

          See notes to consolidated financial statements (unaudited).

                    Cortelco Systems, Inc. and Subsidiaries

             Notes to Consolidated Financial Statements (Unaudited)
                   Nine Months Ended April 30, 1998 and 1999

1. Financial Statement Presentation

The accompanying consolidated financial statements have been prepared by the Company, without audit. It is management's opinion that these statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations, and cash flows as of April 30, 1999 and for all periods presented. The results for the nine months ended April 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for the full year.

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998.

In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income," which established standards of reporting and display of comprehensive income and its components and requires a separate statement to report the components of comprehensive income for each period reported. For the nine months ended April 30, 1998 and 1999 net income (loss) equaled comprehensive income (loss).

2. Acquisition of BCS Technologies, Inc.

On April 12, 1999, the Company acquired BCS Technologies, Inc. ("BCS") in exchange for 3,969,680 common shares. The purchase price was determined based on the fair value of the BCS equity. The parties agreed to the merger in November, 1998 and the purchase price was established as of November 30, 1998. The acquisition was accounted for using the purchase method and the purchase price of $16,840,000 was preliminarily allocated as follows:

Dollars in thousands
Current assets...................................................... $   8,025
Fixed assets........................................................       293
Goodwill............................................................    11,294
Current liabilities assumed.........................................    (2,772)
                                                                     ---------
  Net assets acquired............................................... $  16,840
                                                                     =========

The Company has not completed the determination of fair values and the allocation of purchase price may change. The results of the acquired business have been included in the consolidated financial statements since the acquisition date. Goodwill is being amortized on a straight-line basis over twenty years.

                    Cortelco Systems, Inc. and Subsidiaries

                   Nine Months Ended April 30, 1998 and 1999


3. Earnings Per Share

The computations of basic and diluted earnings per share were as follows:

                                                   ----------------------------
                                                   Nine Months Ended April 30,
                                                   ----------------------------
                                                            1998           1999
                                                   -------------  -------------
Dollars in thousands, except per share data
Basic earnings per share:
  Net income (loss)............................... $         (61) $         898
  Weighted average shares outstanding--basic......         3,910          4,159
                                                   -------------  -------------
    Basic earnings per share...................... $       (0.02) $        0.22
                                                   =============  =============
Diluted earnings per share:
 Income:
  Net income (loss)............................... $         (61) $         898
  Interest on 8% convertible subordinated debt....           --              38
                                                   -------------  -------------
    Income (loss) available to common
     shareholders.................................           (61)           936
 Weighted average shares:
  Outstanding.....................................         3,910          4,159
  Assumed conversion of preferred stock...........           --           1,435
  Dilutive effect of stock options................           --             175
                                                   -------------  -------------
    Weighted average shares outstanding--diluted..         3,910          5,769
                                                   -------------  -------------
    Diluted earnings per share.................... $       (0.02) $        0.16
                                                   =============  =============

4. Inventories

Inventories consist of the following:

                                                          --------------------
                                                           July 31,  April 30,
                                                               1998       1999
                                                          ---------  ---------
Dollars in thousands
Raw materials and purchased components................... $     819  $   1,910
Finished goods...........................................     4,926      5,299
LIFO reserve.............................................      (114)      (114)
                                                          ---------  ---------
  Total inventories...................................... $   5,631  $   7,095
                                                          =========  =========

5. Segment Information

                             -------------------------------------------------
                                            Cellular    Automatic
                             Communication   Airtime         Call Consolidated
                                   Systems  Services Distribution        Total
                             ------------- --------- ------------ ------------
   Dollars in thousands
   Nine months ended April
    30, 1998:
     External revenue......     $   16,964 $   5,218          --    $   22,182
     Intersegment reserve..            --        --           --           --
     Income from
      operations...........            631       120          --           751
   Nine months ended April
    30, 1999:
     External revenue......         22,250     3,838   $    1,085       27,173
     Intersegment reserve..            --        --           --           --
     Income from
      operations...........            598       606          477        1,681

                    Cortelco Systems, Inc. and Subsidiaries

                Nine month periods ended April 30, 1998 and 1999


Following is a reconciliation of profits from operating segments to income before income taxes for the nine month periods ended April 30, 1998 and 1999:

                                                          --------------------
                                                               1998       1999
                                                          ---------  ---------
   Dollars in thousands
   Total for reportable segments......................... $     751  $   1,681
   Unallocated:
     Interest expense....................................       633        584
     Management fee (income) expense.....................       148         23
     Equity in earnings of joint venture.................       (60)        (7)
     Other, net..........................................        91        102
                                                          ---------  ---------
       Income (loss) before income taxes................. $     (61) $     979
                                                          =========  =========

There have been no differences from the last annual financial statements in the basis of measuring segment profit or loss. There have been no material changes in the amount of assets for any operating segment since the last annual financial statements, except for the acquisition of the automatic call distribution business with total assets of approximately $19 million at April 30, 1999.

6. Changes In Stockholders' Equity

The following represents the changes in stockholders' equity for the nine months ended April 30, 1999:

                         ----------------------------------------------------------------------------------------------
                                                                                                 Note
                                                                                           Receivable
                                                                                                 from
                          Preferred Stock       Common Stock      Additional                Affiliate
                         ------------------- --------------------    Paid in  Accumulated     (former     Stockholders'
Dollars in thousands,       Shares    Amount    Shares     Amount    Capital      Deficit     parent)  Equity (Deficit)
except share data        --------- --------- ---------  --------- ----------  -----------  ----------  ----------------
Balance at July 31,
 1998...................                     3,920,252  $       4 $    8,324   $   (6,535) $   (3,184)       $   (1,391)
Investment in BCS.......                     3,969,680          4     16,796                                     16,800
Capital contribution
 from parent............                                               1,528                                      1,528
Conversion of debt to
 preferred stock........ 1,463,206 $     660                                                                        660
Shares in exchange for
 note retirement........                      (250,000)               (2,500)                   2,500
Loan to affiliate.......                                                                       (1,950)           (1,950)
Consolidated net
 income.................                                                              898                           898
                         --------- --------- ---------  --------- ----------  -----------  ----------  ----------------
Balance at April 30,
 1999................... 1,463,206 $     660 7,639,932  $       8 $   24,148   $   (5,637) $   (2,634)       $   16,545
                         ========= ========= =========  ========= ==========  ===========  ==========  ================

                          Independent Auditors' Report

Board of Directors and Stockholders
BCS Technologies, Inc.
Englewood, Colorado

We have audited the accompanying balance sheets of BCS Technologies, Inc. as of July 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the eleven months ended July 31, 1997 and the year ended July 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BCS Technologies, Inc. as of July 31, 1997 and 1998, and the results of its operations and its cash flows for the eleven months ended July 31, 1997 and the year ended July 31, 1998 in conformity with generally accepted accounting principles.

                                       Brock and Company, CPAs, P.C.
                                       Certified Public Accountants

Littleton, Colorado
March 5, 1999

                             BCS Technologies, Inc.

                                 Balance Sheets

                                               -------------------------------
                                                At July 31,
                                               ------------------     At April
                                                  1997       1998     12, 1999
                                               -------  ---------  -----------
Dollars in thousands                                               (Unaudited)
ASSETS:
Current assets:
 Cash and cash equivalents.................... $   927  $     406  $     3,126
 Accounts receivable--trade...................     865      2,073        2,404
 Inventories..................................   1,134      1,257        2,091
 Prepaid expenses and other current assets....     104         90          279
 Deferred income tax asset....................     --          69          125
                                               -------  ---------  -----------
  Total current assets........................   3,030      3,895        8,025
Property and equipment, at cost:
 Leasehold improvements.......................      16         20           23
 Machinery and equipment......................     420        496          564
 Furniture and fixtures.......................      77         96          111
 Computer software............................      29         32           59
 Vehicle......................................       8          8            8
                                               -------  ---------  -----------
  Total property and equipment, at cost.......     550        652          765
 Less accumulated depreciation................    (310)      (396)        (472)
                                               -------  ---------  -----------
  Net property and equipment..................     240        256          293
                                               -------  ---------  -----------
  Total assets................................ $ 3,270  $   4,151  $     8,318
                                               =======  =========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Short-term debt.............................. $   102  $      28  $        16
 Accounts payable.............................     202        328          632
 Accounts payable--affiliates.................     137        183          --
 Prepaid maintenance contracts................     254        296          368
 Income taxes payable--current................      17        223        1,274
 Accrued liabilities:
  Compensation................................     101        256          349
  Warranty....................................      70         55           45
  Other.......................................      24         20           88
 Current portion of capital lease
  obligations.................................       5        --           --
                                               -------  ---------  -----------
  Total current liabilities...................     912      1,389        2,772

Stockholders' Equity:
 Common stock, par value $.000001, 24,386,775
  shares authorized, 23,814,706 shares issued
  and outstanding in 1997 and 1998 and
  23,602,242 shares issued in 1999............     --         --           --
 Treasury stock, at cost......................     --         --          (157)
 Additional paid-in capital...................   2,298      2,298        2,298
 Retained earnings............................      60        464        3,405
                                               -------  ---------  -----------
  Total stockholders' equity..................   2,358      2,762        5,546
                                               -------  ---------  -----------
  Total liabilities and stockholders' equity.. $ 3,270  $   4,151  $     8,318
                                               =======  =========  ===========

    The accompanying notes are an integral part of the financial statements.

                             BCS Technologies, Inc.

                            Statements of Operations

                         ----------------------------------------------------------
                                                                        Period from
                          Eleven Months        Year     Nine Months  August 1, 1998
                                  Ended       Ended           Ended         through
                          July 31, 1997        1998  April 30, 1998  April 12, 1999
                         -------------- ----------- ---------------  --------------
                                                        (Unaudited)     (Unaudited)
Dollars in thousands,
 except per share data
Revenues................     $    3,924 $     6,799     $     3,642     $    12,239
Cost of revenues........          1,538       2,465           1,363           4,197
                             ---------- -----------     -----------     -----------
 Gross profit...........          2,386       4,334           2,279           8,042
Operating expenses:
 Selling, general and
  administrative........          1,810       3,095           2,256           2,898
 Research and
  development...........            235         704             521             823
                             ---------- -----------     -----------     -----------
  Total operating
   expenses.............          2,045       3,799           2,777           3,721
                             ---------- -----------     -----------     -----------
Income (loss) from
 operations.............            341         535            (498)          4,321
Other Income:
 Interest income........             14          26              22              50
 Gain on sale of
  equipment.............             63         --              --              --
                             ---------- -----------     -----------     -----------
  Total other income....             77          26              22              50
                             ---------- -----------     -----------     -----------
Income (loss) before
 income taxes...........            418         561            (476)          4,371
Income tax expense
 (benefit)..............             17         157             --            1,430
                             ---------- -----------     -----------     -----------
 Net income (loss)......     $      401 $       404     $      (476)    $     2,941
                             ========== ===========     ===========     ===========
Pro forma information
 (unaudited):
 Net income before
  income taxes..........     $      418
 Income tax expense.....            152
                             ----------
 Pro forma net income...     $      266
                             ==========
Earnings (loss) per
 common share:
 Basic:.................
  Net income (loss).....     $     0.03 $      0.02     $     (0.02)    $      0.12
  Weighted average
   number of common
   shares...............      8,701,076  23,814,706      23,814,706      23,717,891
 Diluted:...............
  Net income (loss).....     $     0.03 $      0.02     $     (0.02)    $      0.12
  Weighted average
   number of common
   shares...............      8,763,810  24,046,252      24,078,289      24,072,891



    The accompanying notes are an integral part of the financial statements.

                             BCS Technologies, Inc.

                            Statements of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents

                         ---------------------------------------------------------
                                                                       Period from
                                                     Nine Months    August 1, 1998
                          Eleven Months  Year Ended        Ended     through April
                         Ended July 31,    July 31,    April 30,               12,
                                   1997        1998         1998              1999
                         --------------  ----------  -----------    --------------
Dollars in thousands                                 (Unaudited)       (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)......     $      401  $      404   $      (476)      $     2,941
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided (used) by
  operating activities:
  Depreciation..........             44          87            60                75
  Gain on sale of
   equipment............            (63)        --            --                --
 Increase (decrease)
  from changes in assets
  and liabilities, net
  of effects from
  acquisition:
  Accounts receivable...             14      (1,208)          227              (331)
  Inventories...........            134        (123)          (74)             (834)
  Prepaid expenses and
   other current as-
   sets.................             (1)         14             3              (189)
  Deferred income tax
   asset................            --          (69)          --                (56)
  Accounts payable......           (204)        126           (44)              304
  Accounts payable--
   affiliates...........            137          46          (103)             (183)
  Prepaid maintenance
   contracts............             74          42            25                72
  Income taxes payable--
   current..............             17         206           (19)            1,051
  Accrued liabilities...            (99)        136           (23)              151
                             ---------   ---------    -----------       -----------
  Net cash provided
   (used) by operating
   activities...........            454        (339)         (424)            3,001
                             ---------   ---------    -----------       -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Cash received from
  acquisition...........            500         --            --                --
 Proceeds from sale of
  equipment.............             75           2           --                  1
 Purchases of property
  and equipment.........            (73)       (105)          (82)             (113)
                             ---------   ---------    -----------       -----------
  Net cash provided
   (used) by investing
   activities...........            502        (103)          (82)             (112)
                             ---------   ---------    -----------       -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Subchapter S dividend..           (412)        --            --                --
 Loan principal
  payments..............            --          (79)          (39)              (12)
 Proceeds from exercise
  of stock options......             19         --            --                --
 Repurchase of common
  stock.................            --          --            --               (157)
                             ---------   ---------    -----------       -----------
  Net cash used by
   financing
   activities...........           (393)        (79)          (39)             (169)
                             ---------   ---------    -----------       -----------
Net increase (decrease)
 in cash and cash
 equivalents............            563        (521)         (545)            2,720
 Cash and cash
  equivalents, beginning
  of period.............            364         927           927               406
                             ---------   ---------    -----------       -----------
 Cash and cash
  equivalents, end of
  period................     $      927  $      406   $       382       $     3,126
                             =========   =========    ===========       ===========



    The accompanying notes are an integral part of the financial statements.

                             BCS Technologies, Inc.

                  Statements of Stockholders' Equity (Deficit)

                          -----------------------------------------------------------------
                            Common Stock      Treasury Stock    Additional
                          ------------------  ----------------     Paid-In Retained
Dollars in thousands,         Shares  Amount    Shares  Amount     Capital Earnings   Total
except share data         ----------  ------  --------  ------  ---------- --------  ------
Balance, September 1,
 1996...................      74,900  $   51       --   $  --     $    --   $   597  $  648
                          ----------  ------  --------  ------    --------  -------  ------
Dividends...............         --      --        --      --          --      (460)   (460)
Recapitalization of
 common stock,
 conversion Of
 Subchapter S retained
 earnings to additional
 paid-in capital and
 change in par value of
 common stock...........  12,850,090     (51)      --      --          529     (478)    --
Issuance of common stock
 in connection with
 merger.................  10,675,850     --        --      --        1,750      --    1,750
Exercise of common stock
 purchase options.......     213,866     --        --      --           19      --       19
Net income for the
 eleven months ended
 July 31, 1997..........         --      --        --      --          --       401     401
                          ----------  ------  --------  ------    --------  -------  ------
Balance, July 31, 1997..  23,814,706     --        --      --        2,298       60   2,358
                          ----------  ------  --------  ------    --------  -------  ------
Net income for the year
 ended July 31, 1998....         --      --        --      --          --       404     404
                          ----------  ------  --------  ------    --------  -------  ------
Balance, July 31, 1998..  23,814,706     --        --      --        2,298      464   2,762
                          ----------  ------  --------  ------    --------  -------  ------
Treasury stock purchased
 (unaudited)............    (226,676)    --   (226,676)   (157)        --       --     (157)
Net income for the
 period August 1, 1998
 to April 12, 1999
 (unaudited)............         --      --        --      --          --     2,941   2,941
                          ----------  ------  --------  ------    --------  -------  ------
Balance, April 12, 1999
 (unaudited)............  23,588,030  $  --   (226,676) $ (157)   $  2,298  $ 3,405  $5,546
                          ==========  ======  ========  ======    ========  =======  ======



    The accompanying notes are an integral part of the financial statements.

                             BCS Technologies, Inc.

                         Notes to Financial Statements
                          Year Ended July 31, 1998 and
    Unaudited Nine Months ended April 30, 1998 and the period August 1, 1998 through April 12, 1999

1. Organization

Organization
Organization--BCS Technologies, Inc. is an organization formed by a series of transactions between the following entities:

  Cortelco Holding Corporation (CHC)
  Cortelco Systems Holding Corporation (CSHC)
  Cortelco, Inc. (CI)
  Cortelco Systems, Inc. (CSI)
  Business Communication Systems, Inc. (BCS)

CHC, CSHC, CI and CSI are all entities related through common stockholder ownership. BCS was a closely held corporation not related to CHC, CSHC, CI and CSI. The culmination of the series of transactions was a merger of BCS and CI with BCS being the accounting acquirer. BCS then changed its name to BCS Technologies, Inc. (the Company). The stockholders of BCS own 53% of the common stock of the Company after the merger.

Before the merger of BCS and CI, CI was a wholly-owned subsidiary of CHC, which was a wholly-owned subsidiary of CSI. CHC had no active operations. CSI was a wholly-owned subsidiary of CSHC. At the time the merger agreement was signed, CSHC owned 100% of CSI, which owned 100% of CI. Before the merger agreement was signed, CSI owned 100% of CHC which owned 100% of CI. On March 27, 1997 CHC was merged into CI. On April 1, 1997, CI was spun off by CSHC to its stockholders. Immediately following the spin off of CI, on April 2, 1997, CI was merged into BCS with BCS as the accounting acquirer. BCS changed its name to BCS Technologies, Inc.

Description of Business
The Company was originally founded in 1985 and operates from offices in Englewood, Colorado and a 23,000 square foot facility located in Georgia. The Company is engaged in the development, sales, manufacturing and distribution of electronic communication devices throughout the United States.

Business Activities
The Company is a corporation organized under the laws of the State of Delaware for the purpose of the sale and servicing of electronic communication devices throughout the United States.

2. Summary of Significant Accounting Policies

Use of Estimates in Preparing Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments. At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The Company limits the amount of credit exposure to any one financial institution. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

Revenue Recognition
The Company recognizes revenues from system and product sales when title passes to the customer. Revenues from prepaid maintenance contracts are recognized ratably over the terms of the contracts. Revenues from the sales of systems accounted for approximately 32%, 53%, 38%, and 78% for the eleven months ended July 31, 1997, the year ended July 31, 1998, and the nine months ended April 30, 1998 and the period August 1, 1998 through April 12, 1999. The Company generates the remainder of its revenue from parts sales and system maintenance.

Accounts Receivable
The Company charges off all known uncollectible accounts on a current basis. No reserve for uncollectible accounts is required, as any accounts which are considered doubtful are not considered material to the financial statements.

                             BCS Technologies, Inc.

Inventories
The Company uses the lower of first-in, first-out ("FIFO") cost or market in valuing inventories.

Depreciation
The Company provides for depreciation of property and equipment using straight-line and accelerated methods for financial and income tax reporting purposes over the estimated useful lives of the assets, which is generally fifteen years for leasehold improvements, five years for machinery and equipment, five to seven years for furniture and fixtures and vehicles and three years for computer software.

Product Warranties
The Company provides the customer with a warranty from the date of purchase. Estimated warranty obligations are recorded based on actual claims experience.

Income Taxes
Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the temporary difference between assets and liabilities recognized for financial reporting and such amounts recognized for tax purposes which requires recognition of deferred income tax assets and liabilities. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recognized if it is anticipated that some or all of a deferred income tax asset may not be realized.

Advertising
Advertising costs are charged to operations in the year incurred. The Company expended $170,426 for the eleven months ended July 31, 1997, $117,912 for the year ended July 31, 1998, and $91,077 for the nine months ended April 30, 1998 and $97,271 for the period August 1, 1998 through April 12, 1999.

Interim Financial Statements
The financial statements for the six months ended April 30, 1998 and the period August 1, 1998 through April 12, 1999 are unaudited, but in the opinion of management, include all adjustments necessary to fairly state the results therein, such adjustments being of a normal, recurring nature. Operating results for the period August 1, 1998 through April 12, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 1999. All April 30, 1998 and April 12, 1999 data presented in these footnotes is unaudited.

Stock Option Plans
The Company utilizes Statement of Financial Accounting Standards No. 123 (FAS
123), "Accounting for Stock-Based Compensation". The Statement defines a fair value based method of accounting for stock options or similar equity instrument. FAS 123 allows an entity to continue to measure compensation cost for employee stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, which was elected by the Company. Accordingly, the Company must make certain pro forma disclosures as if the fair value based method had been applied.

Earnings (Loss) Per Common Share
Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Dilutive earnings per share reflects the potential dilution that could occur if dilutive securities, stock options, were exercised.

                             BCS Technologies, Inc.

3. Business Acquisition

On April 2, 1997, the Company acquired the net assets of Cortelco, Inc., which had a fair value of $1,750,000, in exchange for 10,675,850 shares of common stock. The acquisition was accounted for as a reverse acquisition using the purchase method of accounting, and the results of CI's operations were included in the Company's financial statements from the date of acquisition.

The Company acquired cash of $500,000, accounts receivable of $509,523, inventory of $1,054,028, prepaid expenses of $70,185, property and equipment of $183,333, and current liabilities of $567,069 in the purchase of Cortelco, Inc.

The following unaudited pro forma information presents the results of operations as if the acquisition had occurred at September 1, 1996 and the Company had revoked its subchapter S election on such date and was taxed as a Subchapter C corporation for the entire period.

                                                                    -----------
                                                                          Eleven
                                                                          months
                                                                           ended
                                                                        July 31,
Dollars in thousands, except per share data                                 1997
                                                                    -----------
Net sales.......................................................... $      5,761
Net income.........................................................           89
Earnings per common share:
  Basic and diluted................................................ $       0.00

The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition been effected on the assumed date, nor is it indicative of the results that may occur in the future.

4. Inventories

Inventories consist of the following:

                                                 -----------------------------
                                                         At
                                                      July 31,
Dollars in thousands                             ------------------- April 12,
                                                      1997      1998      1999
                                                 --------- --------- ---------
Raw materials and purchased components.......... $     223 $     225 $     502
Finished goods..................................       911     1,032     1,589
                                                 --------- --------- ---------
  Total inventories............................. $   1,134 $   1,257 $   2,091
                                                 ========= ========= =========

5. Short-Term Debt

Short-term debt consists of following:

                                                 -----------------------------
                                                         At
                                                      July 31,
Dollars in thousands                             ------------------- April 12,
                                                      1997      1998      1999
                                                 --------- --------- ---------
Amount payable to affiliate--excess of net
 worth of CI for the merger with BCS. To be
 reduced by any uncollectible receivables, or
 other items that would reduce the net worth of
 CI at the date of merger......................  $      54 $      28 $      16
Notes payable to stockholder, unsecured and due
 on demand.....................................         48       --        --
                                                 --------- --------- ---------
Total..........................................  $     102 $      28 $      16
                                                 ========= ========= =========

6. Capitalized Leases

The Company leased certain equipment under long term leases. During the year ended July 31, 1998 the leases terminated and the Company purchased the equipment for a nominal cost.

                             BCS Technologies, Inc.

7. Operating Leases and Rent Expense

The Company leases its office facilities in Englewood, Colorado and Dallas, Texas under noncancellable lease agreements which expire in July 2001 and December 1998, respectively. Additionally, the Company leases its primary warehouse facility in Kennesaw, Georgia and certain office equipment under noncancellable leases.

At July 31, 1998, future minimum lease payments required under the noncancelable operating leases are as follows:

Dollars in thousands
                                                                      ---------
Year Ending
July 31,                                                                 Amount
-----------                                                           ---------
1999................................................................. $     178
2000.................................................................       100
2001.................................................................        98
                                                                      ---------
Total................................................................ $     376
                                                                      =========

Rent expense under all operating leases in effect during the eleven months ended July 31, 1997 was $148,246, during the year ended July 31, 1998 was $308,164, during the nine months ended April 30, 1998 was $230,828 and during the period August 1, 1998 through April 12, 1999 was $236,788.

8. Related Party Transactions

During the eleven months ended July 31, 1997, the year ended July 31, 1998, and the nine months ended April 30, 1998 and the period August 1, 1998 through April 12, 1999, the Company purchased inventory from affiliates totaling $391,568, $353,023, $400,165, and $1,130,065, respectively.

During the year ended July 31, 1998 the Company, through a related party, was awarded a GSA contract. The contract is invoiced through the related party who remits the amount collected to the Company when received from the government. At July 31, 1998 and April 12, 1999 the Company was due $856,259 and $1,991,360, respectively, from the related party for amounts invoiced on the contract. These amounts are included in trade accounts receivable at July 31, 1998 and April 12, 1999.

The Company's payable to affiliated companies' stockholders consists of:

                                                 -----------------------------
                                                      July 31,
                                                 ------------------- April 12,
                                                      1997      1998      1999
Dollars in thousands                             --------- --------- ---------
Payable to CSHC................................. $      16 $     105 $     --
Payable to CSI..................................       120        78       --
Payable to stockholders.........................         1       --        --
                                                 --------- --------- ---------
Net accounts payable--affiliates................ $     137 $     183 $     --
                                                 ========= ========= =========

9. Employee Savings Plan

Substantially all employees of the Company can participate in the Dean Witter Reynolds, Inc. Savings Incentive Match Plan, which is qualified under Section 408(p) of the Internal Revenue Code. Under the provisions of the plan, all participants may contribute the lesser of 100% of their compensation or $6,000. The Company may contribute a matching contribution equal to the lesser of the employee contributions or 3% of the employee's compensation. During the eleven months ended July 31, 1997, the year ended July 31, 1998, and the nine months ended April 30, 1998 and the period August 1, 1998 through April 12, 1999, the Company contributed $7,265, $48,602, $26,350, and $56,458 to the plan, respectively.

                             BCS Technologies, Inc.

10. Stock Option Plans

The Company currently has three stock option plans. Under the terms of the first plan, certain employees may purchase common stock of the Company at prices ranging from $.04 to $.34 per share. This plan is an exchange of options in the pre-merger company for options in the merged company. The number of options outstanding under this plan and the number of common shares reserved for issuance upon the exercise of those options is 558,928.

The other two plans grant certain employees options to purchase common stock of the Company held by two major stockholders for prices ranging from nominal amounts to $.65 per share. These options are exercisable upon the achievement of certain conditions or a lapse of ten years. The number of shares subject to option under these plans are 1,355,306. The following is a summary of transactions:

                                                           --------------------
                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                                              Shares       Price
                                                           ---------  ---------
Outstanding, September 1, 1996
  (None vested)..........................................      7,490  $     8.01
  Granted (weighted average of fair value of $0.03 per
   share)................................................  2,223,162        0.22
  Canceled...............................................   (174,964)       0.47
  Exercised..............................................   (213,866)       0.09
                                                           ---------
Outstanding, July 31, 1997 (402,072 vested at a weighted
 average price
 of $0.23 per share).....................................  1,841,822        0.24
  Canceled...............................................    (83,144)       0.48
                                                           ---------
Outstanding, July 31, 1998 (393,928 vested at a weighted
 average price
 of $0.23 per share).....................................  1,758,678        0.23
  Granted (weighted average fair value of $0.09 per
   share)................................................    290,000        0.37
  Canceled...............................................   (134,444)     0.0001
                                                           ---------
Outstanding, April 12, 1999 (393,928 vested at a weighted
 average price
 of $0.13 per share).....................................  1,914,234  $     0.27
                                                           =========

Additional information regarding options outstanding at January 31, 1999 is as follows:

                          -----------------------------------------------------
                                  Options Outstanding        Vested Options
                          ---------------------------------  -----------------
                                         Weighted
                                          Average   Weighted           Weighted
                                        Remaining    Average            Average
Exercise                       Number Contractual   Exercise  Number   Exercise
Price                     Outstanding        Life      Price  Vested      Price
--------                  ----------- ----------- ---------  ------- ---------
$0.0001..................     480,306         7.9 $   0.0001     --  $      --
0.04.....................      81,499         2.4       0.04  81,499       0.04
0.14.....................     293,637         2.4       0.14 293,637       0.14
0.25.....................     400,000         8.2       0.25     --         --
0.34.....................     183,792         8.6       0.34  18,792       0.34
0.65.....................     475,000         8.1       0.65     --         --
-------------------------   ---------   --------- ---------  ------- ---------
$0.0001-$0.65               1,914,234   7.0 years $     0.27 393,928 $     0.13
=========================   =========   ========= =========  ======= =========

Additional Stock Plan Information.
Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, FAS 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method as of the beginning of 1995. Under FAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options

                             BCS Technologies, Inc.

without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's fair value calculations on stock-based awards under the stock plans were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 8 years from the date of grant in 1997 and 10 years from the date of grant in 1999; stock volatility, 0% in 1997 and in 1999; risk-free interest rate, 6.75% in 1997 and 5.0% in 1999 and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1997 and 1999 awards had been amortized to expense over the vesting period of the awards, the effect on pro forma net income (loss) would have been insignificant.

11. Income Taxes

The provision for income taxes consists of the following:

                                                         --------------------
                                                              At July
                                                                31,
                                                         --------------------
                                                              1997       1998
Dollars in thousands                                     ---------  ---------
Current:
  Federal............................................... $      13  $     219
  State.................................................         4          7
Deferred:
  Federal...............................................       (34)       (23)
  State.................................................        (7)        (5)
  Valuation allowance...................................        41        (41)
                                                         ---------  ---------
Total income tax expense................................ $      17  $     157
                                                         =========  =========

Income tax effects of deferred income tax assets are comprised of the following future deductible amounts:

                                                           --------------------
                                                                At July
                                                                  31,
                                                           --------------------
                                                                1997       1998
Dollars in thousands                                       ---------  ---------
Allowance for warranties and sales returns................ $      23  $      19
Accrued compensated absences..............................        18         27
Uniform inventory capitalization..........................       --          23
                                                           ---------  ---------
Subtotal..................................................        41         69
Valuation allowance.......................................       (41)       --
                                                           ---------  ---------
Net deferred income tax asset............................. $     --   $      69
                                                           =========  =========

Prior to April 2, 1997, the Company had elected under Subchapter S of the Internal Revenue Code to have its income taxed directly to its stockholders. The 1997 provision for income taxes includes only the taxable income from April 2, 1997 through July 31, 1997. Pro forma net income and earnings per share have been determined assuming the Company had been taxed under Subchapter C of the Internal Revenue Code for federal and state purposes for 1997.

The following table reconciles the provision for income taxes at the U.S. Statutory rate to that in the financial statements for 1998:

Income taxes at statutory rate...........................................  34.0%
State income taxes, net of federal benefit...............................   0.1
Uniform inventory capitalization.........................................   4.6
Change in valuation allowance and other.................................. (10.7)
                                                                          -----
                                                                           28.0%
                                                                          =====

                             BCS Technologies, Inc.

As a result of the merger, the Company has a net operating loss carryforward of approximately $8,250,000 available to offset Georgia state income taxes. The financial statements and disclosures do not include recognition of approximately $495,000 of deferred income tax benefit due to the significant uncertainty of its future realization.

12. Earnings (Loss) Per Common Share

Outstanding stock options to purchase 1,383,542, 1,364,750, 1,364,750 and 1,489,750 shares of common stock were not included in the computation of diluted earnings (loss) per common share for the eleven months ended July 31, 1997, the year ended July 31, 1998, and the nine months ended April 30, 1998 and the period August 1, 1998 through April 12, 1999. The effect of including the stock options would be antidilutive or the stock options were exercisable from shares owned by existing stockholders.

A summary of the diluted weighted average number of common shares is as follows:

                              ------------------------------------------------
                                                                        Period
                                                                          from
                                                                     August 1,
                                                        Nine Months       1998
                               Eleven Months Year Ended       Ended    through
                              Ended July 31,   July 31,   April 30,   April 12
                                        1997       1998        1998       1999
                              -------------- ---------- ----------- ----------
Weighted average number of
 common shares outstanding...      8,701,076 23,814,706  23,814,706 23,717,891
Dilutive effect of stock
 options.....................         62,734    231,546     263,342    355,000
                                ------------ ----------  ---------- ----------
Diluted weighted average
 number of common shares
 outstanding.................      8,763,810 24,046,252  24,078,048 24,072,891
                                ============ ==========  ========== ==========

13. Major Customer

The Company had one major customer which accounted for 22% of revenues for the year ended July 31, 1998, and 80% of revenues for the period August 1, 1998 through April 12, 1999.

14. Supplemental Cash Flow Information

The Company paid cash for income taxes totaling $17,000 during the year ended July 31, 1998 and for the nine month period ended April 30, 1998. Cash totaling $382,446 was paid for income taxes during the period August 1, 1998 through Apri 12, 1999. No income taxes were paid during the eleven months ended July 31, 1997.

             Unaudited Pro Forma Consolidated Financial Information

The following pro forma consolidated statements of operations data for the year ended July 31, 1998 and the nine month periods ended April 30, 1998 and 1999 present the unaudited pro forma operating results as if the acquisition of BCS Technologies, Inc. had occurred as of August 1, 1997. The pro forma financial data reflects adjustments to the historical financial statements of Cortelco and BCS Technologies, Inc., that (1) reflect the purchase method of accounting for the acquisition of BCS, and (2) eliminate the results of operations related to assets and liabilities not acquired from the merger with Cortelco Systems Puerto Rico.

The historical consolidated balance sheet at April 30, 1999 reflects the acquisition of BCS and the merger with Cortelco Systems Puerto Rico in April 1999, therefore only pro forma offering adjustments are required to be presented.

The pro forma, as adjusted, consolidated statement of operations data and the pro forma balance sheet data gives effect to (1) the conversion of convertible preferred stock into 1,434,894 shares of common stock upon the closing of this offering, and (2) this offering and the uses of proceeds from this offering.

The pro forma financial data does not purport to represent what the company's financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project the company's financial position or results of operations at any future date or for any future period. The following pro forma financial data should be read in conjunction with the Company's consolidated financial statements and related notes, BCS Technologies' financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included elsewhere.

                      Pro Forma Consolidated Balance Sheet
                                  (Unaudited)

                                         -------------------------------------
                                                At April 30, 1999
                                         -------------------------------------
                                          Actual
                                         ---------
                                                     Pro Forma
                                                      Offering
                                                   Adjustments       Pro Forma
                                               CSI    (Note 3)     As Adjusted
Dollars in thousands                     --------- -----------     -----------
ASSETS
Cash and cash equivalents............... $   1,774  $   23,600 (a)  $   20,183
                                                        (5,191)(b)
Trade accounts receivable...............    10,432                      10,432
Inventories.............................     7,095                       7,095
Other current assets....................       692                         692
Property and equipment, net.............     1,052                       1,052
Other assets............................     1,692        (622)(e)       1,070
Goodwill................................    11,266                      11,266
                                         ---------  ---------       ---------
  Total assets.......................... $  34,003  $   17,787      $   51,790
                                         =========  =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable....................... $   2,667                       2,667
Current portion of long-term debt.......        16                          16
Notes payable under revolving line-of-
 credit.................................     2,552      (2,552)(b)         --
Accounts payable........................     4,221                       4,221
Accrued expenses........................     2,269        (325)(b)       1,944
Income tax payable......................     1,352                       1,352
Accounts payable to related parties.....     1,988                       1,988
Payable to affiliate....................        79                          79
Long-term debt..........................     2,314      (2,314)(b)         --
Preferred stock.........................       660        (660)(c)         --
Common shareholders' equity.............    15,885      23,600 (a)      39,523
                                                           660 (c)
                                                          (622)(e)
                                         ---------  ---------       ---------
  Total liabilities and stockholders'
   equity............................... $  34,003  $   17,787      $   51,790
                                         =========  =========       =========

     See notes to pro forma consolidated financial statements (unaudited).

              Pro Forma Consolidated Statement of Operations Data

                                  (Unaudited)

                         ----------------------------------------------------------------
                                           Year Ended July 31, 1998
                         ----------------------------------------------------------------
                                                                   Pro Forma
                             Actual         Pro Forma               Offering
                         ---------------  Adjustments            Adjustments    Pro Forma
Dollars in thousands,      CSI     BCS       (Note 2)  Pro Forma    (Note 3)  As Adjusted
except per share data    -------  ------  -----------  --------- -----------  -----------
Net revenues............ $30,172  $6,799     $(353)(a)  $36,618                 $36,618
Cost of revenues........  17,530   2,465      (322)(a)   19,673                  19,673
                         -------  ------     -----      -------     ----        -------
 Gross profit...........  12,642   4,334       (31)      16,945                  16,945
Operating expenses:
 Selling, general and
  administrative........   9,931   3,095       304 (c)   13,233                  13,233
                                               (97)(e)
 Research and
  development...........   1,407     704       --         2,111                   2,111
 Amortization of
  goodwill..............     --      --        565 (d)      565                     565
                         -------  ------     -----      -------     ----        -------
   Total operating
    expenses............  11,338   3,799       772       15,909                  15,909
                         -------  ------     -----      -------     ----        -------
Income (loss) from
 operations.............   1,304     535      (803)       1,036                   1,036
 Interest expense.......     826     --       (327)(f)      499     (499)(d)        --
 Management fee
  expense, net..........     185     --        --           185                     185
 Equity in earnings of
  joint venture.........     (66)    --        --           (66)                    (66)
 Other expense
  (income), net.........      43     (26)      478 (b)      495                     495
                         -------  ------     -----      -------     ----        -------
Income (loss) from
 continuing operations
 before income taxes ...     316     561      (954)         (77)     499            422
 Income tax expense
  (benefit).............     --      157      (157)(g)      --       143 (f)        143
                         -------  ------     -----      -------     ----        -------
 Net income (loss)...... $   316  $  404     $(797)     $   (77)     356        $   279
                         =======  ======     =====      =======     ====        =======
Net income (loss) per
 common share:
 Basic.................. $  0.08                        $ (0.01)                $  0.02
 Diluted................ $  0.07                        $ (0.01)                $  0.02

     See notes to pro forma consolidated financial statements (unaudited).

              Pro Forma Consolidated Statement of Operations Data

                                  (Unaudited)

                     -------------------------------------------------------------------------------------------------------
                                                                      Nine Months Ended April 30,
                     -------------------------------------------------------------------------------------------------------
                                                1998                                                                  1999
                     ----------------------------------------------------------------- -------------------------------------
                        Actual                        Pro Forma                               Actual
                     -------------  -------------------------------------------------- ----------------------
                                                                 Offering
Dollars in                          Adjustments         Pre-  Adjustments                         BCS Through Adjustments
thousands, except       CSI    BCS     (Note 2)     Offering     (Note 3)  As Adjusted    CSI  April 12, 1999    (Note 2)
per share data       ------  -----  -----------    ---------  -----------  ----------- ------  -------------- -----------
Net revenues.......  22,182  3,642        (247)(a)    25,577                 25,577    27,173         12,239        (987)(a)
Cost of revenues...  12,730  1,363        (243)(a)    13,850                 13,850    15,290          4,197        (972)(a)
                     ------  -----   ---------     ---------     ----        ------    ------   ------------   ---------
 Gross profit......   9,452  2,279          (4)       11,727                 11,727    11,883          8,042         (15)
Operating expenses:
 Selling, general,
 and
 administrative....   7,663  2,256         228 (c)    10,074                 10,074     8,649          2,898         207 (c)
                                           (73)(e)                                                                   (68)(e)
 Research and
 development.......   1,038    521         --          1,559                  1,559     1,525            823         --
 Amortization of
 goodwill..........     --     --          424 (d)       424                    424        28            --          396 (d)
                     ------  -----   ---------     ---------     ----        ------    ------   ------------   ---------
   Total operating
   expenses........   8,701  2,777         579        12,057                 12,057    10,202          3,721         535
                     ------  -----   ---------     ---------     ----        ------    ------   ------------   ---------
Income (loss) from
operations.........     751   (498)       (583)         (330)                  (330)    1,681          4,321        (550)
 Interest
 expense...........     633    --         (239)(f)       394     (394)(d)       --        584            --         (276)(f)
 Management fee
 expense, net......     148    --          --            148                    148        23            --          --
 Equity in
 earnings of joint
 venture...........     (60)                             (60)                   (60)       (7)
 Other expense
 (income), net.....      91    (22)        359 (b)       428                    428       102            (50)        359 (b)
                     ------  -----   ---------     ---------     ----        ------    ------   ------------   ---------
Income (loss) from
continuing
operations
before income
taxes .............     (61)  (476)       (703)       (1,240)     394          (846)      979          4,371        (633)
 Income tax
 expense
 (benefit).........     --     --          --            --       --            --         81          1,430         --
                     ------  -----   ---------     ---------     ----        ------    ------   ------------   ---------
 Net income
 (loss)............     (61)  (476)       (703)       (1,240)     394          (846)      898          2,941        (633)
                     ======  =====   =========     =========     ====        ======    ======   ============   =========
Net income (loss)
per common share:
 Basic.............  $(0.02)                       $   (0.15)                $(0.07)   $ 0.22
 Diluted...........  $(0.02)                       $   (0.15)                $(0.07)   $ 0.16
                        Pro Forma
                     -----------------------------------
                                   Offering
Dollars in                Pre-  Adjustments
thousands, except     Offering     (Note 3)  As Adjusted
per share data       ---------- ------------ -----------
Net revenues.......     38,425                 38,425
Cost of revenues...     18,515                 18,515
                     ---------- ------------ -----------
 Gross profit......     19,910                 19,910
Operating expenses:
 Selling, general,
 and
 administrative....     11,686                 11,686

 Research and
 development.......      2,348                  2,348
 Amortization of
 goodwill..........        424                    424
                     ---------- ------------ -----------
   Total operating
   expenses........     14,458                 14,458
                     ---------- ------------ -----------
Income (loss) from
operations.........      5,452                  5,452
 Interest
 expense...........        308     (308)(d)       --
 Management fee
 expense, net......         23                     23
 Equity in
 earnings of joint
 venture...........         (7)                    (7)
 Other expense
 (income), net.....        411                    411
                     ---------- ------------ -----------
Income (loss) from
continuing
operations
before income
taxes .............      4,717      308         5,025
 Income tax
 expense
 (benefit).........      1,511      105 (f)     1,616
                     ---------- ------------ -----------
 Net income
 (loss)............      3,206      203         3,409
                     ========== ============ ===========
Net income (loss)
per common share:
 Basic.............  $    0.39                 $ 0.29
 Diluted...........  $    0.33                 $ 0.29

     See notes to pro forma consolidated financial statements (unaudited).

       Notes to Pro Forma Consolidated Financial Information (Unaudited)

1. Basis of Presentation

The pro forma consolidated statements of operations data for the year ended July 31, 1998 and the nine month periods ended April 30, 1998 and 1999 present the unaudited pro forma operating results as if the acquisition of BCS Technologies, Inc. ("BCS") had occurred as of August 1, 1997. The pro forma financial data reflects adjustments to the historical financial statements of Cortelco Systems ("the Company") and BCS, that (1) reflect the purchase method of accounting for the acquisition of BCS, and (2) eliminate the results of operations related to assets and liabilities not acquired from the merger with Cortelco Systems Puerto Rico.

The historical consolidated balance sheet at April 30, 1999 reflects the acquisition of BCS and the merger with Cortelco Systems Puerto Rico in April 1999, therefore only pro forma offering adjustments are required to be presented.

The pro forma, as adjusted, consolidated statement of operations data and the pro forma balance sheet data gives effect to (1) the conversion of convertible preferred stock debt into 1,434,894 shares of common stock upon the closing of the offering, and (2) the offering and the uses of proceeds thereof.

The pro forma financial data does not purport to represent what the Company's financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The following pro forma financial data should be read in conjunction with Cortelco's consolidated financial statements and related notes, BCS' financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included elsewhere.

2. Pro Forma Adjustments

(a) To reflect the elimination of revenues and cost of revenues and balances between Cortelco Systems, Inc. and BCS.

(b) To reflect the elimination of rental income related to the building retained by Cortelco Puerto Rico, Inc. and not acquired by the Company.

(c) To reflect the rental expense to be incurred by the Company in connection with lease agreement negotiated by Cortelco Puerto Rico, Inc. for building space.

(d) To reflect the goodwill amortization related to the BCS acquisition, goodwill is amortized over a 20 year life, resulting in annual amortization of $565,000 and nine month amortization of $424,000.

(e) To reflect the elimination of the depreciation for building improvements not acquired from Cortelco Puerto Rico, Inc.

(f) To reflect the elimination of interest expense and amortization of deferred financing costs related to the mortgage payable not assumed from Cortelco Puerto Rico, Inc. Interest expense totaled $283,000 for the year ended July 31, 1998 and $206,000 and $230,000 for the nine months ended April 30, 1998 and 1999, respectively. The amortization of deferred financing costs totaled $44,000 for the year ended July 31, 1998 and $33,000 and $46,000 for the nine months ended April 30, 1998 and 1999, respectively.

(g) To eliminate income tax expense for the year ended July 31, 1998 as the Company would have had a consolidated net loss on a pro forma basis.

3. Pro Forma Offering Adjustments

(a) To record the proceeds ($23.6 million) from the issuance of 2,361,818 shares of the Company's common stock, net of $2.4 million underwriting discounts and commissions and estimated offering expenses, including accounting and legal fees, filing and listing fees and priority expenses.

(b) To record the repayment of $4.9 million in debt and $0.3 million of related accrued interest from offering proceeds.

(c) To record the conversion of convertible preferred stock into 1,434,894 common shares.

(d) To record the decrease in interest expense, including the amortization of deferred financing costs, resulting from the repayment of the subordinated note and bank debt and the conversion of debt to common stock.

(e) To record the write-off of deferred financing costs related to the repayment of $4.9 million of debt on the balance sheet. This expense has been appropriately excluded from the pro forma consolidated statement of operations but will be reflected in the Company's historical consolidated financial statements in 1999 as an extraordinary loss on extinguishment of debt.

(f) To record the income tax effect of the above adjustments at 34%, the Company's estimated effective tax rate.

4. Pro Forma Earnings Per Share Data

The computation of basic and diluted earnings per share were as follows:

                          --------------------------------------------------------------------
                                                         Nine Months Ended April 30,
                               Year Ended        ---------------------------------------------
                              July 31, 1998              1998                    1999
                          ---------------------- ----------------------  ---------------------
                                       Pro Forma              Pro Forma              Pro Forma
Dollars in thousands,     Pro Forma  As Adjusted Pro Forma  As Adjusted  Pro Forma As Adjusted
except per share data     ---------  ----------- ---------  -----------  --------- -----------
Basic earnings per
 share:
 Income (loss) from
  continuing
  operations............  $     (77)  $      279 $  (1,240)  $     (846) $   3,206  $    3,409
 Weighted average shares
  outstanding--basic:
 Historical shares
  outstanding...........      3,918        3,918     3,910        3,910      4,159       4,159
 Stock issued to acquire
  BCS...................      3,970        3,970     3,970        3,970      3,708       3,708
 Stock issued to pay
  dividend declared.....        267          --        267          --         267         --
 Stock issued in
  offering..............        --         2,362       --         2,362        --        2,362
 Conversion of preferred
  stock.................        --         1,435       --         1,435        --        1,435
                          ---------  ----------- ---------  -----------  --------- -----------
  Weighted average
   shares outstanding--
   basic................      8,155       11,685     8,147       11,677      8,134      11,664
                          ---------  ----------- ---------  -----------  --------- -----------
  Basic earnings (loss)
   per share............  $   (0.01)  $     0.02 $   (0.15)  $    (0.07) $    0.39  $     0.29
                          =========  =========== =========  ===========  ========= ===========
Diluted earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $     (77)  $      279 $ (1,240)   $     (846) $   3,206  $    3,409
 Interest on 8%
  convertible
  subordinated debt.....        --           --        --           --          41         --
                          ---------  ----------- ---------  -----------  --------- -----------
  Income (loss)
   available to common
   shareholders.........        (77)         279    (1,240)        (846)     3,247       3,409
Weighted average
 shares--basic..........      8,155       11,685     8,147       11,677      8,134      11,664
Assumed conversion of 8%
 convertible
 subordinated debt......        --           --        --           --       1,435         --
Dilutive effect of stock
 options................        --           127       --           --         175         175
                          ---------  ----------- ---------  -----------  --------- -----------
  Weighted average
   shares outstanding--
   diluted..............      8,155       11,812     8,147       11,677      9,744      11,839
                          ---------  ----------- ---------  -----------  --------- -----------
  Diluted earnings
   (loss) per share.....  $   (0.01)  $     0.02 $  (0.15)   $    (0.07) $    0.33  $     0.29
                          =========  =========== =========  ===========  ========= ===========

                   Cortelco Platforms -- Versatile By Design

Communications Interface  Flexible bus and software architecture provide direct links to virtually any type of communications device and to other networked Cortelco platforms.

System Controller         Our software takes advantage of a real-time operating
                          system and the speed and capacity of today's
                          microprocessors and computer memory.

External Computer Inter-  Computer and telephony functions are efficiently face integrated through standards-based interfaces to the system controller.

                 [LOGO FOR CORTELCO SYSTEMS, INC. APPEARS HERE]

                                    Part II

                     Information not required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by Cortelco in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

   Registration fee................................................. $   12,207
   NASD filing fee..................................................      4,000
   Nasdaq application fee...........................................     53,750
   Blue sky qualification fee and expenses..........................      5,000
   Printing and engraving expenses..................................    225,000
   Legal fees and expenses..........................................    375,000
   Accounting fees and expenses.....................................    275,000
   Directors and officers' insurance................................    153,000
   Transfer agent and registrar fees................................        750
   Miscellaneous....................................................      6,293
                                                                     ----------
   Total............................................................ $1,110,000

Item 14. Indemnification of Officers and Directors.

Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Cortelco and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Cortelco, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We expect to enter into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Cortelco or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Cortelco and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of Cortelco and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since April 1996, we have sold and issued the following unregistered securities:

(1) In July 1997, we issued a convertible promissory note in the aggregate principal amount of $3,000,000 to ChinaVest IV, L.P.

(2) In August 1997, we issued 95,343 shares of common stock to an investor in exchange for an interest in the Longhai joint venture.

(3) In April 1999, we issued 3,969,680 shares of common stock to stockholders of BCS Technologies, Inc. and assumed options covering 94,279 shares of common stock under the BCS 1997 Incentive Plan in connection with the acquisition of BCS. We issued 553,880 shares of common stock to Cortelco Systems Holding Corporation in connection with the merger with Cortelco Systems Puerto Rico.

(4) Since April 1998, we have granted incentive stock options to employees, directors and consultants under our 1997 Equity Incentive Plan covering an aggregate of 333,505 shares of common stock, at an average exercise price of $3.76. No options have been exercised under the 1997 Equity Incentive Plan.

(5) Since April 1999, we have granted incentive stock options to employees, directors and consultants under our 1999 Equity Incentive Plan covering an aggregate of 987,982 shares of common stock, at an average exercise price of $9.73. No options have been exercised under the 1999 Equity Incentive Plan.

The sales and issuances of securities in the transactions described in paragraphs (1) through (3) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about Cortelco or had access, through employment or other relationships, to such information.

The sales and issuance of securities in the transaction described in paragraphs
(4) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits.

  (a)

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1+   Amended and Restated Certificate of Incorporation of Cortelco as
         currently in effect.
  3.2+   Amended and Restated Certificate of Incorporation of Cortelco to be in
         effect immediately following the closing of the offering.
  3.3+   Bylaws of Cortelco as currently in effect.
  3.4+   Amended and Restated Bylaws of Cortelco to be in effect immediately following the closing of the offering.
  4.1+   Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2+   Investor Rights Agreement between Cortelco, Cortelco Systems Holding
         Corporation and ChinaVest, dated as of July 31, 1997.
  4.3+   Registration Rights Agreement between CMC Industries, Inc. and
         Cortelco, dated as of March 15, 1999.
  5.1*   Opinion of Cooley Godward LLP.
 10.1+   Loan and Security Agreement between Cortelco and Foothill Capital
         Corporation, dated as July 31, 1997.
 10.2+   Convertible Subordinated Note issued by Cortelco in favor of ChinaVest
         IV, L.P., dated as of July 31, 1997.
 10.3+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of Cortelco, dated as of July 31, 1997.
 10.4+   Promissory Note issued by J. Michael O'Dell in favor of Cortelco, dated as of November 11, 1997.
 10.5+   Assumption Agreement between Cortelco Puerto Rico, Inc. and Cortelco
         Systems Puerto Rico, Inc., dated as of April 12, 1999, and Loan and
         Security Agreement between Cortelco Puerto Rico, Inc. and Foothill
         Capital Corporation, dated as August 28, 1997.
 10.6+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of BCS Technologies, Inc., dated as of May 28, 1999.
 10.7+   Form of Indemnity Agreement to be entered into between Cortelco and its officers and directors.
 10.8+   Manufacturing Agreement between Cortelco and CMC Manufacturing, Inc., dated as of August 1, 1998.
 10.9+   Lease Agreement between Cortelco and Willow Lake Associates, dated as of July 24, 1989, as amended on April 6, 1998.
 10.10+  Industrial Lease Agreement between BCS Technologies, Inc. and
         Industrial Developments International (Georgia), L.P., dated as of
         March 1, 1999.
 10.11+  Lease Agreement between Cortelco Systems Puerto Rico, Inc. and
         Cortelco Puerto Rico, Inc. dated as of March 1, 1999.
 10.12+  Employment Agreement, dated as of April 12, 1999, by and between
         Cortelco and each of David M. Fredrick and Frank Naso.
 10.13+  Cortelco's 1999 Equity Incentive Plan and related documents.
 10.14+  Cortelco's 1999 Employee Stock Purchase Plan and related documents.
 11.1+   Computation of Net Loss Per Share.
 21.1+   List of Subsidiaries of Registrant.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.

 23.3  Consent of Brock and Company, CPA's, P.C.
 23.4* Consent of Cooley Godward LLP. (See    )
 24.1+ Power of Attorney.
 27.1  Financial Data Schedule.

-------------------
* To be filed by amendment.
+ Previously filed.

  (b)

    Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

We undertake to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cortelco pursuant to the foregoing provisions or otherwise, Cortelco has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cortelco of expenses incurred or paid by a director, officer or controlling person of Cortelco in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cortelco will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Cortelco pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective, and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 13th day of July, 1999.

                                       Cortelco Systems, Inc.

                                         /s/ J. Michael O'Dell
                                       By: ____________________________________
                                         J. Michael O'Dell
                                         President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates stated.

              Signature                          Title                   Date
              ---------                          -----                   ----

/s/ J. Michael O'Dell                  President, Chief Executive    July 13, 1999
______________________________________  Officer and Director
J. Michael O'Dell                       (Principal Executive
                                        Officer)

/s/ Stephen N. Samp                    Vice President of Finance     July 13, 1999
______________________________________  and Administration, Chief
Stephen N. Samp                         Financial Officer and
                                        Secretary (Principal
                                        Financial and Accounting
                                        Officer)

         *                             Chairman of the Board         July 13, 1999
______________________________________
David S. Lee

         *                             Director                      July 13, 1999
______________________________________
Stephen R. Bowling

         *                             Director                      July 13, 1999
______________________________________
Robert P. Dilworth

         *                             Director                      July 13, 1999
______________________________________
W. Frank King

         *                             Director                      July 13, 1999
______________________________________
Jenny Hsui Theleen


   /s/ J. Michael O'Dell
*By: ________________________
  J. Michael O'Dell
  Attorney-in-fact

                             Cortelco Systems, Inc.

                 Schedule II--Valuation and Qualifying Accounts

------------------------------------------------------------------------------
Column A                 Column B                         Column D   Column E
--------                ----------       Column C        ---------- ----------
                                         Additions
                                   ---------------------
                        Balance at Charged to Charged to               Balance
                         Beginning  Costs and      Other                at End
Description              of Period   Expenses   Accounts Deductions  of Period
-----------             ---------- ---------- ---------- ---------- ----------
1996
Allowance for doubtful
 accounts and sales
 allowance              $1,722,136 $1,011,283        --   $ 668,395 $2,065,024
Warranty reserve           170,373    605,957        --     447,524    328,806
1997
Allowance for doubtful
 accounts and sales
 allowance               2,065,024  2,101,157        --   1,076,419  3,089,762
Warranty reserve           328,806    481,921        --     470,099    340,628
1998
Allowance for doubtful
 accounts and sales
 allowance               3,089,762      3,045        --   1,212,927  1,879,880
Warranty reserve           340,628    231,257        --     322,275    249,610

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1+   Amended and Restated Certificate of Incorporation of Cortelco as
         currently in effect.
  3.2+   Amended and Restated Certificate of Incorporation of Cortelco to be in
         effect immediately following the closing of the offering.
  3.3+   Bylaws of Cortelco as currently in effect.
  3.4+   Amended and Restated Bylaws of Cortelco to be in effect immediately following the closing of the offering.
  4.1+   Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2+   Investor Rights Agreement between Cortelco, Cortelco Systems Holding
         Corporation and ChinaVest, dated as of July 31, 1997.
  4.3+   Registration Rights Agreement between CMC Industries, Inc. and
         Cortelco, dated as of March 15, 1999.
  5.1*   Opinion of Cooley Godward LLP.
 10.1+   Loan and Security Agreement between Cortelco and Foothill Capital
         Corporation, dated as July 31, 1997.
 10.2+   Convertible Subordinated Note issued by Cortelco in favor of ChinaVest
         IV, L.P., dated as of July 31, 1997.
 10.3+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of Cortelco, dated as of July 31, 1997.
 10.4+   Promissory Note issued by J. Michael O'Dell in favor of Cortelco, dated as of November 11, 1997.
 10.5+   Assumption Agreement between Cortelco Puerto Rico, Inc. and Cortelco
         Systems Puerto Rico, Inc., dated as of April 12, 1999, and Loan and
         Security Agreement between Cortelco Puerto Rico, Inc. and Foothill
         Capital Corporation, dated as August 28, 1997.
 10.6+   Promissory Note issued by Cortelco Systems Holding Corporation in favor of BCS Technologies, Inc., dated as of May 28, 1999.
 10.7+   Form of Indemnity Agreement to be entered into between Cortelco and its officers and directors.
 10.8+   Manufacturing Agreement between Cortelco and CMC Manufacturing, Inc., dated as of August 1, 1998.
 10.9+   Lease Agreement between Cortelco and Willow Lake Associates, dated as of July 24, 1989, as amended on April 6, 1998.
 10.10+  Industrial Lease Agreement between BCS Technologies, Inc. and
         Industrial Developments International (Georgia), L.P., dated as of
         March 1, 1999.
 10.11+  Lease Agreement between Cortelco Systems Puerto Rico, Inc. and
         Cortelco Puerto Rico, Inc. dated as of March 1, 1999.
 10.12+  Employment Agreement, dated as of April 12, 1999, by and between
         Cortelco and each of David M. Fredrick and Frank Naso.
 10.13+  Cortelco's 1999 Equity Incentive Plan and related documents.
 10.14+  Cortelco's 1999 Employee Stock Purchase Plan and related documents.
 11.1+   Computation of Net Loss Per Share.
 21.1+   List of Subsidiaries of Registrant.
 23.1    Consent of Deloitte & Touche LLP.
 23.2    Consent of PricewaterhouseCoopers LLP.
 23.3    Consent of Brock and Company, CPA's, P.C.
 23.4*   Consent of Cooley Godward LLP. (See    )
 24.1+   Power of Attorney.
 27.1    Financial Data Schedule.

-------------------
 * To be filed by amendment.
 + Previously filed.